EXHIBIT 99
Overview

ExxonMobil

Taking on the world's toughest energy challenges.™

2008 Financial & Operating Review

CONTENTS

Corporate Overview	1-17

The Outlook for Energy	18-21

Technology	22-28

Integration	29

Upstream — Business Overview	30-71

Downstream — Business Overview	72-87

Chemical — Business Overview	88-95

Frequently Used Terms	96-99

Index	100

General Information	Inside Back Cover
The term Upstream refers to exploration, development, production, and gas and power marketing. Downstream refers to the refining and marketing of petroleum products such as motor fuels and lubricants.
Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, and capacities; production rates and resource recoveries; and efficiency gains and cost savings could differ materially due to, for example, changes in oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation; the actions of competitors; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; and other factors discussed in this report and in Item 1A of ExxonMobil’s most recent Form 10-K.
Definitions of certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 96 through 99. In the case of financial measures, the definitions also include information required by SEC Regulation G to the extent we believe applicable.
“Factors Affecting Future Results” and “Frequently Used Terms” are also posted on our Web site and are updated from time to time.
Prior years’ data have been reclassified in certain cases to conform to the 2008 presentation basis.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	1
Meeting the world’s fundamental and growing need for energy is a massive undertaking.
Today our industry faces the dual challenges of providing the energy needed for meeting demand growth while at the same time reducing our environmental impact. Technological innovation will be critical in solving these challenges.
It is vital that we find solutions because energy is required for economic growth, which lifts the standard of living for people all over the world. At the same time, we need to address concerns about rising greenhouse gas emissions.
Taking on the world’s toughest energy challenges.
Every day, employees at ExxonMobil are committed to the pursuit of operational excellence. We do this by delivering safe, reliable operations, improving energy efficiency, and maintaining strong business controls.

We believe that maximizing the value of resources – through disciplined investments, developing breakthrough technologies, improving processes, and integrated operations – generates the most benefit for resource owners, society, and our shareholders.
Our long-term success also depends on promoting the development of our employees and the communities in which we operate, as well as helping to prepare today’s students to take on tomorrow’s challenges.
For over 125 years ExxonMobil has maintained its commitment to taking on the world’s toughest energy challenges while delivering superior financial results to our shareholders.
Rex W. Tillerson, Chairman and CEO

2

FINANCIAL HIGHLIGHTS	2008	2007	2006	2005	2004
(millions of dollars, unless noted)
Sales and other operating revenue(1)(2)	459,579	390,328	365,467	358,955	291,252
Net income	45,220	40,610	39,500	36,130	25,330
Cash flow from operations and asset sales(3)	65,710	56,206	52,366	54,174	43,305
Capital and exploration expenditures(3)	26,143	20,853	19,855	17,699	14,885
Cash dividends to ExxonMobil shareholders	8,058	7,621	7,628	7,185	6,896
Common stock purchases (gross)	35,734	31,822	29,558	18,221	9,951
Research and development costs	847	814	733	712	649
Cash and cash equivalents at year end(4)	31,437	33,981	28,244	28,671	18,531
Total assets at year end	228,052	242,082	219,015	208,335	195,256
Total debt at year end	9,425	9,566	8,347	7,991	8,293
Shareholders’ equity at year end	112,965	121,762	113,844	111,186	101,756
Average capital employed(3)	129,683	128,760	122,573	116,961	107,339
Share price at year end (dollars)	79.83	93.69	76.63	56.17	51.26
Market valuation at year end	397,239	504,220	438,990	344,491	328,128
Regular employees at year end (thousands)	79.9	80.8	82.1	83.7	85.9

KEY FINANCIAL RATIOS	2008	2007	2006	2005	2004
Net income per common share (dollars)	8.78	7.36	6.68	5.76	3.91
Net income per common share – assuming dilution (dollars)	8.69	7.28	6.62	5.71	3.89
Return on average capital employed(3) (percent)	34.2	31.8	32.2	31.3	23.8
Net income to average shareholders’ equity (percent)	38.5	34.5	35.1	33.9	26.4
Debt to capital(5) (percent)	7.4	7.1	6.6	6.5	7.3
Net debt to capital(6) (percent)	(23.0)	(24.0)	(20.4)	(22.0)	(10.7)
Ratio of current assets to current liabilities (times)	1.47	1.47	1.55	1.58	1.40
Fixed charge coverage (times)	52.2	49.9	46.3	50.2	36.1

(1)	Sales and other operating revenue includes sales-based taxes of $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006, $30,742 million for 2005, and $27,263 million for 2004.

(2)	Sales and other operating revenue includes $30,810 million for 2005 and $25,289 million for 2004 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.

(3)	See Frequently Used Terms on pages 96 through 99.

(4)	Excluding restricted cash of $4,604 million in 2006, 2005, and 2004.

(5)	Debt includes short- and long-term debt. Capital includes short- and long-term debt, shareholders’ equity, and minority interests.

(6)	Debt net of cash and cash equivalents, excluding restricted cash.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	3

BUSINESS MODEL
ExxonMobil has a consistent and straightforward business model that combines our long-term perspective, disciplined approach to capital investment, and focus on operational excellence to grow shareholder value. We identify, develop, and execute projects using global best practices that ensure project returns will be resilient across a range of economic scenarios. We operate our facilities using proven management systems to achieve operational excellence. As a result, we consistently generate more income from a highly efficient capital base, as demonstrated by our superior return on average capital employed. We deliver industry-leading financial and operating results that grow long-term shareholder value.
ExxonMobil’s superior performance demonstrates
the strength of our long-term business model.

Superior 2008 Results

•	Workforce safety performance continues to lead industry.

•	Record earnings of $45.2 billion, with strong performance in each of our business functions.

•	Annual dividend per share growth of 13 percent versus 2007, the 26th consecutive year of dividend per share increases.

•	Total shareholder distributions of $40.1 billion, an increase of $4.4 billion versus 2007.

•	Industry-leading return on average capital employed of 34 percent.

•	Start-up of eight major Upstream projects.

•	Total liquids production and natural gas production available for sale of 3.9 million oil-equivalent barrels per day.

•	Replaced 103 percent of production with proved oil and gas reserve additions of 1.5 billion oil-equivalent barrels, including asset sales and excluding year-end price/cost effects.

Record Earnings in 2008
Functional Earnings and Net Income
Total Shareholder Returns(1)
(1) Reflects data through December 31, 2008.
(2) Royal Dutch Shell, BP, and Chevron values are calculated on a consistent basis with ExxonMobil, based on public information.

4	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Business Strategies
ExxonMobil’s fundamental strategies are key to achieving sustained, outstanding performance in all aspects of our business. These strategies are not new; they have been tested and proven over decades, spanning the highs and lows of prior business cycles. Through the superior execution of these strategies, ExxonMobil is able to meet the challenge of providing reliable, affordable energy in a responsible manner while delivering superior returns for our shareholders.
Operate in a Safe and Environmentally Responsible Manner
ExxonMobil’s long-term safety performance leads the industry. Our commitment to safety, security, health, and the environment creates a solid foundation for superior results in all aspects of our business. ExxonMobil’s senior management and employees are committed to the goal of creating an incident-free workplace and our culture reflects this objective.
ExxonMobil drives continuous improvement in environmental performance with the goal of reducing incidents with environmental impact to zero. We conduct business using an approach that is compatible with both the environmental and economic needs of the communities in which we operate.
Uphold High Standards
ExxonMobil adheres to all applicable laws and regulations as a minimum standard, and, when requirements do not exist, we apply responsible standards to our operations.
We believe that a well-founded reputation for high ethical standards, strong business controls, and good corporate governance is a priceless corporate asset. This means that how we achieve results is as important as the results themselves. We choose the course of highest integrity in all of our business interactions.
Directors, officers, and employees must comply with our Standards of Business Conduct.
Invest with Discipline
The energy industry is a long-term business that requires decisions to be made with a time horizon that is measured in decades rather than months or years and that spans multiple business cycles.
Projects are tested over a range of economic scenarios to ensure that risks are properly identified, evaluated, and managed. This approach enables superior investment returns through the business cycle.
Our proven project management system incorporates best practices developed around the world. Emphasis on the early phases of concept selection and effective project execution results in investments that maximize resource and asset value. We complete a rigorous reappraisal of all major projects and incorporate learnings into future project planning and design, further strengthening our capabilities.
Differentiate with Proprietary Technology
Technology is vital to meeting the world’s growing demand for energy. Technological innovation creates resource opportunities by delivering cost-effective solutions in challenging environments, and enables the development of high-performance products and improved manufacturing processes.
ExxonMobil has a long-standing commitment to fundamental research to develop and grow our technical capabilities and to deliver advantaged technologies for all of our businesses. We have a wide array of research programs designed to meet the needs identified in our functional businesses. Over the past five years, we have invested more than $3.7 billion in research and development. Our global functional organization enables rapid deployment of new technologies to ensure early value capture.
Pursue Operational Excellence
Operations safety and integrity are integral to the successful execution of ExxonMobil’s business strategies. The objective of operational excellence is embedded in our company

ROCE Leadership
Annual Return on Average Capital Employed
Functional Capex Distribution

(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	5

culture and drives continuous improvements in all areas of our business.
ExxonMobil has developed a wide range of management and operating systems that address critical aspects of our business, including: ethics, safety, corporate governance, security, health, environmental performance, operations reliability, business controls, project investment and execution, energy efficiency, profit improvement, and external affairs. The disciplined application of these management and operating systems, deployed through our functional organization, has consistently delivered superior results.
Optimize Results Through Functional Diversity and Integration
ExxonMobil’s business portfolio and level of global integration are unique in our industry. Our portfolio of assets provides advantages in scale, geographic diversity, and business mix, and mitigates risks that arise from changes in commodity prices, product margins, and business cycles.
Through integration we are able to capture new opportunities and deliver greater value than any of our businesses could achieve on a stand-alone basis. The combination of our global scale and integration across our business gives ExxonMobil a competitive advantage that is difficult to replicate.
Increase Efficiency Through Our Global Functional Organization
ExxonMobil’s global functional organization is fundamental to our ongoing success. Developed over many years, it is built on the common standards, processes, and culture of the company, and generates a unique competitive advantage.
Our organizational structure drives senior management involvement in all major decisions and ensures consistent global execution of our business processes. We continue to discover new ways to leverage the approach and deliver increased value.
Attract and Retain Exceptional People
Delivering outstanding performance requires exceptional people. Our goal is to develop our employees to have the highest technical and leadership capabilities in the industry. We focus on merit-based, long-term career development and are committed to maintaining a diverse workforce. We recruit talented people from around the world and provide them with formal training and a broad range of global experiences to develop them into the next generation of company leaders. Investing in our people creates a sustainable source of competitive advantage.
Enhance Community Development
ExxonMobil has a long tradition of making a positive contribution to the communities and economies in which we operate through programs that seek to foster social and economic development including health, education, and infrastructure. We partner with local institutions, nongovernmental organizations, governments, and development agencies to design our community investment programs. Through the ExxonMobil Foundation, we provide grants to fund projects in areas such as our two signature initiatives – the Africa Health Initiative and the Educating Women and Girls Initiative.
Maintain Financial Strength
ExxonMobil’s financial position remains unparalleled in our industry. In today’s challenging economic environment this represents a unique competitive advantage. Moody’s and Standard & Poor’s recognize our superior financial strength by assigning the highest credit rating to our financial obligations. ExxonMobil is one of very few public companies that has maintained this credit rating consistently for several decades.
Our financial strength is a competitive advantage and gives us the flexibility to pursue and finance attractive investment opportunities around the world across business cycles. Host governments and project partners recognize our unique capabilities and benefit from the financial strength and expertise we bring to the development of resources.

Geographic Diversity

Strong Cash Flows(1)
(1) Net cash from operating and investing activities, excluding changes in restricted cash and cash equivalents, and marketable securities (see page 17).

6	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Shareholder Information
ExxonMobil’s core objective is to deliver long-term growth in shareholder value. Over the past five years, we have distributed over $146 billion to our shareholders through quarterly dividend payments and share purchases to reduce shares outstanding. In 2008 our total shareholder distributions were $40 billion, including $32 billion of share purchases.
In 2008 ExxonMobil raised annual dividends to our shareholders to $1.55 per share, an increase of 13 percent versus the previous year. We have paid a dividend each year for more than a century and have increased annual dividends per share in each of the last 26 years.
ExxonMobil reduced the number of shares outstanding by 24 percent over the last five years through our flexible share purchase program. Reducing shares outstanding increases the percent ownership of the company that each remaining share represents, and contributes to increased earnings and cash flow per share.

 DIVIDEND AND SHAREHOLDER RETURN INFORMATION

	2008	2007	2006	2005	2004

Net income per common share (dollars)	8.78	7.36	6.68	5.76	3.91
Net income per common share – assuming dilution (dollars)	8.69	7.28	6.62	5.71	3.89

Dividends per common share (dollars)
First quarter	0.35	0.32	0.32	0.27	0.25
Second quarter	0.40	0.35	0.32	0.29	0.27
Third quarter	0.40	0.35	0.32	0.29	0.27
Fourth quarter	0.40	0.35	0.32	0.29	0.27

Total	1.55	1.37	1.28	1.14	1.06

Dividends per share growth (annual percent)	13.1	7.0	12.3	7.5	8.2

Number of common shares outstanding (millions)
Average	5,149	5,517	5,913	6,266	6,482
Average – assuming dilution	5,203	5,577	5,970	6,322	6,519
Year end	4,976	5,382	5,729	6,133	6,401

Cash dividends paid on common stock (millions of dollars)	8,058	7,621	7,628	7,185	6,896
Cash dividends paid to net income (percent)	18	19	19	20	27
Cash dividends paid to cash flow(1) (percent)	13	15	15	15	17

Total return to shareholders (annual percent)	(13.2)	24.3	39.2	11.7	27.9

Market quotations for common stock (dollars)
High	96.12	95.27	79.00	65.96	52.05
Low	56.51	69.02	56.42	49.25	39.91
Average daily close	82.68	83.23	65.35	58.24	45.29
Year-end close	79.83	93.69	76.63	56.17	51.26

(1) Net cash provided by operating activities.

Cumulative Distributions to Shareholders
Increasing Ownership

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	7

Safety, Health & Environment
We are committed to high standards of safety, security, health, and environmental care. We continue to deliver results that demonstrate that commitment.
2008 HIGHLIGHTS
•	Workforce safety performance continues to lead industry

•	Reduction in Upstream hydrocarbon flaring

•	Over 60-percent reduction in total spills greater than one barrel from 2001

•	Zero spills from company-operated marine vessels

•	Reduction in greenhouse gas emissions
Guiding Principles
ExxonMobil is committed to maintaining high standards of safety, security, health, and environmental (SSH&E) care. We comply with all applicable laws and regulations, and where laws and regulations do not exist, we apply responsible standards. We know that operating responsibly wherever we do business makes ExxonMobil a better company. We strive to lower injuries, illnesses, and operational incidents with environmental impact to zero. We believe ExxonMobil’s commitment to achieving and sustaining superior performance in safety, health, and the environment is closely linked to outstanding performance in all other aspects of operations. Our unchanging priority is to manufacture essential commodities in a manner that preserves and protects health and safety, and which safeguards the environment.
Safety, security, health, and environmental risks are managed within a company-wide framework that we call OIMS – our Operations Integrity Management System. OIMS is a disciplined, structured, and global approach to managing these risks and is used in our businesses and facilities worldwide. ExxonMobil developed OIMS over 15 years ago, with several cycles of improvement. OIMS has been strengthened to include environmental business planning and safety for office workers. Lloyd’s Register Quality Assurance has recognized OIMS as meeting all requirements of the Occupational Health and Safety Assessment Series for health and safety management systems (OHSAS 18001:1999), in addition to the International Organization for Standardization’s specification for environmental management systems (ISO 14001:2004). The same rigor and discipline that underpin our investment program are also applied in our approach to the management of our performance in safety, security, health, and the environment.
Risk Management
We recognize that risks are inherent to our business, and we take a disciplined, systematic approach to reducing these risks. Business continuity planning and emergency preparedness are two elements that help address risk, and we place great emphasis on preparedness to ensure a quick and effective response to incidents. When hurricanes Gustav and Ike struck the U.S. Gulf Coast in 2008, our emergency response plans were executed effectively, facilitating the recovery of our operations. We are currently assessing our hurricane response plans to capture opportunities for improvement, consistent with our commitment to continuously improve our preparedness.

Industry-Leading Safety
Lost-Time Injuries and Illnesses
(1) Employee safety data from participating American Petroleum Institute companies (2008 industry data not available at time of publication).
ExxonMobil leads the industry with our low incident rates through effective management systems and a workforce that is committed to a culture of safe operations.

8	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Safety and Health
At ExxonMobil, excellence in safety and health in the workplace is a core value. We lead the industry with our low incident rates for work-related injuries and illnesses. Based on careful analysis of incidents and risks, we continuously work to improve the safety and health of our employees and contractors. Since 2000 we have reduced our workforce lost-time incident rate by an average of over 12 percent per year. Our approach to safety and health management is yielding good results. But we will not be satisfied until we have achieved a work environment in which Nobody Gets Hurt.
To achieve this goal, effective safety, security, health, and environmental (SSH&E) leadership is essential. ExxonMobil recognizes that everyone in our workforce can be an SSH&E leader. We are incorporating advanced SSH&E leadership concepts into our management systems and training, as well as enhancing core career development tools and processes. Our objective is to develop and improve the leadership behaviors necessary to achieve SSH&E excellence.
Contractor safety is another area of continued focus. We have rigorous processes to identify, select, and qualify contractors. In recent years, a high percentage of contractor incidents involved workers who were new to the site, the company, or the industry. As a result, we have developed practices to help ensure these workers are effectively mentored and integrated into the workplace.
ExxonMobil continues to strengthen process safety through OIMS in the areas of risk management and facilities integrity assurance. In addition ExxonMobil has taken a leadership role in industry to update facility standards and to develop new standards for personnel fatigue management and process safety performance measurement.
ExxonMobil maintains an active commitment to public health in the communities in which we operate. We believe that self-sustaining improvements in public health are a key

Greenhouse Gas Reductions from ExxonMobil Actions from 2006 to 2008 enabler for broader economic and social gains. For example in Papua New Guinea, public health reporting systems are limited, so understanding the full scope of disease is a particular challenge. In response we have conducted health impact assessments and have launched disease prevalence surveys to determine the scope of disease our workforce may encounter.
ExxonMobil has a disciplined process to comply with product safety requirements in more than 180 countries where we have business interests. The core of this process is the use of globally consistent product safety warnings. We monitor and assess changing and emerging safety requirements to ensure our products continue to be safe for use by the public.
Environment
ExxonMobil is committed to achieving excellent environmental performance in each of our businesses to Protect Tomorrow. Today. Through strong environmental management, our businesses have made improvements in environmental performance. As an example, in 2008 ExxonMobil achieved zero spills from company-owned and long-term chartered marine vessels. It is our objective to operate responsibly everywhere we do business by implementing scientifically sound, practical solutions that consider the needs of the communities in which we operate. We maintain strong management processes through OIMS and adhere to all applicable laws and regulations. In addition our business lines are expected to:
•	Deliver superior environmental performance, which will lead to competitive advantage.

•	Continually improve performance and drive incidents with environmental impact to zero.

•	Achieve industry leadership in key environmental performance areas.
ExxonMobil recognizes that rising greenhouse gas (GHG) emissions pose risks to society and ecosystems. We are committed to the development of technology to reduce GHG emissions. We were the founding sponsor of the Global Climate and Energy Project (GCEP) at Stanford University, a pioneering research effort to identify potentially “game-changing,” breakthrough science to reduce GHG emissions. ExxonMobil is also a world leader in carbon management technologies and has researched and developed carbon-handling technologies for more than 30 years. In addition to our internal research programs, ExxonMobil supports carbon capture and storage research at the International Energy Agency’s Greenhouse Gas Research & Development Program, the Massachusetts Institute of Technology, the Georgia Institute of Technology, the University of Texas, and Stanford University.
ExxonMobil has active programs to improve energy efficiency and to reduce flaring of natural gas in our

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	9

operations. Steps taken in these programs since 2005 resulted in reductions in greenhouse gas emissions of more than 7 million tons in 2008, the equivalent of taking about 1.4 million cars off the roads in the United States. One primary strategy for energy efficiency improvement is investment in the efficient cogeneration of steam and electric power. ExxonMobil has interests in over 4.5 gigawatts of cogeneration capacity located in more than 30 locations worldwide.
We have numerous examples of incorporating this full life cycle concept in our projects around the world.
Our Corporate Environmental Aspects Guide enables comprehensive identification and risk-based assessment of environmental impacts. This guide supports steps one and two in the life cycle of our operations. It provides consistent guidance to our operating facilities and design groups to identify and manage environmental risks.

A Sustainable Approach to Environmental Protection
Understanding the full life cycle of our operations is important to operating in an environmentally sustainable manner. There are four key steps we take through the life cycle of our operations. The first step is to assess the surroundings before beginning development. The second step is to design and construct facilities to minimize our environmental footprint. The third is to ensure the integrity of the facilities we operate, and the fourth is to restore the environment when operations are concluded.
Our Environmental Business Planning (EBP) process contained within OIMS is used by our businesses to update environmental targets and establish improvement plans. This process supports steps three and four as it helps the businesses integrate environmental improvement efforts, such as spill prevention, efficiency improvements, and emissions reductions into the routine operations of our businesses. Guided by our EBP process, we continue to take action to reduce emissions as well as to minimize our footprint in environmentally sensitive locations.

FULL LIFE CYCLE EXAMPLE: OIL SANDS AND HEAVY OIL
1 – Assess
Athabasca River – Oil Sands Development • Slightly over 2 percent of the Athabasca River’s natural flow is estimated to be required to support existing and approved industry oil sands developments in northern Alberta, Canada. To help ensure that requirements on the river are efficiently managed, we have taken an active role in multistakeholder water planning processes. These processes are helping to build positive relationships with the local community and contributing to regional water solutions.
2 – Design
Kearl Oil Sands Project – Reducing Freshwater Consumption • We look for opportunities to reduce freshwater consumption in the design phase of every new project. A key component of the Kearl project design is the use of water storage to enable reduced water withdrawal during low-flow winter periods.
3 – Operate
Cold Lake – Recycling During Operations • Our Cold Lake operations have significantly reduced the water required to produce heavy oil. These deposits are too deeply buried for surface mining, so large amounts of steam are injected into the underground deposits. This softens the resource so it can be pumped to the surface. As a result of improvements since start-up, 98 percent of the water produced during recovery operations is recycled to make more steam.
4 – Restore
Kearl Oil Sands Project – Restoring Loss of Fish Habitat • In 2008 we began building three lakes adjacent to Kearl Lake near the oil sands mining area to replace fish habitat that will be lost due to mining activities. One goal of the project is to achieve no net loss of the productive capacity of fish habitat. The first lake is expected to cost $20 million and be filled over the years 2009 to 2011.

At Cold Lake, high-pressure steam is injected into the ground to coax the oil to the surface.

10	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 FUNCTIONAL EARNINGS

	2008 Quarters

(millions of dollars)	First	Second	Third	Fourth	2008	2007	2006	2005	2004

Net Income (U.S. GAAP)
Upstream
United States	1,631	2,034	1,879	699	6,243	4,870	5,168	6,200	4,948
Non-U.S.	7,154	7,978	9,092	4,935	29,159	21,627	21,062	18,149	11,727
Total	8,785	10,012	10,971	5,634	35,402	26,497	26,230	24,349	16,675

Downstream
United States	398	293	978	(20)	1,649	4,120	4,250	3,911	2,186
Non-U.S.	768	1,265	2,035	2,434	6,502	5,453	4,204	4,081	3,520
Total	1,166	1,558	3,013	2,414	8,151	9,573	8,454	7,992	5,706

Chemical
United States	284	102	257	81	724	1,181	1,360	1,186	1,020
Non-U.S.	744	585	830	74	2,233	3,382	3,022	2,757	2,408
Total	1,028	687	1,087	155	2,957	4,563	4,382	3,943	3,428

Corporate and financing	(89)	(577)	(241)	(383)	(1,290)	(23)	434	(154)	(479)

Net income (U.S. GAAP)	10,890	11,680	14,830	7,820	45,220	40,610	39,500	36,130	25,330

Net income per common share (dollars)(1)	2.05	2.25	2.89	1.57	8.78	7.36	6.68	5.76	3.91
Net income per common share – assuming dilution (dollars)(1)	2.03	2.22	2.86	1.55	8.69	7.28	6.62	5.71	3.89

Special Items
Upstream
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	1,620	—	1,620	—	—	1,620	—
Total	—	—	1,620	—	1,620	—	—	1,620	—

Downstream
United States	—	—	—	—	—	—	—	(200)	(550)
Non-U.S.	—	—	—	—	—	—	—	310	—
Total	—	—	—	—	—	—	—	110	(550)

Chemical
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	—	540	—
Total	—	—	—	—	—	—	—	540	—

Corporate and financing	—	(290)	(170)	—	(460)	—	410	—	—

Corporate total	—	(290)	1,450	—	1,160	—	410	2,270	(550)

Earnings Excluding Special Items(2)
Upstream
United States	1,631	2,034	1,879	699	6,243	4,870	5,168	6,200	4,948
Non-U.S.	7,154	7,978	7,472	4,935	27,539	21,627	21,062	16,529	11,727
Total	8,785	10,012	9,351	5,634	33,782	26,497	26,230	22,729	16,675

Downstream
United States	398	293	978	(20)	1,649	4,120	4,250	4,111	2,736
Non-U.S.	768	1,265	2,035	2,434	6,502	5,453	4,204	3,771	3,520
Total	1,166	1,558	3,013	2,414	8,151	9,573	8,454	7,882	6,256

Chemical
United States	284	102	257	81	724	1,181	1,360	1,186	1,020
Non-U.S.	744	585	830	74	2,233	3,382	3,022	2,217	2,408
Total	1,028	687	1,087	155	2,957	4,563	4,382	3,403	3,428

Corporate and financing	(89)	(287)	(71)	(383)	(830)	(23)	24	(154)	(479)

Corporate total	10,890	11,970	13,380	7,820	44,060	40,610	39,090	33,860	25,880

Earnings per common share (dollars)(1)	2.05	2.30	2.62	1.57	8.56	7.36	6.61	5.40	3.99

Earnings per common share – assuming dilution (dollars)(1)	2.03	2.27	2.59	1.55	8.47	7.28	6.55	5.35	3.97

(1)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.

(2)	See Frequently Used Terms on pages 96 through 99.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	11
RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS
Return On Average
Capital Employed

(percent)	2008	2007	2006	2005	2004

Upstream

United States	42.6	34.7	37.1	46.0	37.0

Non-U.S.	56.7	43.7	47.9	45.6	31.5

Total	53.6	41.7	45.3	45.7	32.9

Downstream

United States	23.7	65.1	65.8	58.8	28.6

Non-U.S.	34.8	28.7	24.5	22.6	18.0

Total	31.8	37.8	35.8	32.4	21.0

Chemical

United States	16.0	24.9	27.7	23.1	19.4

Non-U.S.	22.4	39.0	36.5	30.9	25.7

Total	20.4	34.0	33.2	28.0	23.5

Corporate and financing	NA	NA	NA	NA	NA

Corporate total	34.2	31.8	32.2	31.3	23.8

(1)	Capital employed consists of shareholders’ equity and their share of consolidated debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 96 through 99.

AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS
Average Capital Employed

(millions of dollars)	2008	2007	2006	2005	2004

Upstream

United States	14,651	14,026	13,940	13,491	13,355

Non-U.S.	51,413	49,539	43,931	39,770	37,287

Total	66,064	63,565	57,871	53,261	50,642

Downstream

United States	6,963	6,331	6,456	6,650	7,632

Non-U.S.	18,664	18,983	17,172	18,030	19,541

Total	25,627	25,314	23,628	24,680	27,173

Chemical

United States	4,535	4,748	4,911	5,145	5,246

Non-U.S.	9,990	8,682	8,272	8,919	9,362

Total	14,525	13,430	13,183	14,064	14,608

Corporate and financing	23,467	26,451	27,891	24,956	14,916

Corporate total	129,683	128,760	122,573	116,961	107,339

Average capital employed applicable to equity companies included above	25,651	24,267	22,106	20,256	18,049

(1)	Average capital employed is the average of beginning- and end-of-year business segment capital employed, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 96 through 99.

12	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 CAPITAL AND EXPLORATION EXPENDITURES (1)

(millions of dollars)	2008	2007	2006	2005	2004

Upstream
Exploration
United States	734	415	425	297	248
Non-U.S.	2,137	1,494	1,619	1,396	1,035
Total	2,871	1,909	2,044	1,693	1,283

Production(2)
United States	2,600	1,792	2,058	1,841	1,669
Non-U.S.	14,011	11,913	12,059	10,844	8,629
Total	16,611	13,705	14,117	12,685	10,298

Power and Coal
United States	—	5	3	4	5
Non-U.S.	252	105	67	88	129
Total	252	110	70	92	134

Total Upstream	19,734	15,724	16,231	14,470	11,715

Downstream
Refining
United States	1,430	906	559	497	550
Non-U.S.	1,248	1,267	1,051	871	774
Total	2,678	2,173	1,610	1,368	1,324

Marketing
United States	176	201	233	217	201
Non-U.S.	638	876	852	859	811
Total	814	1,077	1,085	1,076	1,012

Pipeline/Marine
United States	30	21	32	39	24
Non-U.S.	7	32	2	12	45
Total	37	53	34	51	69

Total Downstream	3,529	3,303	2,729	2,495	2,405

Chemical
United States	441	360	280	243	262
Non-U.S.	2,378	1,422	476	411	428
Total Chemical	2,819	1,782	756	654	690

Other
United States	61	44	130	80	66
Non-U.S.	—	—	9	—	9
Total other	61	44	139	80	75

Total capital and exploration expenditures	26,143	20,853	19,855	17,699	14,885

(1)	See Frequently Used Terms on pages 96 through 99.

(2)	Including related transportation.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	13
 TOTAL CAPITAL AND EXPLORATION EXPENDITURES BY GEOGRAPHY

(millions of dollars)	2008	2007	2006	2005	2004

United States	5,472	3,744	3,720	3,218	3,025
Canada/Latin America	1,926	1,522	1,862	1,940	1,867
Europe	3,727	4,042	3,721	2,829	2,845
Africa	5,422	3,639	4,019	3,815	3,330
Asia Pacific/Middle East	7,669	6,156	4,601	3,241	2,168
Russia/Caspian	1,927	1,750	1,932	2,656	1,650

Total worldwide	26,143	20,853	19,855	17,699	14,885

 DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2008	2007	2006	2005	2004

Consolidated Companies’ Expenditures
Capital expenditures	19,841	15,242	15,361	13,792	11,901
Exploration costs charged to expense
United States	189	280	243	157	192
Non-U.S.	1,252	1,177	925	795	891
Depreciation on support equipment(1)	10	12	13	12	15
Total exploration expenses	1,451	1,469	1,181	964	1,098

Total consolidated companies’ capital and exploration expenditures
(excluding Depreciation on support equipment)	21,282	16,699	16,529	14,744	12,984

ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	4,845	4,122	3,315	2,938	1,865
Exploration costs charged to expense	16	32	11	17	36
Total non-consolidated companies’ capital and exploration expenditures	4,861	4,154	3,326	2,955	1,901

Total capital and exploration expenditures	26,143	20,853	19,855	17,699	14,885

(1)	Not included as part of total capital and exploration expenditures, but included as part of exploration expenses, including dry holes, in the Summary Statement of Income, page 16.

Functional Capex Distribution	Geographic Capex Distribution

14	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 NET INVESTMENT IN PROPERTY, PLANT AND EQUIPMENT AT YEAR END

(millions of dollars)	2008	2007	2006	2005	2004

Upstream
United States	17,920	16,714	16,467	16,222	16,410
Non-U.S.	55,493	56,810	51,943	46,595	45,603
Total	73,413	73,524	68,410	62,817	62,013

Downstream
United States	10,492	9,705	9,320	9,334	9,408
Non-U.S.	18,762	20,443	19,598	18,695	20,402
Total	29,254	30,148	28,918	28,029	29,810

Chemical
United States	4,396	4,448	4,553	4,685	4,887
Non-U.S.	7,034	5,623	4,766	4,619	5,162
Total	11,430	10,071	9,319	9,304	10,049

Other	7,249	7,126	7,040	6,860	6,767

Total net investment	121,346	120,869	113,687	107,010	108,639

 DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2008	2007	2006	2005	2004

Upstream
United States	1,391	1,469	1,263	1,293	1,453
Non-U.S.	7,266	7,126	6,482	5,407	4,758
Total	8,657	8,595	7,745	6,700	6,211

Downstream
United States	656	639	632	615	618
Non-U.S.	1,672	1,662	1,605	1,611	1,646
Total	2,328	2,301	2,237	2,226	2,264

Chemical
United States	410	405	427	416	408
Non-U.S.	422	418	473	410	400
Total	832	823	900	826	808

Other	562	531	534	501	484

Total depreciation and depletion expenses	12,379	12,250	11,416	10,253	9,767

 OPERATING COSTS (1)

(millions of dollars)	2008	2007	2006	2005	2004

Production and manufacturing expenses	37,905	31,885	29,528	26,819	23,225
Selling, general, and administrative	15,873	14,890	14,273	14,402	13,849
Depreciation and depletion	12,379	12,250	11,416	10,253	9,767
Exploration	1,451	1,469	1,181	964	1,098

Subtotal	67,608	60,494	56,398	52,438	47,939
ExxonMobil’s share of equity company expenses	7,204	5,619	4,947	4,520	4,209

Total operating costs	74,812	66,113	61,345	56,958	52,148

(1)	See Frequently Used Terms on pages 96 through 99.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	15
 SUMMARY BALANCE SHEET AT YEAR END

(millions of dollars)	2008	2007	2006	2005	2004

Assets
Current assets
Cash and cash equivalents	31,437	33,981	28,244	28,671	18,531
Cash and cash equivalents – restricted	—	—	4,604	4,604	4,604
Marketable securities	570	519	—	—	—
Notes and accounts receivable, less estimated doubtful amounts	24,702	36,450	28,942	27,484	25,359
Inventories
Crude oil, products and merchandise	9,331	8,863	8,979	7,852	8,136
Materials and supplies	2,315	2,226	1,735	1,469	1,351
Other current assets	3,911	3,924	3,273	3,262	2,396

Total current assets	72,266	85,963	75,777	73,342	60,377

Investments, advances, and long-term receivables	28,556	28,194	23,237	20,592	18,404
Property, plant and equipment, at cost, less accumulated depreciation and depletion	121,346	120,869	113,687	107,010	108,639
Other assets, including intangibles, net	5,884	7,056	6,314	7,391	7,836

Total assets	228,052	242,082	219,015	208,335	195,256

Liabilities
Current liabilities
Notes and loans payable	2,400	2,383	1,702	1,771	3,280
Accounts payable and accrued liabilities	36,643	45,275	39,082	36,120	31,763
Income taxes payable	10,057	10,654	8,033	8,416	7,938

Total current liabilities	49,100	58,312	48,817	46,307	42,981

Long-term debt	7,025	7,183	6,645	6,220	5,013
Postretirement benefits reserves	20,729	13,278	13,931	10,220	10,850
Deferred income tax liabilities	19,726	22,899	20,851	20,878	21,092
Other long-term obligations	13,949	14,366	11,123	9,997	9,612
Equity of minority interests	4,558	4,282	3,804	3,527	3,952

Total liabilities	115,087	120,320	105,171	97,149	93,500

Commitments and contingencies(1)

Shareholders’ Equity
Common stock without par value	5,314	4,933	4,786	4,477	4,053
Earnings reinvested	265,680	228,518	195,207	163,335	134,390
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment	1,146	7,972	3,733	979	3,598
Postretirement benefits reserves adjustment	(11,077)	(5,983)	(6,495)	—	—
Minimum pension liability adjustment	—	—	—	(2,258)	(2,499)
Unrealized gains/(losses) on stock investments	—	—	—	—	428
Common stock held in treasury	(148,098)	(113,678)	(83,387)	(55,347)	(38,214)

Total shareholders’ equity	112,965	121,762	113,844	111,186	101,756

Total liabilities and shareholders’ equity	228,052	242,082	219,015	208,335	195,256

(1)	For more information, please refer to Appendix A, Note 15 of ExxonMobil’s 2009 Proxy Statement.

The information in the Summary Statement of Income (for 2006 to 2008), the Summary Balance Sheet (for 2007 and 2008), and the Summary Statement of Cash Flows (for 2006 to 2008), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2009 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2009 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2009 Proxy Statement.

16	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 SUMMARY STATEMENT OF INCOME

(millions of dollars)	2008	2007	2006	2005	2004

Revenues and Other Income
Sales and other operating revenue(1)(2)	459,579	390,328	365,467	358,955	291,252
Income from equity affiliates	11,081	8,901	6,985	7,583	4,961
Other income(3)	6,699	5,323	5,183	4,142	1,822

Total revenues and other income	477,359	404,552	377,635	370,680	298,035

Costs and Other Deductions
Crude oil and product purchases	249,454	199,498	182,546	185,219	139,224
Production and manufacturing expenses	37,905	31,885	29,528	26,819	23,225
Selling, general and administrative expenses	15,873	14,890	14,273	14,402	13,849
Depreciation and depletion	12,379	12,250	11,416	10,253	9,767
Exploration expenses, including dry holes	1,451	1,469	1,181	964	1,098
Interest expense	673	400	654	496	638
Sales-based taxes(1)	34,508	31,728	30,381	30,742	27,263
Other taxes and duties	41,719	40,953	39,203	41,554	40,954
Income applicable to minority interests	1,647	1,005	1,051	799	776

Total costs and other deductions	395,609	334,078	310,233	311,248	256,794

Income before income taxes	81,750	70,474	67,402	59,432	41,241
Income taxes	36,530	29,864	27,902	23,302	15,911

Net income	45,220	40,610	39,500	36,130	25,330

Net Income per Common Share (dollars)	8.78	7.36	6.68	5.76	3.91

Net Income per Common Share – Assuming Dilution (dollars)	8.69	7.28	6.62	5.71	3.89

(1)	Sales and other operating revenue includes sales-based taxes of $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006, $30,742 million for 2005, and $27,263 million for 2004.

(2)	Sales and other operating revenue includes $30,810 million for 2005 and $25,289 million for 2004 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.

(3)	Other income for 2008 includes a $62 million gain from the sale of a non-U.S. investment and a related $143 million foreign exchange loss.

The information in the Summary Statement of Income (for 2006 to 2008), the Summary Balance Sheet (for 2007 and 2008), and the Summary Statement of Cash Flows (for 2006 to 2008), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2009 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2009 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2009 Proxy Statement.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	17
 SUMMARY STATEMENT OF CASH FLOWS

(millions of dollars)	2008	2007	2006	2005	2004

Cash Flows from Operating Activities
Net income
Accruing to ExxonMobil shareholders	45,220	40,610	39,500	36,130	25,330
Accruing to minority interests	1,647	1,005	1,051	799	776
Adjustments for noncash transactions
Depreciation and depletion	12,379	12,250	11,416	10,253	9,767
Deferred income tax charges/(credits)	1,399	124	1,717	(429)	(1,134)
Postretirement benefits expense in excess of/ (less than) payments	57	(1,314)	(1,787)	254	886
Other long-term obligation provisions in excess of/(less than) payments	(63)	1,065	(666)	398	806
Dividends received greater than/(less than) equity in current earnings of equity companies	921	(714)	(579)	(734)	(1,643)
Changes in operational working capital, excluding cash and debt Reduction/(increase) – Notes and accounts receivable	8,641	(5,441)	(181)	(3,700)	(472)
– Inventories	(1,285)	72	(1,057)	(434)	(223)
– Other current assets	(509)	280	(385)	(7)	11
Increase/(reduction) – Accounts and other payables	(5,415)	6,228	1,160	7,806	6,333
Net (gain) on asset sales	(3,757)	(2,217)	(1,531)	(1,980)	(268)
All other items – net	490	54	628	(218)	382

Net cash provided by operating activities	59,725	52,002	49,286	48,138	40,551

Cash Flows from Investing Activities
Additions to property, plant and equipment	(19,318)	(15,387)	(15,462)	(13,839)	(11,986)
Sales of subsidiaries, investments, and property, plant and equipment	5,985	4,204	3,080	6,036	2,754
Decrease/(increase) in restricted cash and cash equivalents	—	4,604	—	—	(4,604)
Additional investments and advances	(2,495)	(3,038)	(2,604)	(2,810)	(2,287)
Collection of advances	574	391	756	343	1,213
Additions to marketable securities	(2,113)	(646)	—	—	—
Sales of marketable securities	1,868	144	—	—	—

Net cash used in investing activities	(15,499)	(9,728)	(14,230)	(10,270)	(14,910)

Cash Flows from Financing Activities
Additions to long-term debt	79	592	318	195	470
Reductions in long-term debt	(192)	(209)	(33)	(81)	(562)
Additions to short-term debt	1,067	1,211	334	377	450
Reductions in short-term debt	(1,624)	(809)	(451)	(687)	(2,243)
Additions/(reductions) in debt with three months or less maturity	143	(187)	(95)	(1,306)	(66)
Cash dividends to ExxonMobil shareholders	(8,058)	(7,621)	(7,628)	(7,185)	(6,896)
Cash dividends to minority interests	(375)	(289)	(239)	(293)	(215)
Changes in minority interests and sales/(purchases) of affiliate stock	(419)	(659)	(493)	(681)	(215)
Tax benefits related to stock-based awards	333	369	462	—	—
Common stock acquired	(35,734)	(31,822)	(29,558)	(18,221)	(9,951)
Common stock sold	753	1,079	1,173	941	960

Net cash used in financing activities	(44,027)	(38,345)	(36,210)	(26,941)	(18,268)

Effects of exchange rate changes on cash	(2,743)	1,808	727	(787)	532

Increase/(decrease) in cash and cash equivalents	(2,544)	5,737	(427)	10,140	7,905
Cash and cash equivalents at beginning of year	33,981	28,244	28,671	18,531	10,626

Cash and cash equivalents at end of year	31,437	33,981	28,244	28,671	18,531

The information in the Summary Statement of Income (for 2006 to 2008), the Summary Balance Sheet (for 2007 and 2008), and the Summary Statement of Cash Flows (for 2006 to 2008), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2009 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2009 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2009 Proxy Statement.

18	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

The Outlook for Energy –
A View to 2030
Energy – in all its forms – is critical to economic growth, development, and social welfare. Meeting the projected increase in energy demand to support growing populations and expanding economies poses many challenges, and will require an integrated set of solutions.
To help us prepare for the future energy marketplace, each year ExxonMobil develops The Outlook for Energy, a broad in-depth look at the long-term global trends for energy demand and supply, and their impact on carbon dioxide (CO2) emissions. The results of this comprehensive study provide a foundation for ExxonMobil’s business planning and are shared publicly to help build understanding of the world’s energy needs and challenges.
The Link Between Economic Growth and Energy
Energy and economic growth have long been entwined: The availability of energy supports long-term economic and social progress; economic growth drives increased energy usage.
So projecting future energy demand requires estimating economic growth and prosperity. Despite current economic conditions, global economic output, as measured by Gross Domestic Product (GDP), is expected to increase by close to 3 percent annually on average through 2030.
Importantly the global economy is becoming more energy efficient. From 1980 to 2005, “energy intensity” – the amount of energy used per unit of economic output – improved by 1 percent per year on average. Going forward to 2030, we expect the rate of improvement will be 70 percent faster than in the past.
Even with significant energy intensity gains, global energy demand is expected to increase 1.2 percent per year on average through 2030. The majority of new energy demand will come from fast-growing economies and rising personal prosperity in the Asia Pacific region. Oil, natural gas, and coal will remain the primary energy sources through 2030, but renewable sources like wind, solar, and biofuels will grow at a rapid rate.
Transportation Demand Driven by Developing Economies
Transportation provides perhaps the most visible use of energy. Moving people and goods across cities, across countries, and around the world requires tremendous amounts of energy, and that will not change in the foreseeable future. In fact, energy demand for transportation – which includes cars, trucks, ships, trains, and planes – is expected to increase by 40 percent from 2005 to 2030, and represent about 20 percent of worldwide energy demand.

In the United States, total transportation fuel demand will plateau around 2015 and decline thereafter. Commercial demand will rise due to increased economic activity but will be more than offset by a significant decline in light-duty vehicle demand reflecting increasing vehicle fuel economy over time. By 2030 total demand will fall about 10 percent from its peak.
The transportation demand outlook for the European Union is fairly similar, with light-duty fuel demand expected to decline as increasingly efficient vehicles enter the market. Commercial-related demand – representing a greater share than in the United States – will continue to grow and offset declining light-duty vehicle demand. Total demand will be relatively flat through 2030.
In contrast China’s light-duty vehicle fleet will grow significantly to over 100 million vehicles by 2030, up from 12 million in 2005, reflecting rising GDP and increasing prosperity. China’s overall transportation fuel demand, including heavy-duty vehicles and other commercial segments, will more than triple by 2030, growing at nearly 5 percent per year and approaching the transportation demand level in the European Union.

Worldwide Economics and Energy

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	19
Transportation Demand by Region and Sector

The global growth in transportation demand will be met primarily by oil, which is expected to provide almost 95 percent of all transportation fuel by 2030, down from about 98 percent in 2005 as biofuels and natural gas gain market share.
Electricity Demand Increases Need for Power Generation
Electricity is something many take for granted, yet around 1.5 billion people still do not have access to reliable electricity supplies. As economies grow and access increases, global demand for electricity is projected to increase 75 percent by 2030 versus 2005.
Consistent with this projection, power generation will remain the largest and fastest growing segment of global demand, increasing to 40 percent of total demand by 2030. This is driven in large part by strong growth in Asia Pacific. China, for example, will experience demand growth of more than 100 percent, while demand in the United States and European Union will grow only modestly.
Meeting the expected worldwide growth in power demand will require a diverse set of energy sources. Today coal is dominant, meeting about 45 percent of global power generation demand, followed by natural gas and nuclear. Coal will retain the largest share; however, natural gas, nuclear, and renewables will all gain market share.
The mix of energy sources will vary across the globe. In the United States and European Union, coal will lose market share primarily to natural gas and nuclear power. In China however, coal will continue to be the dominant power generation fuel source due to its low cost and ample supply.
Our estimates of demand for particular energy types in the United States and other developed countries assume that a “cost of carbon” will be adopted in some manner over the next two decades. While actual costs will depend on specific regulations, the implication of such a policy approach would be to increase the cost to produce

Power Generation by Region

20	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

electricity using coal or, to a lesser extent, natural gas – and as a result substantially affect the relative economics of electricity supply options.
Growing Worldwide Liquids Demand
Liquid fuels such as oil, condensates, and natural gas liquids provide the largest share of energy supply today, due to their affordability, wide availability, and ease of transport. By 2030 global demand for liquids is expected to grow to approximately 108 million oil-equivalent barrels per day or close to 30 percent more than in 2005.
This liquids demand projection has important implications for potential sources of supply. Non-OPEC crude and condensate production is expected to remain relatively flat through 2030. Canadian oil sands should reach about 4 million oil-equivalent barrels per day by 2030, while natural gas liquids, OPEC condensate and other liquids will also grow, reflecting, in part, increases in natural gas production. Biofuels will also grow significantly, reaching almost 3 million oil-equivalent barrels per day by 2030.
These projected supply levels leave a gap between expected supply and demand that represents the amount of crude oil production needed from OPEC countries. In 2030, the “call on OPEC” is likely to be approximately 38 million oil-equivalent barrels per day.
While the world’s resource base is sufficient to meet projected demand, access to resources and timely investments will remain critical to meeting global needs.
LNG Import Market Will Grow
Increases in natural gas demand in major markets will require new sources of supply, primarily from imports. North American production will remain steady due to production of unconventional resources, such as tight gas and shale gas. However, demand growth of 1 percent per year will mean that imports must increase dramatically by 2030 to keep pace, essentially all via liquefied natural gas (LNG). Europe, with falling domestic production, will also need to meet its growing demand with imports from pipelines and LNG. Asia Pacific demand will grow 150 percent by 2030 and will be met partly by imports from pipelines and LNG.
The need for additional natural gas imports will have a dramatic impact on the worldwide LNG market. By 2030, LNG trade worldwide will more than triple versus 2005.
Global Energy in Perspective
When viewed globally, it is clear that the world’s energy mix is highly diverse. Today, oil, natural gas, and coal provide approximately 80 percent of world energy. By 2030, oil will remain the largest source of energy supply at close to 35 percent. Natural gas will grow the fastest of the fossil fuels and will overtake coal as the second-largest energy source. Nuclear power will increase significantly, surpassing coal in terms of absolute growth and becoming the fourth-largest fuel source. Hydro and geothermal will also grow, but they are limited by the availability of natural sites. Wind, solar, and biofuels will increase rapidly at about 9 percent per year on average, the highest growth rate of all fuels.

Liquids Supply and Demand	Gas Supply and Demand Balance

OPEC —Organization of the Petroleum Exporting Countries

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Growth in Global Energy Demand	Energy-Related CO2 Outlook by Region

In developing this Outlook, we assume significant efficiency improvements over time. Compared to 2005 energy-intensity levels, these improvements translate to energy savings of approximately 170 million oil-equivalent barrels per day by 2030 – about double the corresponding growth in demand. Achieving these gains will be critical to helping meet our global energy challenges.
Growing Energy Demand and CO2 Emissions
The outlook for energy-related CO2 emissions is linked directly to projections of the amount and type of energy required globally. In the United States and European Union, CO2 emissions will likely decline about 15 percent by 2030 due to generally flat demand – reflecting increased efficiencies – and a less carbon-intensive energy mix overall.
China, however, is facing significant increases in CO2. We expect its CO2 emissions to rise 70 percent by 2030, reflecting growing energy demand as well as the prominent and increasing use of coal. By 2030, China’s CO2 emissions will be comparable to the combined emissions of the United States and Europe and represent 25 percent of the world’s CO2 emissions.
Looking globally we do not expect CO2 emissions to peak by 2030. While the United States and other developed countries will be reducing emissions, the economic growth and associated energy needs of developing countries will drive global CO2 levels higher.
This highlights the challenge ahead for the world – how to continue to provide the energy necessary to bring billions of people up the economic ladder while mitigating the growth of CO2 emissions.
Conclusion
We draw several key conclusions from our Outlook for Energy:
•	Growing populations and expanding economies will drive global energy demand approximately 35 percent higher from 2005 to 2030 – even with substantial gains in energy efficiency.

•	Oil, natural gas, and coal will continue to provide the majority of the world’s energy needs, meeting close to 80 percent of global demand through 2030 – due to their abundance, affordability, and availability. Nuclear energy will grow as emphasis on low-carbon fuels increases. Renewable fuels will also grow rapidly.

•	Reducing global energy-related CO2 emissions growth will be difficult given the energy needs of developing countries.

This Outlook makes clear that the world’s energy challenges are formidable. We believe that meeting these global energy challenges requires an integrated set of solutions that includes:

•	Moderating demand through new technologies that improve energy efficiency in our vehicles, homes, and businesses.

•	Expanding access to all economically viable energy sources – oil, natural gas, coal, nuclear, and alternative and renewable sources such as wind, solar, and biofuels.

•	Mitigating the risks of climate change through technologies that advance energy efficiency, enable widespread use of renewables, and capture and store CO2 emissions.
Looking to 2030 and beyond, we realize that the scale of our global challenge is enormous, but so, too, is our commitment to succeed and our capacity to innovate. ExxonMobil is confident that by pursuing this integrated set of solutions – while working with governments to create reliable policy and investment environments for these solutions to thrive – the world can achieve both energy and environmental security to support growing economic prosperity.

22	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Technology
ExxonMobil effectively develops and globally deploys proprietary technology. Our research efforts encompass all of our functional businesses: Upstream, Downstream, and Chemical.
UPSTREAM TECHNOLOGY
ExxonMobil is committed to investing in a broad range of proprietary technologies that provide a competitive advantage in exploration, field development, hydrocarbon recovery, and production operations. Applications of these technologies result in reduced exploration risks, improved well performance, greater hydrocarbon recovery, lower costs, and safer operations.

Enhanced Basin Modeling
ExxonMobil uses advanced computer modeling to help identify the most promising exploration areas within a hydrocarbon basin. This technology provides valuable insight into the location, quantity, and timing of hydrocarbon formation and movement through the subsurface. New capabilities have been added to the proprietary basin modeling software Stellar, integrating a broader spectrum of subsurface data to improve analytical predictions. As a result, ExxonMobil researchers are able to evaluate various scenarios of hydrocarbon accumulation to identify the areas with the greatest probability of hydrocarbon occurrence. This capability has proven effective in supporting decisions that range in scope from capturing new exploration acreage to positioning new wells.
A Stellar model of the subsurface shows the likelihood of encountering hydrocarbons.

ExxonMobil geologists study outcrops to improve the understanding of deepwater reservoir systems.	Effective Deepwater Reservoir Modeling
Many of the hydrocarbon resources currently under development by ExxonMobil are in reservoirs deposited in deepwater environments. Deepwater reservoirs typically have a complex sedimentary structure that can make reservoir management challenging. To improve deepwater reservoir management, ExxonMobil researchers have developed novel analytical tools and an industry-leading, integrated evaluation process. The new approach incorporates reservoir modeling, outcrop interpretation of reservoir analogs, experimental sediment studies, and seismic prediction of reservoir quality. ExxonMobil has used this technology in deepwater fields in West Africa to increase hydrocarbon recovery, and plans to apply it globally.

Unique Depositional Modeling
Seismic data typically cannot define all of the features affecting the performance of a subsurface reservoir. To improve reservoir characterization, ExxonMobil has developed unique capabilities to simulate mathematically the sediment erosion, transport, and deposition processes that act together to form a reservoir. Results from this process-based simulation enable researchers to create numerical reservoir models with more detailed sedimentary structures and rock properties than seismic data alone can provide. This information provides a superior understanding of the reservoir to improve resource recovery.
Results of a process-based simulation of a channel deposited in deep water show the channel topography and geometries.

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Advanced Reservoir Characterization Technologies
Accurate characterization of reservoir fluid and rock properties is essential to understanding and improving reservoir performance. ExxonMobil technologies provide unmatched capabilities in this area to underpin global investment decisions.
ExxonMobil researchers utilize state-of-the-art geochemical laboratories in all phases of upstream projects to ensure the optimal development of resources. During the exploration phase, analyses of geochemical data help predict the location and quality of untapped oil accumulations. During development, analyses of oil composition provide information about connectivity between reservoirs, assisting in the optimal placement of wells. During the production phase, additional analyses help optimize the recovery of reservoir fluids and ensure operational integrity. These applications have been enhanced by the recent addition of a multidimensional chromatograph that provides unparalleled precision in oil analysis.
Multidimensional chromatography provides high-resolution analysis of oil composition.

ExxonMobil’s laboratories allow researchers to accurately characterize subsurface rock properties by recreating the temperature, pressure, stress, and fluid conditions found within the reservoir. Capabilities include pioneering technology for whole-core measurements of highly heterogeneous formations such as carbonate rocks found in the Middle East. ExxonMobil has also developed leading technologies for measuring the properties of gas-condensate reservoirs and unconventional gas resources, such as those of the Piceance Basin in Colorado. By providing key reservoir property data, these capabilities have helped improve development and depletion planning and have increased resource recovery.
ExxonMobil has developed a state-of-the-art laboratory for measuring geomechanical rock properties on core samples under reservoir conditions. Knowledge of subsurface mechanical properties is important in various applications: drilling deviated wells in highly layered rock such as shale, understanding fractures in unconventional reservoirs, and determining the effect of directional permeability on productivity in horizontal wells. Such applications are critical in the development of unconventional gas resources such as tight gas and shale gas, and can lead to more successful wells.

Above: Whole-core technology provides scale-appropriate reservoir property characterization for heterogeneous reservoirs.
Below: ExxonMobil’s state-of-the-art geomechanics laboratory enables directional permeability measurements on rock samples.

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ExxonMobil’s large-scale laboratory apparatus can recreate geologic and reservoir conditions to test new bitumen recovery methods.
Economical Recovery
from Thin Bitumen Reservoirs
ExxonMobil is actively researching new approaches for hydrocarbon recovery from bitumen, also referred to as heavy oil, that exists in reservoirs too thin to be produced economically with current technology. These innovative recovery approaches have the potential to extract the bitumen without the use of either steam or heat and to recover a far higher percentage of bitumen than is currently possible. By minimizing the use of steam and heat, these new methods could significantly reduce energy use and carbon dioxide (CO2) emissions. Laboratory tests and numerical modeling have yielded encouraging results for the future application of these technologies.

Optimal Well Performance
Improving individual well performance is an important component in maximizing the value of hydrocarbon resources. Modern high- production wells routinely produce fluids from multiple zones measuring thousands of feet long, increasing the importance of optimal well design. ExxonMobil has developed a new process for evaluating various well-completion designs to predict which design will be the most productive. This process extends traditional reservoir simulation and takes into account the dynamics of fluid flow in the completion interval and near-well region. The resulting predictions lead to completion designs that ensure maximum production throughout the life of the well. This technology has been used in Middle East carbonate wells to reduce completion times and increase production rates, and broader deployment is planned.
Advanced modeling capabilities allow ExxonMobil to optimize well performance.

A model of an arctic drillship is being tested under varying ice thicknesses, ice drift speeds, and vessel directions.
Specialized Arctic Technology
The U.S. Geological Survey estimates that more than one-fifth of the world’s undiscovered recoverable hydrocarbon resources are in the Arctic, and more than 80 percent of those resources are offshore. Because current technology limits offshore arctic operations to the open-water season, which may last just weeks, drilling a well typically requires multiple seasons. To extend the drilling season, ExxonMobil scientists and engineers are developing drillship technology that equips ships with special reinforced hulls and advanced propulsion systems for arctic environments. These innovations will allow wells to be completed in fewer seasons. Efforts are under way to apply this technology in the exploration of the Canadian Beaufort Sea.

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Robust Pipeline Design
The commercial development of remote oil and gas resources often requires pipeline construction in very challenging environments. Through a suite of advanced pipeline technologies, ExxonMobil has addressed the technical issues of fabricating pipelines that ensure operational integrity in these environments. These technologies include new laboratory methods for quantifying the effect of complex loads, physics-based computational models for predicting load response, and techniques for welding and materials-joining. Using these technologies, large pipelines can be constructed that are able to withstand ground deformation from earthquakes as well as pressure exerted from arctic soil and ice movements. ExxonMobil’s advanced pipeline technologies are being applied in projects worldwide.
ExxonMobil’s advanced pipeline technologies are underpinned by computational models and validated by rigorous experiments.

Enhanced Drilling Design
Equipment vibration during drilling, especially for extended-reach wells, leads to significant energy loss and can damage drilling equipment. In response ExxonMobil has developed an industry-leading design process for reducing drilling vibrations. This process includes the unique capability to make design upgrades in real time at the well site. Field trials of this process have demonstrated increased drilling equipment life and significantly higher rates of penetration, thereby reducing drilling costs. As an extension of ExxonMobil’s proven Fast Drill Process, the new technology is yielding positive results in worldwide drilling operations, including those in Russia, the United States, and offshore Canada.

ExxonMobil’s new design process enhances drilling performance by reducing equipment vibrations.

Innovative Flow Assurance
One of the challenges of producing hydrocarbons in extreme environments such as ultra-deep water and the Arctic is the formation of hydrates, solids that can clog production flow lines. ExxonMobil is developing an innovative, reliable solution to avoid the formation of hydrate blockages without the need for costly chemicals or insulation. The method uses static mixers that create water droplets to enhance the production of small hydrate particles. The small particles are able to move freely without clumping or sticking to pipe walls, assuring unrestricted flow. Pilot laboratory studies have proven the concept, and field tests of the technology are planned.

ExxonMobil’s pilot-scale hydrate flow loop enables development and evaluation of new flow-assurance technologies in a controlled environment.

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DOWNSTREAM TECHNOLOGY
ExxonMobil’s Downstream technology programs are focused in three broad areas: advantaged feeds, higher-value products, and lower-cost processes. Our long-term commitment to developing and deploying proprietary technology continues to deliver competitive advantage.

Catalysis
ExxonMobil is a leader in the discovery, development, and deployment of advantaged catalyst technology. Catalysts accelerate the rate of desired chemical reactions and are used in over 85 percent of ExxonMobil’s refinery conversion units. We continue to build upon our history of leadership in delivering novel catalyst technologies that add value to our business. Utilizing state-of-the-art experimentation and modeling tools, we are enhancing our ability to rapidly discover and commercialize new catalysts. These new catalysts allow efficient upgrading of feeds, such as high-sulfur heavy crudes, into cleaner finished products.
ExxonMobil scientists use a state-of-the-art visualization facility to review results from advanced modeling of hydroprocessing catalysts.
Two RCPSA units were successfully commercialized in one of our European refineries.
Rapid Cycle Pressure Swing Adsorption
Hydrogen is a key component used in refineries to manufacture cleaner fuels. Efficient management of hydrogen molecules within a refinery is becoming increasingly important to meet more stringent sulfur specifications in fuel products. ExxonMobil recently commercialized new rapid cycle pressure swing adsorption (RCPSA) technology to recover hydrogen from fuels process units. The simplicity and compactness of this skid-mounted technology will enable new opportunities to expand process unit capacity by recovering hydrogen from product gas streams that otherwise would be burned in the refinery fuel gas system. The new RCPSA technology, which was jointly developed with QuestAir Technologies, can cost up to 50 percent less than conventional PSA technology, depending on the scale and type of application. ExxonMobil is currently pursuing additional hydrogen recovery opportunities in refineries and chemical plants.

Unconventional Energy Resources
ExxonMobil is actively working on a variety of unconventional fuel technologies including gasification, methanol to gasoline, and biofuels.

Gasification • ExxonMobil entered into an agreement with Pratt & Whitney Rocketdyne to develop advanced gasification technology to convert coal, coke, or biomass into synthesis gas. Synthesis gas can be converted into chemical products or transportation fuels, or used as fuel for power generation. This technology could also facilitate the use of carbon capture and storage to reduce greenhouse gas emissions from processing carbon rich feedstocks such as coal and coke.	Methanol to Gasoline • ExxonMobil’s Methanol to Gasoline (MTG) technology efficiently converts methanol into high-quality gasoline. When coupled with commercially proven gasification and methanol synthesis technology, MTG is an effective way to produce premium transportation fuel from coal. We recently began licensing this technology and have several signed licensees.

Biofuels • ExxonMobil continues to evaluate a number of short- and longer-term biofuel options and opportunities. As an example, we have developed a proprietary test method to fingerprint biodiesel mixtures. This unique methodology will allow us to improve the efficiency and reliability of our blending operations, while continuing to meet product quality specifications.

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Heat Exchanger Fouling Mitigation
Refinery heat exchanger networks are designed to efficiently transfer heat from hot process streams to cold feed streams, thereby minimizing process heat input requirements. The performance of this equipment is an important part of overall site energy usage. Corrosion and fouling in heat exchangers can impair performance by creating a thermal-insulating deposit that reduces the heat exchange efficiency between the hot and cold fluids. These effects are particularly detrimental in exchangers that operate under high-temperature conditions.

ExxonMobil researchers have discovered that formation of a unique surface on the metal tubes of a heat exchanger can significantly reduce corrosion and fouling. Heat exchangers with these characteristics are being evaluated at two Gulf Coast refineries and additional exchangers will be tested at two other ExxonMobil refineries in 2009. When deployed, the technology will reduce furnace firing and associated CO2 emissions.

An engineer inspects a modified heat exchanger tube bundle prior to installation at a U.S. Gulf Coast refinery.

Advanced Modeling
ExxonMobil is using advanced computational fluid dynamics (CFD) modeling to enhance the performance and utilization of existing refinery assets. For example, detailed CFD analysis of our proprietary Fluid Coking process led to a new hardware design that better utilizes existing reactor volume. The new configuration increases the yield of gasoline and distillate products and improves energy efficiency.

Computational Fluid Dynamics modeling enables evaluation of time-varying behavior of multiphase refinery processes.
Supply Chain Optimization
ExxonMobil operates one of the world’s largest and most complex supply chains. The company’s business experts and engineers work constantly to improve its effectiveness and reduce costs. We are actively developing and deploying unique supply chain optimization technologies that place us at the forefront of industry. One example is our METEORITE supply chain program that aids in the scheduling, transportation, and optimization of our feedstock shipments around the world.

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CHEMICAL TECHNOLOGY
Development and deployment of industry-leading process and product technology provides a competitive advantage for ExxonMobil. Within our chemical technology portfolio, we manage a pipeline of projects that are fully aligned with our strategic business initiatives, including lower-cost processes, advantaged feeds, and premium product development.

Lower-Cost Processes
We have a number of programs targeting more efficient, lower-cost processes as we continually strive to lower operating costs at our chemical manufacturing facilities by delivering improved efficiency, greater reliability, and increased asset utilization.

Technology activities include breakthrough developments such as our new butyl rubber polymerization process, as well as incremental improvements from implementation of many smaller, focused efficiency initiatives. These developments are enabled by sophisticated computer process simulations, advanced materials engineering, proprietary equipment design, and novel product and catalyst chemistry.
ExxonMobil Chemical has received American Chemistry Council energy efficiency awards for 11 consecutive years as a result of continued implementation of technology best practices.

Advantaged Feeds
Many of our technology programs are focused on developing innovative ways to allow processing of lower-cost feeds. Through proprietary design of processing equipment, we have increased the flexibility of our units to handle a wide variety of hydrocarbon feed streams. In addition we have developed complex computational tools, including integrated real-time optimization programs, which allow us to rapidly change feeds into our chemical plants and refineries to maximize the value of all molecules.

These technology best practices are also incorporated into new equipment design. For example the new ethylene steam cracker currently under construction in Singapore has been designed to have the greatest feed flexibility of any ExxonMobil steam cracker in the world.

Our steam cracker technology is a competitive advantage. New furnaces are larger and more efficient than those typically used in industry. We have also qualified more than 300 new feeds over the past four years, increasing flexibility to use the most-advantaged feeds.

Premium Product Development
We continue to develop premium products across our chemical portfolio. Breakthroughs in metallocene catalyst technology have given us the ability to create whole new families of higher-value chemical products from commodity chemical building blocks. For example:

Enable metallocene polyethylene produces strong and clear films that can reduce packaging weight by up to 20 percent versus typical films, delivering energy savings throughout the supply chain in uses from packaging to greenhouse coverings.
Use of high-throughput experimentation (HTE) catalyst screening has allowed us to accelerate design and commercialization of next- generation products from metallocene catalysts.
Vistamaxx specialty elastomers have high elasticity, softness, toughness, and adhesion properties. This unique combination of attributes is useful in a wide range of products from medical garments to packaging materials to diapers.
We also continue to expand the applications for metallocene technology to other product families including polypropylene, adhesive polymers, specialty elastomers, and others.

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Integration – A Continuing Competitive Advantage
ExxonMobil is able to capture new opportunities and grow shareholder value through the integration of our businesses. Integration between business functions is a competitive advantage that delivers value through the identification of attractive investment opportunities, implementation of best practices, application of advantaged technology, and optimization of our operations.

OPPORTUNITY IDENTIFICATION
ExxonMobil maintains a unique position in the industry due to the size and scale of our technological and operational capabilities in each of our Upstream, Downstream, and Chemical businesses. We have a consistent track record of identifying and executing world-class, integrated projects that generate increased value to our shareholders and to resource owners. We maximize our competitive advantage by leveraging economies of scale, proprietary technology, unrivaled project and operations management, and optimization of raw materials. For example in 2009, ExxonMobil and our project partners expect to start up the only fully integrated refining, petrochemical, and fuels marketing venture with foreign participation in China.
ADVANTAGED TECHNOLOGY
Advantaged technology continues to be one of the keys to unlocking value in our operations, projects, resources, and products. By taking an integrated approach to the development and deployment of new technology, we are able to concentrate our research efforts in the highest-value areas, driven by our business needs. We accomplish this by maintaining a dialogue between our researchers, scientists, engineers, and operating functions to identify key business challenges that require technical solutions. This technology advantage is enhanced further by ExxonMobil’s ability to rapidly deploy technological breakthroughs through our global functional organization.

IMPLEMENTATION OF BEST PRACTICES
Integration across all of ExxonMobil’s business operations – Upstream, Downstream, and Chemical – allows us to capture benefits by sharing best practices. Using centralized support services as well as common systems and processes, we are able to leverage the expertise of our employees around the world. For example our credit and cash management activities are managed using global processes and risk tolerances ensuring a consistent approach to managing risk. Similarly we have a single capital project management system for all of our businesses that takes advantage of our time-tested and consistent best practices: optimized concept selection, comprehensive project planning, disciplined project execution, and reappraisal of project performance.
OPERATIONAL OPTIMIZATION
We optimize operations across our functional businesses by sharing best practices as well as utilizing proprietary technologies. For example in our refineries and chemical plants, we use integrated process models that enable feedstocks to be specifically tailored to maximize their value. Our Molecule Management technology includes advanced molecular fingerprinting and modeling tools that enable us to process the optimal mix of crudes and maximize the yield of higher-value products and feedstocks. Similarly sophisticated process control technologies optimize unit performance, increase reliability, and reduce operating costs. Maximizing the value of every molecule is just one of the many benefits of optimizing operations.

30
Upstream
Exploration, Development, Production, and Gas & Power Marketing
UPSTREAM STRATEGIES
ExxonMobil’s fundamental Upstream strategies guide our global exploration, development, production, and gas and power marketing activities:
•	Identify and pursue all attractive exploration opportunities

•	Invest in projects that deliver superior returns

•	Maximize profitability of existing oil and gas production

•	Capitalize on growing natural gas and power markets
These strategies are underpinned by a relentless focus on operational excellence, commitment to innovative technologies, development of our employees, and investment in the communities in which we operate. ExxonMobil’s ability to integrate and execute these strategies consistently delivers superior long-term value.

Qatargas II Train 4 will be the first of four 7.8-million-tons-per-year liquefaction facilities to be commissioned in 2009. These facilities will be the largest in the world with 50 percent more capacity than any existing liquefaction facility.

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2008 Results and Highlights

Industry-leading workforce safety performance.
Earnings were a record $35.4 billion.
Upstream return on average capital employed was 54 percent, and has averaged 44 percent over the past five years.
Earnings per oil-equivalent barrel were $24.67, exceeding those of our competitors.
Total liquids production and natural gas production available for sale was 3.9 million oil-equivalent barrels per day, the highest among our competitors.
Replaced 103 percent of production with proved oil and gas reserve additions of 1.5 billion oil-equivalent barrels, including asset sales and excluding year-end price/cost effects.
Upstream Return on Average Capital Employed

(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

Resource base additions totaled 2.2 billion oil-equivalent barrels. ExxonMobil’s resource base now stands at 72 billion oil-equivalent barrels.
Finding and resource-acquisition costs were $1.32 per oil-equivalent barrel.
Upstream capital and exploration spending was $19.7 billion, driven by an active exploration program, selective investment in a strong portfolio of development projects, and continued investment to enhance the value of existing assets.

UPSTREAM COMPETITIVE ADVANTAGES

Portfolio Quality • The quality, size, and diversity of ExxonMobil’s resource base and project inventory underpin a strong long-term outlook.
Global Integration • The global functional Upstream companies work with the Downstream and Chemical businesses to identify and deliver integrated solutions that maximize resource value.
Discipline and Consistency • We explore, develop, produce, and market using globally deployed management systems that ensure consistent application of the highest technical, operational, and commercial standards.
Value Maximization • From optimum development concept selection continuing through mid- and late-life investments to increase reservoir recovery, ExxonMobil maximizes resource value over the life of each asset.
Long-Term Perspective • Consistent, selective capital investment and focused technology development ensure robust investments over the long term.

UPSTREAM STATISTICAL RECAP	2008	2007	2006	2005	2004
Earnings (millions of dollars)	35,402	26,497	26,230	24,349	16,675
Liquids production (thousands of barrels per day)	2,405	2,616	2,681	2,523	2,571
Natural gas production available for sale (millions of cubic feet per day)	9,095	9,384	9,334	9,251	9,864
Oil-equivalent production (thousands of barrels per day)	3,921	4,180	4,237	4,065	4,215
Proved reserves replacement(1)(2) (percent)	110	132	129	129	125
Resource additions(2) (millions of oil-equivalent barrels)	2,230	2,010	4,270	4,365	2,940
Average capital employed(2) (millions of dollars)	66,064	63,565	57,871	53,261	50,642
Return on average capital employed(2) (percent)	53.6	41.7	45.3	45.7	32.9
Capital and exploration expenditures(2) (millions of dollars)	19,734	15,724	16,231	14,470	11,715

(1)	Excluding asset sales, the 2007 Venezuela expropriation, and year-end price/cost effects.

(2)	See Frequently Used Terms on pages 96 through 99.

32	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Identify and Pursue All Attractive Exploration Opportunities
ExxonMobil’s exploration strategy is to identify, evaluate, pursue, and capture the highest quality opportunities around the world. Our global organization explores in diverse geological and geographical environments, covering the full range of resource life cycle and type including:
•	New exploration plays and concepts that typically have high uncertainty but large potential to provide significant long-term resource growth.

•	Unconventional resources such as tight gas, shale gas, heavy oil, and oil sands that can provide profitable, long-plateau production.

•	Further exploration of established hydrocarbon provinces and mature plays that provide near-term resource additions and production.

•	Discovered fields that are undeveloped or partially developed.
ExxonMobil’s disciplined, systematic exploration process consistently delivers an industry-leading portfolio of highly prospective opportunities that promote long-term resource additions and production growth. Our global reach and approach ensure a broad exposure to high-quality opportunities – from conventional by-the-bit exploration to opportunities that require close integration between the Upstream, Downstream, and Chemical businesses. The combination of world-class technical expertise and an extensive global exploration database provides a distinct competitive advantage in the identification, evaluation, pursuit, and capture of new opportunities.
We use our unique geoscience capabilities and understanding of the global hydrocarbon endowment to identify and prioritize all quality resources. Once identified, opportunities are assessed and screened for technical and economic viability, as well as materiality, on a globally
Seismic acquisition activities commenced in 2008 at ExxonMobil’s Arctic exploration play, offshore west Greenland.

Exploration Acreage Position by Region

consistent basis. Only the most robust opportunities are selected for further evaluation and investment.
Our systematic approach to exploration has resulted in the successful capture of numerous new, high-potential resource addition opportunities each year. These opportunities include conventional and unconventional resource types in new, untested areas as well as established ones. In 2008 ExxonMobil successfully captured new opportunities in eight different countries.
At year-end 2008, ExxonMobil’s net exploration acreage totaled 73 million acres in 33 countries. Since 2004 ExxonMobil’s exploration acreage position has increased by approximately 18 percent. This strong acreage position provides a high-quality, geographically and geologically diverse portfolio of opportunities to underpin future resource additions and production growth.

Resource Additions/Acquisitions by Geographic Region
(percent, oil-equivalent barrels added, 2004-2008)
Resource Additions/Acquisitions by Resource Type
(percent, oil-equivalent barrels added, 2004-2008)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	33

2008 KEY EXPLORATION CAPTURES
Canada • ExxonMobil Canada and majority-owned affiliate Imperial Oil Limited were jointly awarded approximately 76,000 net acres in the Horn River Basin shale gas play, in northeast British Columbia. Including acreage captured in 2007, ExxonMobil’s total net acreage position is 152,000 acres.
Hungary • ExxonMobil acquired 184,300 acres (ExxonMobil interest, 33.5 percent) in the Mako Trough in southeast Hungary. ExxonMobil will acquire a 50-percent interest in an additional 386,800 acres upon completion of a work program that includes drilling, well testing, and reservoir evaluation.
Indonesia • ExxonMobil was awarded operatorship of the Gunting Block (ExxonMobil interest, 100 percent) located onshore and offshore East Java. The block comprises 406,500 acres.
Ireland • ExxonMobil was awarded two exploration licenses in the Porcupine Basin of the Irish Sea. The licenses are located in water depths exceeding 6500 feet, and together comprise an area totaling 778,700 acres. ExxonMobil operates these licenses with an 80-percent interest.
Libya • ExxonMobil was awarded operatorship of Contract Area 21 (ExxonMobil interest, 100 percent). The contract area comprises 2.5 million acres and is 110 miles offshore in water depths ranging from approximately 5400 feet to 8700 feet.
Nigeria • ExxonMobil successfully concluded an agreement to acquire equity in Oil Prospecting License 223 (ExxonMobil interest, 27 percent). The license covers an area of 229,000 acres in the deep water offshore Nigeria.
Romania • ExxonMobil signed an agreement to participate in the exploration of the Neptun Block (ExxonMobil interest, 50 percent) in the Black Sea offshore Romania. The agreement covers an area of approximately 1.8 million acres.
U.S. Onshore • ExxonMobil expanded its position in the Piceance Basin, Colorado, by acquiring an additional 17,500 acres (ExxonMobil interest, 35 percent).
ExxonMobil was awarded six leases totaling 19,400 acres (ExxonMobil interest, 100 percent) in the Pennsylvania State Forest Lease Sale in 2008. These leases are part of the Marcellus shale gas play.
U.S. Gulf of Mexico • ExxonMobil was awarded 128 blocks in the Gulf of Mexico Western Sale 207 and 14 blocks in the Gulf of Mexico Central Sale 206. ExxonMobil also received equity (ExxonMobil interest, 50 percent) in central Gulf of Mexico blocks WR540 and WR583 through the creation of the ExxonMobil-operated Julia Unit.

34	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Invest in Projects that Deliver Superior Returns
ExxonMobil continues to focus on disciplined investment decisions and industry-leading project execution to deliver superior returns from Upstream projects.
As project scale and complexity increase across the industry, the challenge to bring new energy supplies to market on time and within budget is growing. ExxonMobil’s project management systems leverage global best practices from previous projects to provide a disciplined and consistent approach to the diverse execution challenges around the world.
Superior project execution begins with selecting the design and operating concept that will be robust through a range of uncertainties and that will deliver maximum value over the life of the asset. It requires a commitment to and investment in technology to develop innovative solutions that lower costs, increase reliability, and deliver profitable volumes. ExxonMobil spends a great deal of time on execution planning to minimize cost and schedule risks during the execution phase of major projects.
The combination of global processes, proprietary technology, and project management expertise results in industry-leading project execution performance.
ExxonMobil has a large portfolio of project opportunities that is both global and diverse. Many of these developments are located in challenging environments and include deepwater, heavy oil/oil sands, unconventional gas, arctic, liquefied natural gas (LNG), and acid/sour gas projects. With a portfolio of more than 120 projects expected to develop over 24 billion oil-equivalent barrels (net), ExxonMobil selectively funds those projects that deliver robust financial performance and maximize profitable volumes growth over a wide range of economic conditions.
Project Execution Performance
ExxonMobil development teams use a combination of global processes, proprietary technology, and project management expertise to deliver industry-leading project execution performance.

Diverse Project Portfolio

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	35

Maximize Profitability of Existing
Oil and Gas Production
ExxonMobil applies the most cost-effective technology and operations management systems to all assets to maximize the commercial recovery of hydrocarbons.
ExxonMobil leverages its global functional organization to manage oil and gas assets through rapid technology transfer and best practices application. Our organizational structure and consistent processes enable the company to define priorities on a worldwide basis and to deploy resources when and where they are needed, drawing on an experienced, dedicated, and diverse workforce of exceptional quality.
We place significant focus on managing and optimizing base performance and continuously generating opportunities to maximize the value of our assets. High-quality reservoir management and rigorous depletion planning ensure optimum long-term field performance and enhance production from existing wells. We continually invest in our asset base to enhance resource recovery, maximize profitability, and extend field life. New production volumes are generated through drilling new wells, workovers, and implementing secondary or tertiary recovery programs.
ExxonMobil is recognized as an industry leader in the application of cost-effective technologies for enhanced oil recovery. These include using water or gas injection, heavy oil steamflooding, and sour gas injection techniques to increase reservoir recovery.
Production is maximized through a disciplined focus on operational integrity and by leveraging global best practices to improve facility reliability. For instance, maintenance activities are rigorously planned and executed resulting in optimized schedules and higher uptime.
All of these activities are performed with a structured focus on cost management and capital discipline in combination with a steadfast commitment to operational excellence. Operations integrity is fundamental to our success and is a top priority. Within the Operations Integrity Management System (OIMS), integrity management processes address all aspects of the business and define the global standards for safe and environmentally sound operations.
The asset base is continuously under review to ensure that every asset is contributing to our strategic objectives to the maximum extent possible. ExxonMobil consistently delivers higher earnings per barrel than our competitors. This is a direct reflection of our commitment to investment discipline, superior execution, and ability to maximize resource recovery.
Upstream Earnings per Barrel

(1) Royal Dutch Shell, BP, and Chevron values calculated on a consistent basis with ExxonMobil, based on public information.
Production Volumes Added Through Work Programs
Average Uptime Performance

36	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Capitalize on Growing
Natural Gas and Power Markets
Reliable economic supplies of natural gas and power are fundamental to the world’s economic growth. ExxonMobil leverages its network of commercial experts and knowledge of global energy markets to capture the full value of growing gas and power markets.
We sell about 11 billion cubic feet of gas a day to a diverse customer base, from marketers and distributors to end consumers such as large power plants and industrial users. We also manage about 1 million barrels per day of natural gas liquids, generate a significant amount of power, and are a leading marketer of helium.
In North America, ExxonMobil is a major gas producer and processor with production from the Gulf of Mexico, the onshore Gulf Coast, the mid-continent of the United States, western Canada, and offshore eastern Canada. We continue development activities to increase production from our significant tight gas resources in the Piceance Basin in Colorado. In Canada, ExxonMobil acquired acreage in the Horn River shale gas play and has begun exploratory drilling. ExxonMobil also has a leading position in arctic gas resources in the Mackenzie Delta region of northern Canada and on the North Slope of Alaska.
Liquefied natural gas (LNG) will play an increasing role in our activities in the United States. The Golden Pass LNG regasification terminal in Texas is scheduled to start up in 2010, and we continue to seek regulatory approvals for a new LNG terminal offshore New Jersey.
In addition ExxonMobil is one of the world’s leading producers of helium through our Shute Creek gas processing plant in Wyoming.
In Europe, ExxonMobil is a leading gas producer through ownership in many key assets in the Netherlands, Germany, and the North Sea. LNG will also play an increasing role in our European supply portfolio. The first LNG cargo is expected to be received in early 2009 at the newly constructed South Hook LNG terminal in Wales. We are also completing construction of the Adriatic LNG terminal offshore Italy, which is expected to receive its first cargo in 2009.
In addition ExxonMobil is exploring several unconventional gas opportunities in Europe to help meet the region’s future demand for new supplies.
In Asia Pacific, ExxonMobil remains among the largest suppliers of gas in Australia and Malaysia, and also sells gas in Thailand, far east Russia, and Qatar. Our LNG ventures in Indonesia and Qatar provide significant volumes of gas to key European and Asian markets, including Japan, South Korea, Taiwan, and India.
Power Activities
ExxonMobil has interests in about 16,000 megawatts of power generation capacity worldwide. This includes a majority interest in the Castle Peak Power Company that generates electricity for consumers in Hong Kong and mainland China. ExxonMobil is an industry leader in the application of cogeneration technology with interests in more than 4500 megawatts of capacity used primarily to efficiently supply our own power and steam demands.
Integrated Approach
A major strength of ExxonMobil is the ability to combine our Upstream, Downstream, and Chemical businesses to create integrated solutions. This, together with our presence in all major supply and demand regions, provides us with a competitive advantage and positions us strongly to help meet the world’s growing natural gas and power demands.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	37

LNG MARKET
Liquefied natural gas (LNG) is expected to play an
increasing role in meeting the world’s energy
demand. Global LNG demand is projected to grow
about 4 percent per year through 2030, approaching 500 million tons per year or 15 percent of the world’s gas demand.
The expansion of global LNG infrastructure has enabled local gas markets to balance seasonal demands. ExxonMobil LNG ventures have the ability to sell into both liquid and non-liquid markets to maximize the value of our natural gas resources.
ExxonMobil is currently participating in LNG production in Qatar and Indonesia with a combined gross capacity of approximately 35 million tons per year, supplying markets in Asia, Europe, and North America. In Qatar, the world’s four largest LNG trains are expected to start up in 2009 with commissioning of the first train nearing completion in early 2009. Total gross capacity from these trains will be over 30 million tons of LNG per year. In 2008 ExxonMobil together with Qatar Petroleum added 20 vessels to their LNG shipping fleet.
In Asia Pacific, ExxonMobil is progressing the development of the Gorgon Jansz and PNG LNG projects. In addition we are pursuing new LNG project opportunities in Australia and West Africa.
Once these opportunities are brought on stream, ExxonMobil expects to be participating in gross LNG capacity of approximately 100 million tons per year, with significant volumes being placed in the growing markets of North America, Europe, and Asia Pacific.
ExxonMobil is also participating with Qatar Petroleum and others in LNG regasification terminal projects. In North America we are progressing construction of the Golden Pass LNG terminal in Texas, which is expected to be operational in 2010. ExxonMobil is also seeking regulatory approvals to build a floating LNG receiving terminal, BlueOcean Energy, 20 miles off the coast of New Jersey. This terminal is expected to start up during the middle of the next decade.
In Europe, the South Hook LNG terminal in the United Kingdom is expected to receive its first cargo in early 2009. Construction of the Adriatic LNG terminal offshore Italy is nearing completion and is expected to receive its first cargo in 2009.
ExxonMobil also participates in the Shimizu terminal in Japan, and together with Qatar Petroleum, holds capacity in the Fluxys terminal in Zeebrugge, Belgium.
Our large portfolio, coupled with our global presence, allows us to capture the highest-value market opportunities while helping to meet the world’s growing LNG demand.

38	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

National Content
Through the life cycle of all of our projects around the world, we see it as our responsibility to help develop sustainable human, social, and economic capacity in a way that benefits the people, communities, and the economic vitality of the host nations over the long term. In the Upstream, we call this “National Content.”
ExxonMobil has been engaged in building National Content for decades by focusing on workforce and supplier development in conjunction with strategic community investments.
Workforce Development
ExxonMobil pursues development of a diverse and highly talented workforce. Our workforce development strategy has two core objectives: recruit and develop nationals to manage and operate the local business; and, develop a talent pool capable of meeting our future global business needs.
Workforce development is based on a set of common principles utilized by ExxonMobil affiliates around the world. We apply global experiences, best practices, operational excellence, and innovative technology to help develop our local workforce. For example, when Malaysian production operations began in 1978, less than 50 percent of the approximately 300 employees were nationals. Thirty years later, nationals comprise 95 percent of the 655 employees. The company also has 110 Malaysians who are strongly contributing to ExxonMobil’s Upstream business in other locations worldwide.
Supplier Development
We are also committed to working with host governments to develop local companies to form a competitive industrial base and promote the purchase of local goods and services in our projects.

Workforce Development in Malaysia
Supplier development efforts in Angola have resulted in sustained growth in local capacity and expertise.

In Angola for instance, local capacity was enhanced through business development and expenditures on local goods and services that increased from $500 million on the Kizomba A project, which started up in 2005, to $1.5 billion for the Kizomba C project, which started up in 2008. In addition ExxonMobil in collaboration with host governments and suppliers achieved the following “firsts”:
•	Local fabrication of the high-strength steel turret components for the Kizomba C project – the first of their kind in Angola.

•	Approximately $220 million of the East Area Natural Gas Liquids (NGL) II project was financed by Nigerian banks – the first for oil and gas ventures in Nigeria.

•	Conducted subsea systems integration test in Nigeria for the deepwater Erha project – the first ever in West Africa.
Strategic Community Investments
ExxonMobil also has a long tradition of economic and social development by working with interested parties to identify and fund initiatives that reduce barriers to development and build capacity such as health, education, and infrastructure programs.
Key investments and initiatives in this area include:
Russia • Invested more than $120 million in Sakhalin infrastructure improvements, including health care, transportation, and utilities.
Qatar • Working with the Qatar Foundation and others to establish the Qatar Science and Technology Park – a world-class center for educational and scientific development.
Papua New Guinea • Developing a National Content plan to grow the capacity and capabilities of communities through specific health, education, infrastructure, and agriculture projects.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	39
Major Development Projects
ExxonMobil participated in eight major project start-ups in 2008 with nine more anticipated in 2009. Beyond 2009 an additional 44 major projects are in various stages of project planning, design, and execution. The portfolio contains about 120 projects including minor projects.

Kizomba C • The Kizomba C development (ExxonMobil interest, 40 percent) in Angola Block 15 includes two projects, Mondo and Saxi/Batuque. With two floating production, storage, and offloading (FPSO) vessels and 36 subsea wells, it is the largest subsea development operated by ExxonMobil worldwide. The projects exemplify ExxonMobil’s “design one, build multiple” strategy by constructing and commissioning two similar FPSO vessels. Together these projects are expected to recover approximately 600 million barrels of oil (gross) and produce 200 thousand barrels of oil per day at peak (gross).
Mondo – The Mondo project began production on January 1, 2008, after the FPSO vessel and subsea production facilities were completed and commissioned in record time of 23 months from project approval to first oil.
Saxi/Batuque – The Saxi/Batuque project began production on July 1, 2008, as scheduled, completing phase two of the staged development for Kizomba C.

The Saxi/Batuque FPSO, one of two similarly designed vessels for the Kizomba C development, exemplifies ExxonMobil’s “design one, build multiple” strategy.

40	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Jerneh B • Natural gas production began in April 2008 from the offshore Jerneh B platform (ExxonMobil interest, 100 percent) in Malaysia. The platform was fully designed and constructed in Malaysia. At its peak, this development is expected to produce 150 million cubic feet per day (gross), bringing total production for the Jerneh field to 500 million cubic feet per day (gross).
Starling • In the North Sea offshore the United Kingdom, production from the Starling gas condensate field (ExxonMobil interest, 72 percent) began in January 2008. The development consists of up to three wells tied back to the Shearwater platform over 20 miles away, and is expected to recover almost 40 million oil-equivalent barrels (gross).
Volve • The Volve project offshore Norway began production in February 2008 (ExxonMobil interest, 30 percent) as an eight-well development. The project is expected to recover nearly 70 million oil-equivalent barrels with a gross production capacity of 50 thousand barrels per day of liquids and 30 million cubic feet per day of gas.
ACG Phase 3 • The Azeri-Chirag-Gunashli (ACG) Phase 3 project (ExxonMobil interest, 8 percent), which developed the Deep Water Gunashli field offshore Azerbaijan, started production in April 2008. Production is expected to increase as additional wells are brought online and is projected to ultimately reach approximately 300 thousand barrels of oil per day (gross).
Thunder Horse • The Thunder Horse project (ExxonMobil interest, 25 percent) in the central Gulf of Mexico began production in 2008, through a semisubmersible platform, located about 150 miles southeast of New Orleans, Louisiana, in just over 6000 feet of water. The facility is designed for peak production of 250 thousand barrels of oil and 200 million cubic feet of gas per day (gross).
The Jerneh B platform, designed and constructed in Malaysia, began natural gas production in April 2008.

East Area NGL II • The East Area natural gas liquids (NGL) II project (ExxonMobil interest, 51 percent) in Nigeria began production in March 2008. The project is expected to recover about 300 million barrels (gross) of natural gas liquids from associated gas produced from the East Area fields. At its peak, the project is expected to produce about 50 thousand barrels of natural gas liquids per day (gross). The project is part of an integrated plan to significantly reduce flaring and improve oil recovery in conjunction with the existing East Area Additional Oil Recovery project that started up in 2006.

The offshore facilities (left) of the East Area NGL II project extract natural gas liquids for further processing and export from the onshore Bonny River terminal (right).

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	41
  MAJOR PROJECT START-UPS

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2008 (Actual)
Angola	Kizomba C Mondo	100	—	40	■
	Kizomba C Saxi/Batuque	100	—	40	■
Azerbaijan	ACG Phase 3	300	—	8	●
Malaysia	Jerneh B	—	150	100	■
Nigeria	East Area NGL II	50	—	51	■
Norway	Volve	50	30	30	●
U.K.	Starling	15	160	72	●
U.S.	Thunder Horse	250	200	25	●
2009 (Projected)
Italy	Adriatic LNG Terminal	—	—	45	▲
Norway	Tyrihans	80	335	12	●
Qatar	Al Khaleej Gas Phase 2	70	1250	80*	■
	Qatargas II Train 4**	80	1250	30	▲
	Qatargas II Train 5	80	1250	18	▲
	RasGas Train 6	75	1250	30	▲
	RasGas Train 7	75	1250	30	▲
U.K.	South Hook LNG Terminal	—	—	24	▲
U.S.	Piceance Phase 1	2	200	100	■
2010-2011 (Projected)
Angola	Kizomba Satellites	125	—	40	■
	Pazflor	200	—	20	●
Australia	Kipper/Tuna	15	175	40	■
	Turrum	20	200	50	■
Canada	Hibernia Southern Extension	65	—	28	■
Nigeria	Etim/Asasa Pressure	50	—	40	■
	Maintenance
Russia	Sakhalin-1 Odoptu	35	—	30	■
U.S.	Golden Pass LNG Terminal	—	—	18	▲
	Prudhoe Bay Western Region	50	—	36	●
2012+ (Projected)
Angola	Cravo-Lirio-Orquidea-Violeta	160	—	20	●
	AB32 Southeast Hub	210	—	15	●
	Palas-Astrea-Juno	150	—	25	●
	Plutao-Saturno-Venus-Marte	150	—	25	●

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2012+ (continued)
Australia	Gorgon Jansz	15	2250	25	●
	Scarborough	—	1190	50	■
Canada	Cold Lake Expansion	35	—	100	■
	Cold Lake LASER Expansion	20	—	100	■
	Hebron	140	—	36	■
	Kearl Phase 1	110	—	100	■
	Kearl Future Phases	200	—	100	■
	Mackenzie Gas Project	10	830	56	■
	Syncrude Aurora South	180	—	25	▲
	Phase 1 & 2
Indonesia	Banyu Urip	165	—	45	■
	Natuna	—	1100	76	■
Italy	Tempa Rossa	50	5	25	●
Kazakhstan	Kashagan Phase 1	360	—	17	●
	Kashagan Future Phases	1190	—	17	●
	Tengiz Expansion	370	—	25	●
Nigeria	Bonga North	100	60	20	●
	Bonga Southwest	140	105	16	●
	Bosi	135	—	56	■
	Erha North Phase 2	45	—	56	■
	LNG IPP Upstream	—	700	40	■
	Satellite Field Development	125	—	40	■
	Usan	180	—	30	●
	Usari Pressure Maintenance	50	—	40	■
Norway	Trestakk	55	50	33	●
Papua New	PNG LNG	40	940	33	■
Guinea
Qatar	Barzan	100	1500	10*	▲
Russia	Sakhalin-1 Arkutun-Dagi	90	—	30	■
	Sakhalin-1 Future Phases	—	800	30	■
U.K.	Fram	5	105	72	●
U.S.	Alaska Gas/Point Thomson	70	4500	36	*
	Piceance Future Phases	10	780	100	■

■ = ExxonMobil Operated	▲ = Joint Operation ● = Co-Venturer Operated

* Pending Final Agreements	** Offshore production started up in 2008.	– Not Applicable

Major Project Start-Ups
Production by Start-Up Year
Production by Type

42	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

RESOURCES
ExxonMobil’s resource base totals 72 billion oil-equivalent barrels, of which 31 percent is proved. The size, diversity, and quality of our resource base is world class, and is a competitive advantage of the Corporation.
In 2008 ExxonMobil added 2.2 billion oil-equivalent barrels to the resource base, with significant additions resulting from drilling programs in the U.S. Gulf of Mexico, western Canada, onshore the United States, and West Africa. Overall the resource base increased by 0.3 billion oil-equivalent barrels in 2008 after accounting for revisions to existing fields, production, and asset sales.
ExxonMobil’s resource base is the largest among our competitors, and is highly diverse in terms of resource type and geography. The success of ExxonMobil’s global opportunity identification strategy is demonstrated by the addition of 3.2 billion oil-equivalent barrels of resource per year over the past five years.
The resource base is updated annually for new discoveries and resource additions, and to reflect changes in the estimates of existing resources. Changes to existing resources may result from new drilling or from revisions to forecast recovery estimates such as from planned use of new technology. Changes may also occur due to fiscal regime changes, changes in equity for existing assets, modifications to depletion plans, and from ongoing geoscience and engineering evaluations. Volumes produced or sold during the year are removed from the resource base at year end.
Effective use of ExxonMobil’s proprietary processes and best practices has resulted in continued low finding and resource-acquisition costs. In 2008 finding and resource-acquisition costs were $1.32 per oil-equivalent barrel. The timing of large resource additions varies from year to year and can lead to fluctuations in finding and resource-acquisition costs. The five-year average finding and resource-acquisition cost is $0.66 per oil-equivalent barrel.
See Frequently Used Terms on pages 96 through 99.

Resource Base Changes

		5-Year
(billions of oil-equivalent barrels)	2008	Average

Resource additions/acquisitions	2.2	3.2
Revisions to existing fields	—	(0.5)
Production	(1.5)	(1.6)
Sales	(0.4)	(1.0	)(1)

Net change	0.3	0.1

Resource Base(2)

Resource Additions and Acquisitions(2)

Finding and Resources-Acquisition Costs(2)

(1)	Includes impact of the Venezuela expropriation in 2007.

(2)	See Frequently Used Terms on pages 96 through 99.

ExxonMobil’s industry-leading resource base of 72 billion oil-equivalent barrels is diverse in terms of resource type and geography.

Resource Base by Type
(percent, oil-equivalent barrels)
Resource Base by Geographic Region
(percent, oil-equivalent barrels)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	43

PROVED RESERVES
At year-end 2008, the resource base included 22.8 billion oil-equivalent barrels of proved oil and gas reserves, equating to 15 years of reserves life at current production rates. These reserves are evenly distributed between liquids and gas, and represent a diverse, global portfolio.
In 2008 ExxonMobil replaced 103 percent of reserves produced, including asset sales, by adding 1.53 billion oil-equivalent barrels to proved reserves while producing 1.49 billion oil-equivalent barrels. Key additions came from our operations in Canada, West Africa, Australia, Norway, and the United States. Excluding asset sales, ExxonMobil replaced 110 percent of reserves.
ExxonMobil has added 8.6 billion oil-equivalent barrels to proved reserves over the last five years, more than replacing production. In that time frame, the development of new fields and extensions of existing fields have added an average of 1.2 billion oil-equivalent barrels per year to proved reserves. Revisions have averaged about 0.6 billion oil-equivalent barrels per year over the last five years, driven by effective reservoir management and the application of new technology.
The annual reporting of proved reserves is a product of ExxonMobil’s rigorous and structured management review process that is stewarded by a team of experienced reserves experts with global responsibilities. ExxonMobil calculates its reserves using the same pricing basis used to make investment decisions, consistent with long-standing practice, rather than single-day, year-end pricing.
Production Volumes
In 2008 oil-equivalent production of 3.9 million barrels per day was down 6 percent compared to 2007. Liquids production was 2.4 million barrels per day. Natural gas production available for sale totaled 9.1 billion cubic feet per day. Excluding entitlement volume effects, the Venezuela expropriation, and divestments, oil-equivalent production was down about 3 percent, primarily due to maintenance activities, hurricanes, and natural field decline, partially offset by new project volumes.
Proved Reserves(1)
(billions of oil-equivalent barrels, year-end 2008)
Proved Reserves Replacement(1)(2)
(percent of annual production replaced with proved reserves additions)

(1) Excludes year-end price/cost effects. Proved reserves reflecting December 31 prices can be found on pages 67-68.

(2) Includes asset sales and the 2007 Venezuela expropriation.

Looking ahead new projects and work programs are expected to more than offset production declines in existing mature fields. Near-term production growth will be driven by large gas projects in Qatar. Longer-term growth will be enhanced by a diverse portfolio of projects in Africa, Asia Pacific/Middle East, Europe, North America, and the Russia/Caspian regions.
The forward-looking projections of production volumes in this document are reflective of our best assumptions regarding technical, commercial, and regulatory aspects of existing operations and new projects. Factors that could have an impact on actual volumes include project start-up timing, regulatory changes, quotas, asset sales, operational outages, severe weather, and entitlement volume effects under certain production sharing contracts and royalty agreements.

See Frequently Used Terms on pages 96 through 99.

Production Outlook
By Type
By Geographic Region

44	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Worldwide Upstream Operations

ExxonMobil has interests in exploration and production acreage in 38 countries and production operations in 23 countries.

The Americas
ExxonMobil’s operations in the Americas accounted for approximately 25 percent of ExxonMobil’s 2008 net oil and gas production and about 28 percent of Upstream earnings. Base production continues to yield strong returns. We expect future production to include contributions from unconventional gas, heavy oil, deepwater, and arctic developments.
United States
ExxonMobil is one of the largest oil and gas producers and reserves holders in the United States, with a diverse resource and asset portfolio. ExxonMobil maintains a significant position in all major producing regions, including the Gulf of Mexico/Gulf Coast, the mid-continent, onshore and offshore California, and Alaska. The portfolio contains a diverse range of assets from mature fields to new, world-scale projects.
The United States continues to provide a significant contribution to ExxonMobil’s profitability through high-quality drilling programs, selective investments in existing fields and new projects, continued operational efficiency, and technological improvements.

Americas Highlights

	2008	2007	2006

Earnings (billions of dollars)	9.8	7.6	8.9
Proved Reserves(1) (BOEB)	7.2	6.2	6.2
Acreage (gross acres, million)	56.4	56.3	56.4
Net Liquids Production (MBD)	0.7	0.7	0.8
Net Gas Available for Sale (BCFD)	1.9	2.3	2.5

(1)	See Frequently Used Terms on pages 96 through 99.
Americas Production
(millions of oil-equivalent barrels per day)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	45

Gulf of Mexico/Gulf Coast • ExxonMobil continues to be a leading oil and gas producer in the offshore Gulf of Mexico with average net production of 48 thousand barrels of liquids per day and 429 million cubic feet of gas per day in 2008. Onshore production in Texas and Louisiana added 63 thousand barrels of liquids per day and 483 million cubic feet of gas per day (net).
In the Gulf of Mexico, ExxonMobil has about 2.7 million acres (gross) under lease and operates about 70 structures. We continue to actively evaluate our large acreage position, including the deepwater Lower Tertiary play, and were awarded 142 blocks during 2008.
ExxonMobil also produces natural gas in Alabama’s Mobile Bay through onshore and offshore production facilities. Natural gas is transported by pipeline to two onshore processing complexes – the Onshore Treating Facility and the Mary Ann/823 Complex. In 2008 the Mobile Bay facilities contributed average net production of 186 million cubic feet of gas per day.
The Thunder Horse project (ExxonMobil interest, 25 percent), a deepwater semisubmersible development in the central Gulf of Mexico, began production in 2008. The facility is designed for peak capacity of 250 thousand barrels of oil per day and 200 million cubic feet of gas per day (gross).
Construction of the Golden Pass LNG regasification terminal in Sabine Pass, Texas, continues to progress and is scheduled for start up in 2010. The terminal will have the capacity to deliver up to 2 billion cubic feet of gas per day to the U.S. market.

ExxonMobil produces natural gas in Mobile Bay, Alabama, through 29 offshore platforms and two onshore gas processing complexes.
ExxonMobil has extended the production life of the Hawkins field, discovered in East Texas in 1940, through the application of enhanced oil recovery techniques.

Mid-Continent • ExxonMobil has oil and gas production operations throughout the mid-continent states, including Wyoming, Kansas, Colorado, Oklahoma, and New Mexico. Average net production from these areas was 12 thousand barrels of liquids per day and 371 million cubic feet of gas per day in 2008.
The mid-continent contains some of the most mature assets in ExxonMobil’s portfolio. The application of proprietary technology, including enhanced oil recovery and refracturing techniques, continues to significantly extend production life.
ExxonMobil added to its exploration portfolio by acquiring six leases covering 19,400 acres in the Marcellus shale gas play in Pennsylvania. In 2008 ExxonMobil also participated in exploration drilling in the Woodford shale gas play in the Arkoma Basin in Oklahoma.

46	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

In the Piceance Basin in Colorado, ExxonMobil has approximately 300,000 acres under lease with a potential recoverable resource of over 45 trillion cubic feet of gas (gross). In 2008 significant drilling and construction activities were undertaken to expand the gas gathering and processing system as part of the Piceance Phase 1 project, with start-up expected in early 2009. Opportunities for future expansion to fully develop the resource are being evaluated. Average net production from this area was 65 million cubic feet of gas per day in 2008.
The LaBarge development (ExxonMobil interest, 100 percent) in Wyoming consists of the Tip Top and Hogsback fields and the Shute Creek gas processing plant. The operation includes the longest sour gas pipeline in the United States and the world’s largest helium recovery and Selexol (gas sweetening) plants. Construction of additional compression systems will commence in 2009 to increase sales of carbon dioxide for enhanced oil recovery. In 2008 the LaBarge facilities processed an average of 660 million cubic feet of gross inlet gas per day.
ExxonMobil is also building a commercial demonstration plant adjacent to the Shute Creek plant, where it will use proprietary Controlled Freeze Zone technology. This technology could assist in the development of additional gas resources and facilitates the application of carbon capture and storage to reduce greenhouse gas emissions. The new demonstration plant is scheduled for operational start-up in late 2009.

The Harmony platform, located 20 miles offshore Santa Barbara, California, in the Santa Ynez Unit, utilizes extended-reach drilling to increase resource recovery.
ExxonMobil is installing additional compression systems to increase sales of carbon dioxide and constructing a demonstration plant using the proprietary Controlled Freeze Zone technology at the Shute Creek plant in Wyoming.

California • Average net production from ExxonMobil’s offshore and onshore California assets averaged 115 thousand barrels of liquids per day and 68 million cubic feet of gas per day in 2008.
The Santa Ynez Unit, located 20 miles offshore Santa Barbara, consists of three platforms in the Pacific Ocean’s Outer Continental Shelf and a processing plant in Las Flores Canyon. ExxonMobil also has a 48-percent equity share in the Aera onshore operations, comprising 15 fields and about 12,000 wells producing a mixture of heavy and conventional oil with associated gas.
Alaska • ExxonMobil is among the largest producers in Alaska with average net production of 130 thousand barrels per day of liquids. Key assets include a 36-percent interest in Prudhoe Bay and a 37-percent interest in Point Thomson.
ExxonMobil is actively involved in the co-venturer- operated Prudhoe Bay Western Region development, which will allow new satellite fields to produce into existing infrastructure.
ExxonMobil is the largest holder of discovered gas resources on the North Slope of Alaska. The Alaska Gas project would enable treatment and transportation of natural gas from the Prudhoe Bay and Point Thomson fields to North American gas markets. Securing predictable and durable fiscal terms with the State of Alaska is necessary to establish a commercially viable project.
At Point Thomson, ExxonMobil and other unit interest-holders are progressing activities for a multi-well drilling program.
Coal • In early 2009 ExxonMobil sold its interest in the Monterey coal mine and associated assets in Illinois following shutdown of mining operations in December 2007.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	47

Canada
ExxonMobil has a leading position in Canada through its wholly owned affiliate ExxonMobil Canada and majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). Through these entities, ExxonMobil is a leading crude oil and natural gas producer in Canada and holds one of the country’s largest resource positions. We also have a significant presence in major projects offshore eastern Canada and a well-established production base with expansion opportunities in western Canada.
Offshore Canada Operations • The ExxonMobil-operated Sable Offshore Energy Project (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) in Nova Scotia consists of five producing fields. Production in 2008 averaged 412 million cubic feet of gas per day (gross) and 18 thousand barrels per day (gross) of associated natural gas liquids.
The Hibernia field (ExxonMobil interest, 33 percent) offshore Newfoundland is operated by Hibernia Management and Development Company Ltd., using ExxonMobil personnel and processes. In 2008 Hibernia’s production averaged 139 thousand barrels of oil per day (gross).
The co-venturers of the Hibernia Southern Extension project (ExxonMobil interest, 28 percent) are currently in negotiations with the Newfoundland and Labrador provincial government on the development of additional blocks in the southern part of the Hibernia field.
In 2008 the co-venturer-operated Terra Nova development (ExxonMobil interest, 22 percent) produced about 103 thousand barrels of oil per day (gross). Located in 265 feet of water, Terra Nova consists of a unique, harsh-environment-equipped floating production, storage, and offloading vessel and 27 subsea wells that are expected to recover about 400 million oil-equivalent barrels (gross).

The Western Patriot seismic vessel conducted a 3D seismic survey in the arctic environment of the Beaufort Sea, Canada.
The Hibernia platform offshore Newfoundland, Canada, can store 1.3 million barrels of oil in its gravity-based structure.

The Hebron project (ExxonMobil interest, 36 percent) is a heavy oil development located in 300 feet of water offshore Newfoundland. Hebron will be designed for harsh arctic conditions using a gravity-based structure. In 2008 the co-venturers executed facilitating agreements with the Newfoundland and Labrador provincial government and approved ExxonMobil as operator. ExxonMobil is leveraging its extensive global experience with gravity-based structures and arctic project execution to advance the project into front-end engineering and design.
The Orphan Basin is a high-potential exploration area with arctic conditions offshore eastern Canada. ExxonMobil has consolidated its interests into two deepwater exploration blocks totaling 4 million gross acres (ExxonMobil interest, 15 percent; Imperial Oil interest, 15 percent). ExxonMobil operates one of the blocks and the other is co-venturer operated. A second wildcat well is being planned following the first wildcat in 2007.
In 2007 ExxonMobil acquired 100 percent interest in the EL446 Block in the Beaufort Sea (ExxonMobil Canada interest, 50 percent; Imperial Oil interest, 50 percent). The block covers 500,000 acres and is located 75 miles from shore in water depths ranging from 200 to 4000 feet. A 3D seismic survey over part of the area was collected in 2008, and processing is under way. Plans for the first exploration well are progressing in this operationally challenging arctic environment.

48	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Onshore Canada Operations • The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude oil sands mining operation (Imperial Oil interest, 25 percent) in Alberta account for the majority of Imperial Oil’s liquids production in western Canada.
In 2008 Cold Lake averaged 147 thousand barrels of oil per day (gross) and Syncrude’s production of synthetic crude averaged 289 thousand barrels per day (gross).
The Cold Lake field in Alberta is the largest thermal in situ heavy oil project in the world. It has over 4000 wells directionally drilled from satellite pads. Cyclic Steam Stimulation is used to recover bitumen as it is too heavy and viscous for conventional production. Plans are in place to examine expansion opportunities at Cold Lake and further enhance recovery by using leading-edge thermal recovery technologies. A commercial application of the proprietary LASER (Liquids Addition to Steam for Enhanced Recovery) technology was implemented in 2007 and preliminary results are encouraging.
The Kearl Oil Sands project (combined ExxonMobil and Imperial Oil interest, 100 percent) is expected to develop a world-class resource in northern Alberta exceeding 4 billion barrels. The planned three-phase development will be an open-pit mining operation with the first phase producing approximately 110 thousand barrels of bitumen per day (gross). Front-end engineering was completed in 2008. Detailed design, equipment procurement, and initial site preparation activities have commenced for the first phase.
The Aurora South project at Syncrude is being planned to further develop the resource base in northern Alberta. Two phases of an open-pit mining operation are planned, which combined would produce about 180 thousand barrels of bitumen per day (gross).
Syncrude, located in Alberta, Canada, averaged gross production of 289 thousand barrels per day in 2008, and is the largest oil sands mining and upgrading facility in the world.

The commercialization and regulatory process continues for the Mackenzie Gas Project in the Mackenzie Delta of Canada’s Northwest Territories. The project includes the development of three onshore fields (ExxonMobil and Imperial Oil hold interests in two of the three fields) containing approximately 6 trillion cubic feet of natural gas (gross). The project will deliver natural gas to North American markets through a 740-mile pipeline system to be built along the Mackenzie Valley.
ExxonMobil has acquired 152,000 net acres since 2007 in the Horn River Basin in northeast British Columbia. Exploration drilling activity to evaluate the Horn River shale gas play began in late 2008.
In 2008, oil sands exploration activities including 2D seismic surveys and core hole drilling operations, were conducted on mining leases previously acquired by ExxonMobil and Imperial Oil in the Athabasca area of Alberta, Canada. Further oil sands exploration activity is planned.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	49
South America
Brazil • ExxonMobil holds a 40-percent interest and operatorship of Block BM-S-22, located in the high-potential subsalt play of the Santos Basin offshore Brazil. BM-S-22 is a 342,000-acre block in water depths over 7400 feet and is located approximately 220 miles south of Rio de Janeiro. A 3D seismic survey was acquired in 2005 and processed in 2006.
The first wildcat well on the block commenced drilling in October 2008 utilizing the West Polaris drillship. Plans are ongoing for follow-up wells.
The West Polaris drillship spud the first exploration well on the ExxonMobil-operated BM-S-22 Block, offshore Brazil in October 2008.

Colombia • ExxonMobil holds a 40-percent interest in the Tayrona block. This is a 5.5-million-acre block with water depths up to 10,500 feet in the Caribbean Sea, off the northern coast of Colombia. Further drilling plans are being assessed to ensure thorough exploration of this large block.

In 2008 ExxonMobil was awarded a Technical Evaluation Agreement for Block CPE-3 covering 6.4 million acres onshore Colombia. The block is located in a remote and unexplored area of the eastern Llanos Basin on trend with the Orinoco heavy oil belt in Venezuela to the north. ExxonMobil is currently planning an exploration program that is expected to begin in 2009 with the acquisition of 2D seismic data. ExxonMobil will leverage its vast experience in heavy oil to evaluate and develop this potential resource.
Venezuela • The Cerro Negro and La Ceiba assets of ExxonMobil affiliates were expropriated without compensation by Venezuela on June 27, 2007. Prior to expropriation, ExxonMobil affiliates owned 41 2/3-percent interest in Cerro Negro and 50-percent interest in La Ceiba. ExxonMobil affiliates filed an arbitration against Venezuela with the International Centre for Settlement of Investment Disputes (ICSID) in September 2007. An affiliate filed a related arbitration against Venezuela’s national oil company (PdVSA) and a PdVSA affiliate with the International Chamber of Commerce (ICC) in January 2008.
Other South America • In Argentina, ExxonMobil holds a 51-percent interest in the Chihuidos field and a 23-percent interest in the Aguarague concession. In 2008 net daily gas production of 64 million cubic feet was sold into markets in Argentina and Chile. In addition the company holds exploration rights in the Stabroek block offshore Guyana. A new 2D seismic survey on the block is currently being processed.

50	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Europe
ExxonMobil is one of the largest producers of oil and natural gas in Europe. The company has upstream interests in Norway, the United Kingdom, the Netherlands, Germany, Italy, Hungary, Romania, Greenland, and Ireland. Extensive North Sea oil and natural gas production operations and significant onshore natural gas production are among the company’s key assets. ExxonMobil’s operations in Europe accounted for about 28 percent of the company’s 2008 net oil and gas production and about 28 percent of Upstream earnings.

The North Sea continues to make a significant contribution to ExxonMobil’s overall production. On the continent ExxonMobil has significant gas holdings in the Netherlands and is the largest gas producer in Germany. Activities continue in all sectors, from exploration to execution of new projects and implementation of work programs that maximize recovery in mature assets.
Exploration activities continue offshore Ireland, Greenland, and the North Sea, and onshore Germany. In 2008 exploration activity was initiated in Hungary and Romania. Major projects under way include new regasification terminals in the United Kingdom and Italy to deliver liquefied natural gas (LNG) to meet growing demand.

Europe Highlights

	2008	2007	2006

Earnings (billions of dollars)	9.9	6.1	6.5
Proved Reserves(1) (BOEB)	3.4	3.8	3.9
Acreage (gross acres, million)	27.0	24.3	18.8
Net Liquids Production (MBD)	0.4	0.5	0.5
Net Gas Available for Sale (BCFD)	4.0	3.8	4.1

(1)	See Frequently Used Terms on pages 96 through 99.

Europe Production
(millions of oil-equivalent barrels per day)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	51
Norway
ExxonMobil is among the largest oil and gas producers in Norway, with average net production of 295 thousand barrels per day of liquids and 764 million cubic feet per day of gas in 2008.
ExxonMobil operates four major producing fields in Norway including Ringhorne (ExxonMobil interest, 100 percent) and Ringhorne East (ExxonMobil interest, 77 percent), which are located 110 miles west of Stavanger. Since coming onstream in 2003, Ringhorne has produced 167 million barrels of oil and production averaged 92 thousand oil-equivalent barrels per day (gross) in 2008.
Development drilling at the Ormen Lange field (ExxonMobil interest, 7 percent) continued to progress in 2008. Gas from the Ormen Lange field has been flowing since September 2007, and six wells are currently producing at a gross rate of 1.8 billion cubic feet per day of gas.
The Volve field offshore Norway began production in February 2008 (ExxonMobil interest, 30 percent) as an eight-well development. The project is expected to recover nearly 70 million oil-equivalent barrels with a gross production capacity of 50 thousand barrels per day of liquids and 30 million cubic feet per day of gas.

Commissioning activities are nearing completion at the South Hook LNG regasification terminal in Milford Haven, Wales, with the first liquefied natural gas (LNG) cargo expected in early 2009.
The Scottish Area Gas Evacuation (SAGE) plant processes gas from the Beryl Area fields for supply to the U.K. market.

The Tyrihans field (ExxonMobil interest, 12 percent) is located in the Norwegian Sea. The field is currently being developed with subsea wells tied back to the Kristin platform for offshore processing and export. First production is expected in 2009.
In 2008 ExxonMobil participated in a successful appraisal of the Nyk High area, adjacent to the 1997 Luva discovery (ExxonMobil interest, 15 percent).
United Kingdom
ExxonMobil is one of the largest oil and gas producers in the United Kingdom, with average net production of 123 thousand barrels per day of liquids and 750 million cubic feet per day of gas in 2008.
ExxonMobil operates eight fields in the northern North Sea and has interests in over 40 producing fields that are co-venturer operated.
ExxonMobil is the operator of the Scottish Area Gas Evacuation (SAGE) gas plant at St. Fergus and the SAGE pipeline that transports gas from the Beryl Area fields to the gas plant. The company’s operations at Beryl and the SAGE gas plant are key contributors to U.K. energy supply.
In the central North Sea, production from the Starling gas condensate field (ExxonMobil interest, 72 percent) began in January 2008. The development consists of up to three wells tied back to the Shearwater platform over 20 miles away and is expected to recover almost 40 million oil-equivalent barrels (gross).
The South Hook LNG regasification terminal in Milford Haven, Wales, is expected to receive its first cargo in early 2009. This terminal will have the capacity to deliver up to 2 billion cubic feet of gas per day into the U.K. natural gas grid.
Preparations are under way to drill a wildcat well on ExxonMobil’s Mid North Sea High license in 2009.

52	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

The Netherlands
ExxonMobil is among the largest gas producers in the Netherlands, primarily through its shareholding in NAM (Nederlandse Aardolie Maatschappij), a 50-percent ExxonMobil equity company that produces gas from more than 100 fields located both onshore and offshore. In 2008 ExxonMobil’s net production averaged 1.7 billion cubic feet of gas per day.
NAM is the largest gas producer in the Netherlands. Seventy percent of its production comes from the Groningen field, which is the largest gas field in Western Europe. Discovered in 1959, Groningen is expected to recover over 100 trillion cubic feet of gas. A major renovation project has been progressing in phases since 1997 to ensure natural gas supply from the field continues well into the future. The project is expected to be completed in 2009.
NAM’s Schoonebeek Redevelopment project continued to progress in 2008. This enhanced oil recovery steamflood project is expected to recover 120 million barrels of oil (gross). The project start-up is planned for 2010.
Germany
ExxonMobil is Germany’s largest gas producer with average net production of 687 million cubic feet per day of gas in 2008. A total of 55 ExxonMobil-operated gas fields account for about three-quarters of all natural gas produced in the country.
Approximately half of the gas production is sour, containing up to 36 percent hydrogen sulfide. The sour gas is processed at the Grossenkneten or NEAG sulfur-recovery plants. ExxonMobil also operates a number of large compressor stations to maximize field production and resource recovery.
ExxonMobil’s portfolio in Germany also includes new unconventional gas exploration opportunities. ExxonMobil
The Groningen natural gas field is the largest in Western Europe and has been producing since 1963.

subsidiaries were awarded four large exploration licenses in 2007 by the Lower Saxony and North Rhine-Westphalia states. The licenses cover 1.3 million acres of the Lower Saxony Basin, and ExxonMobil operates these licenses with a 67-percent interest. Drilling and testing activities commenced in 2008.
In 2008 ExxonMobil sold its interest in approximately 2300 miles of regional gas pipeline networks in northern Germany held through BEB Transport GmbH (ExxonMobil interest, 50 percent) and ExxonMobil Gastransport Deutschland GmbH (ExxonMobil interest, 100 percent) to N.V. Nederlandse Gasunie.

Drilling activities are under way in the Lower Saxony Basin, Germany, to explore for unconventional gas resources to help increase natural gas supplies in Europe.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	53

Italy
Adriatic LNG Terminal • The Adriatic LNG terminal, installed at its final destination in September 2008, is the world’s first fixed offshore liquefied natural gas (LNG) storage and regasification terminal. The concrete, gravity-based structure, containing two large cryogenic tanks and supporting topside regasification equipment, was towed 1700 nautical miles from Algeciras, Spain, to offshore Porto Levante, Italy, in the northern Adriatic Sea. LNG ships, primarily from Qatar, will discharge cargo at the terminal where the LNG will be converted back into gas for delivery to shore via an export pipeline. The terminal will supply up to 775 million cubic feet of gas per day (gross) to the Italian market. Commissioning activities are progressing with start-up scheduled in 2009.
The Adriatic LNG terminal was towed from its construction site in Algeciras, Spain, to its final destination offshore Porto Levante, Italy. Commissioning activities are under way for start-up in 2009.

Tempa Rossa • The Tempa Rossa project (ExxonMobil interest, 25 percent) includes a centralized oil and gas processing facility and a separate liquefied petroleum gas (LPG) terminal with new storage and offloading facilities at a refinery in southern Italy. Site civil work was initiated in 2008 and construction of the oil facilities and export system is expected to begin in 2009. Upon completion these facilities will produce at a peak rate of 50 thousand barrels of oil per day (gross) along with associated natural gas and LPG. The project is expected to develop over 200 million oil-equivalent barrels (gross).

Ireland
In the Porcupine Basin, a frontier area approximately 125 miles off the southwest coast of Ireland, ExxonMobil has interest in four licenses. Evaluation of a 2D seismic survey is progressing on the 320,000-acre Dunquin license in support of potential future drilling (ExxonMobil interest, 80 percent). Two new exploration licenses were awarded to ExxonMobil in 2008, totaling 778,700 acres (ExxonMobil interest, 80 percent). A 2D seismic survey was acquired in 2008 and evaluation of this data is ongoing.
Hungary
ExxonMobil signed two agreements in Hungary to begin exploration in the Mako Trough. The agreements cover adjacent license areas of 184,300 acres (ExxonMobil interest, 33.5 percent) and 386,800 acres in which ExxonMobil will acquire a 50-percent interest upon completion of a work program. ExxonMobil is the operator of both licenses and is conducting an initial work program involving drilling and testing exploratory wells. The initial phase began in 2008.
Romania
ExxonMobil signed an agreement to farm-in to the 1.8-million-acre, deepwater Neptun Block in the Romanian Black Sea (ExxonMobil interest, 50 percent) in 2008. A 3D seismic program is planned in 2009. Following the evaluation of the 3D seismic data, ExxonMobil will have the option to participate in an exploration drilling program.
Exploration activities in the Mako Trough, Hungary, commenced in 2008.

Greenland
In the Disko area of western Greenland, ExxonMobil has interests in Block 6 (ExxonMobil interest, 44 percent) and Block 4 (ExxonMobil interest, 29 percent) totaling nearly 6.7 million acres. In 2008, 2000 miles of 2D data were acquired in each of the two blocks using solid seismic streamers to reduce the potential for fluid spills. ExxonMobil is a leader in the application of this recently developed seismic-streamer technology. The data are currently being processed to identify potential drilling opportunities.

54	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Africa
ExxonMobil is one of the largest oil and gas producers in Africa. ExxonMobil’s operations in Africa accounted for about 17 percent of the company’s 2008 net oil and gas production and 18 percent of Upstream earnings, with those percentages expected to increase as new projects begin production.

ExxonMobil has exploration operations in Angola, Nigeria, Libya, Madagascar, and the Republic of Congo. In deepwater areas offshore Africa, ExxonMobil holds interests in 31 blocks, totaling more than 25 million gross acres, and participated in 16 West Africa deepwater exploration wells that were completed in 2008. ExxonMobil is also progressing liquefied natural gas (LNG) opportunities in the region.
Angola
ExxonMobil has interests in four deepwater blocks that cover more than 3 million gross acres. The company and its co-venturers have announced a total of 60 discoveries in Angola, representing world-class development opportunities with a recoverable resource potential of about 14 billion oil-equivalent barrels (gross).
In 2008 the Kizomba C development, utilizing twin floating production, storage, and offloading vessels for the Mondo and Saxi/Batuque projects, started up on ExxonMobil-operated Block 15. Including production from the co-venturer-operated Block 17, ExxonMobil’s net production in Angola averaged 181 thousand barrels of oil per day in 2008. Development planning for new discoveries in Block 31 and Block 32 is progressing.
Angola Block 15 • ExxonMobil was awarded Block 15 in 1994 (ExxonMobil interest, 40 percent), and the first discovery was made in 1998. To date a total resource of nearly 5 billion oil-equivalent barrels (gross) has been discovered on the block. First oil was produced in November 2003 from the Xikomba field, followed by Kizomba A in 2004, Kizomba B in 2005, and Marimba North in 2007.

Africa Highlights

	2008	2007	2006

Earnings (billions of dollars)	6.4	5.5	5.5
Proved Reserves(1) (BOEB)	2.1	2.4	2.4
Acreage (gross acres, million)	42.4	41.8	41.1
Net Liquids Production (MBD)	0.6	0.7	0.8
Net Gas Available for Sale (BCFD)	—	—	—

(1)	See Frequently Used Terms on pages 96 through 99.

Africa Production
(millions of oil-equivalent barrels per day)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	55
The Kizomba C Mondo project is a subsea tieback of three drill centers to a floating production, storage, and offloading (FPSO) vessel with a capacity of 100 thousand barrels of oil per day.

The Kizomba C Mondo project started up in January 2008 followed by the Kizomba C Saxi/Batuque project in July. Together these projects are expected to recover approximately 600 million barrels of oil (gross). Total combined daily production on the block peaked at over 700 thousand barrels per day (gross) in 2008.
Additional Block 15 developments are progressing including the Gas Gathering project to collect and transport block-wide associated gas to the Angola liquefied natural gas (LNG) facility under construction at Soyo. Activities are also progressing for the Kizomba Satellites project that will include subsea tiebacks to the Kizomba A and B floating production, storage, and offloading (FPSO) vessels. Planning for development continues for the remaining discovered resources on Block 15.
Angola Block 17 • ExxonMobil owns a 20-percent interest in Block 17, where the first discovery was made in 1996. Through year-end 2008, 15 discoveries have been announced on the block with a total resource estimate of about 6 billion oil-equivalent barrels. A number of projects have started up, including Girassol in 2001, Dalia in 2006, and Rosa in 2007. During 2008, production was 500 thousand barrels per day (gross). Project execution began in 2008 for the Pazflor project, located 100 miles offshore in 2600 feet of water. An FPSO vessel will be used to produce 200 thousand barrels per day (gross). The next planned development will be Cravo-Lirio-Orquidea-Violeta (CLOV), another FPSO vessel project that is expected to produce 160 thousand barrels per day (gross).
Angola Block 31 • ExxonMobil was awarded a 25-percent interest in Block 31 in 1999, and the first discovery was made in 2002. Through year-end 2008, 16 discoveries have been announced with a total resource of approximately 2 billion oil-equivalent barrels on the block. The first development is the Plutao-Saturno-Venus-Marte (PSVM) hub located in the northern part of the block. A single, 150-thousand-barrel-per-day FPSO vessel is planned for the four fields to produce an estimated 490 million barrels of oil (gross). The water depth ranges from 5900 to 6700 feet, the deepest yet for a West African development project. Planning for development of additional hubs in the southeast and central part of the block is under way.
Angola Block 32 • ExxonMobil was awarded a 15-percent interest in Block 32 in 1999 and the first discovery was made in 2003. Through year-end 2008, 12 discoveries have been announced with a total resource of approximately 1.4 billion oil-equivalent barrels on the block. The first development being planned is the AB32 Southeast Hub in the east-central part of the block. A single FPSO vessel is planned to develop a combined resource of up to 650 million barrels of oil (gross). The water depth ranges from 4700 to 5600 feet. Planning for additional exploration wells is ongoing.

56	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Nigeria
ExxonMobil is active on both shallow and deepwater acreage in Nigeria. In shallow water, ExxonMobil operates a joint venture with the Nigerian National Petroleum Corporation (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) that covers approximately 800,000 acres in four leases offshore southeastern Nigeria. In deep water, ExxonMobil acquired equity in OPL 223 (ExxonMobil interest, 27 percent) in 2008 and has interests in six other blocks that include the Bonga, Bosi, Erha, Uge, and Usan discoveries. In 2008 ExxonMobil produced an average of 364 thousand barrels of liquids per day (net) offshore Nigeria.
Nigeria Deepwater Development
ExxonMobil continues to progress Nigeria deepwater projects in various stages of development. The ExxonMobil-operated Erha North Phase 2, Bosi, and OPL 214 Uge projects are in the development planning stage. The co-venturer-operated Usan project began execution in early 2008, while development planning continues for the co-venturer-operated Bonga North, Northwest, and Southwest projects.
Erha/Erha North • The world-class Erha development (ExxonMobil interest, 56 percent) is located 60 miles offshore in 3900 feet of water. Erha and Erha North started up in 2006 as ExxonMobil’s first operated deepwater production in Nigeria. The combined development consists of over 30 subsea wells tied back to a floating production, storage, and offloading (FPSO) vessel, with a capacity of over 200 thousand barrels per day. Planning continues for the Erha North Phase 2 project that will further develop the Erha North field with additional production wells tied back to the existing Erha FPSO. Exploration efforts continued in 2008 with the 14th exploration well discovering additional hydrocarbons near the Erha/Erha North development.
The Erha FPSO has tiebacks to over 30 subsea wells with a capacity of over 200 thousand barrels per day.

Bosi • The Bosi development (ExxonMobil interest, 56 percent) in over 5500 feet of water will be ExxonMobil’s deepest operated development to date. The Bosi resource will be developed in phases with subsea tiebacks to a spread-moored FPSO vessel. The combined phases of the Bosi project are expected to develop approximately 500 million barrels of oil (gross). Development planning work continues on gas disposition.
Bonga North and Northwest • The Bonga North and Bonga Northwest (ExxonMobil interest, 20 percent) subsea development opportunities are progressing and are planned as tiebacks to the existing Bonga Main FPSO that began operation in 2005. These two projects combined would develop about 570 million barrels of oil (gross). Exploration activity included an additional exploratory well in 2008. The results of this well will be used to update the resource potential and development strategy.
Bonga Southwest • The Bonga Southwest project (ExxonMobil interest, 16 percent) is planned as an FPSO vessel development with a dedicated gas export pipeline. This development is planned to produce 140 thousand barrels per day at peak production. Design and contracting activities are advancing.
OPL 214 • The Uge field (ExxonMobil interest, 20 percent) was discovered in 2005 after ExxonMobil was awarded operatorship of OPL 214 in 2001. The block continues to be evaluated with an appraisal well drilled in 2008. Planning for development continues on Uge, as well as additional exploration drilling on the block.
Usan • The Usan project (ExxonMobil interest, 30 percent) is a co-venturer-operated development located 60 miles offshore Nigeria in 2500 feet of water. The development is designed to recover over 500 million barrels of oil (gross) with 42 subsea wells connected to a 180-thousand-barrel-per-day capacity FPSO vessel. Project execution began in 2008.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	57

Nigeria Joint Venture — Shelf Development
In the joint venture area, activities are progressing to increase production capacity as well as develop additional resources. Production growth will result from development drilling, enhanced oil recovery including the Etim/Asasa and Usari Pressure Maintenance projects, and a series of platform upgrades that will expand capacity while also extending the life of the existing assets.
East Area NGL II • The East Area natural gas liquids (NGL) II project (ExxonMobil interest, 51 percent) began production in 2008. The project includes an offshore natural gas liquids extraction complex, more than 125 miles of new natural gas and natural gas liquids pipelines, and expansion of the existing onshore Bonny River terminal for fractionation of the liquids into commercial products and offloading. The development will recover about 300 million barrels of natural gas liquids (gross) and is part of an integrated approach to reduce flaring and emissions.
Satellite Field Development • The Satellite Field Development project (ExxonMobil interest, 40 percent) targets 20 undeveloped oil fields and 15 infill platform opportunities with total recoverable resources exceeding 1 billion barrels of oil (gross).
Equatorial Guinea
ExxonMobil is the largest producer in Equatorial Guinea operating the Zafiro field (ExxonMobil interest, 71 percent) in water depths between 400 and 2800 feet. In 2008 Zafiro production averaged 184 thousand barrels of oil per day (gross) through the Serpentina FPSO, the Jade Platform, and the Zafiro Producer, a floating production unit.
Chad
ExxonMobil is the primary producer in Chad with gross average production in 2008 of 127 thousand barrels of oil per day (ExxonMobil interest, 40 percent). Development drilling is focused in the Three Fields area (Kome, Miandoum, and Bolobo). The Maikeri field began production in 2007, and the Timbre field is expected to begin production in 2009. Waterflood projects and production optimization are continuing to maximize recovery of reserves.
Madagascar
In 2004 and 2005, ExxonMobil captured a large acreage position and currently holds over 17 million acres (gross) in four frontier exploration blocks offshore northwestern Madagascar. ExxonMobil has implemented a phased approach to its exploration program. Through year-end 2008, activity has included acquisition of new 2D and 3D seismic data.
Congo
ExxonMobil was awarded a 30-percent interest in the Mer Tres Profonde Sud block in 1997. The first discovery was made in 2000. Through year-end 2008, five discoveries have been announced with a total gross resource of approximately 500 million oil-equivalent barrels on the block. Planning for development is under way. The water depth ranges from 6200 to 6900 feet. The exploration program continues with a new 3D seismic survey acquired in 2007.
ExxonMobil was awarded a 40-percent interest in the Mer Tres Profonde Nord block in 1997. Exploration activities continue with the 3D seismic survey acquired in 2007.
Libya
Additional 2D seismic data and an R3M survey were completed over Contract Area 44 offshore northeastern Libya in 2008. Evaluation of these data is in progress.
Acquisition of a 2D seismic survey, a 3D seismic survey, and an R3M survey were completed over Contract Area 20 offshore northern Libya in 2008. Evaluation of these data is in progress.
Contract Area 21 was awarded to ExxonMobil in June 2008. The contract area comprises 2.5 million acres and is 110 miles offshore in water depths ranging from approximately 5400 to 8700 feet. A 2D seismic survey was completed in 2008 and a 3D seismic survey is planned for 2009. Evaluation of the 2D seismic data is in progress.

Additional drilling activity is planned during 2009 from the Jade Platform, offshore Equatorial Guinea, to maximize resource recovery from the Zafiro field.

58	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Asia Pacific/Middle East
ExxonMobil’s operations in the Asia Pacific/Middle East region accounted for about 26 percent of the company’s 2008 net oil and gas production and about 17 percent of Upstream earnings. Those percentages are expected to grow in the future, primarily driven by new developments in Qatar.

Australia
ExxonMobil continues to be a leading oil and gas producer in Australia. In 2008 net production averaged 59 thousand barrels of liquids and 358 million cubic feet of gas per day.
The Kipper/Tuna (ExxonMobil interest, Kipper 32.5 percent, Tuna 50 percent) and Turrum (ExxonMobil interest, 50 percent) projects in the Bass Strait are in the execution stage.
The Gorgon Jansz project (ExxonMobil interest, 25 percent) is in the final stages of obtaining government approvals to develop this world-class gas resource offshore Western Australia. The development consists of subsea infrastructure for the production and transport of gas and a 15-million-tons-per-year liquefied natural gas (LNG) facility located on Barrow Island. The development concept for the ExxonMobil-operated Jansz field includes one of the world’s longest subsea tiebacks, located in over 4200 feet of water.
Appraisal drilling in 2009 and beyond will enhance opportunities to further develop the existing discovered resources of 40 trillion cubic feet of gas (gross).
Development and execution planning continues to progress for the Scarborough LNG project (ExxonMobil interest, 50 percent). The field is located offshore Western Australia and has a resource of approximately 10 trillion cubic feet of gas (gross).
Exploration evaluation activities continue in the WA-392-P, WA-374-P, and WA-268-P blocks (ExxonMobil interest, 25 percent). In 2008 a 3D seismic survey was acquired in the WA-268-P block and ExxonMobil completed acquisition of a new 2D seismic survey in the WA-318-P block (ExxonMobil interest, 75 percent) in the Bonaparte Basin offshore northern Australia.

Asia Pacific/Middle East Highlights

	2008	2007	2006

Earnings (billions of dollars)	6.2	4.9	4.1
Proved Reserves(1) (BOEB)	8.2	8.3	8.1
Acreage (gross acres, million)	26.9	29.0	21.7
Net Liquids Production (MBD)	0.5	0.5	0.5
Net Gas Available for Sale (BCFD)	3.1	3.2	2.6

(1)	See Frequently Used Terms on pages 96 through 99.

Asia Pacific/Middle East Production
(millions of oil-equivalent barrels per day)

The Gorgon Jansz project includes parallel subsea development of the Gorgon and Jansz fields along with installation of a 15-million-tons-per-year LNG facility on Barrow Island.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	59

Indonesia
ExxonMobil operates Indonesia’s Arun gas field (ExxonMobil interest, 100 percent), which supplies gas to the PT Arun LNG plant. In 2008 net production from the Arun field, Arun satellite fields, and the North Sumatra Offshore field averaged 239 million cubic feet of gas per day.
The Banyu Urip development in the Cepu Contract Area, onshore Java, (ExxonMobil interest, 45 percent) includes an early oil phase with capacity to produce up to 20 thousand barrels of oil per day (gross). The full development is expected to produce 165 thousand barrels of oil per day (gross) and is planned to have 49 wells, an onshore central processing facility, and a 60-mile pipeline to transport the processed oil to a floating storage and offloading vessel. Land acquisition and major contract tendering activities are under way for the full project. In 2008 a successful appraisal well was drilled at the Jambaran field. A Cepu exploration drilling program is planned for the 2009 to 2010 period.
In 2008 ExxonMobil submitted a Plan of Development and communicated intent to enter the next phase of development to the Indonesian government for the Natuna D-Alpha gas field (ExxonMobil interest, 76 percent), a large offshore gas field containing over 70 percent carbon dioxide. Development activity is under way while discussions are continuing with the government to achieve mutually agreeable contract terms.
In 2008 exploration activity continued in the Surumana and Mandar blocks (ExxonMobil interest, 100 percent) offshore Sulawesi in the Makassar Strait. New 3D seismic data were acquired over the Mandar block in 2008 with plans to initiate drilling in the Surumana and Mandar blocks in 2009.
ExxonMobil was awarded the 406,500-acre Gunting Block (ExxonMobil interest, 100 percent) onshore and offshore Java in 2008.
Malaysia
ExxonMobil operates 43 platforms in 17 fields as one of Malaysia’s major suppliers of crude oil and natural gas. Net production in 2008 averaged 56 thousand barrels of liquids per day and 582 million cubic feet of gas per day.
In March 2008, ExxonMobil and the Malaysian national oil company, PETRONAS, agreed to continue to work together to help ensure sustainable energy supplies for Malaysia under a new Production Sharing Agreement. The 25-year agreement includes commitments to implement an enhanced oil recovery project at the Tapis Field, to continue conventional oil development, and to maintain the integrity and reliability of existing offshore facilities using ExxonMobil’s advanced technology and project-execution capabilities.
In early 2008, ExxonMobil started up the Tapis F (ExxonMobil interest, 50 percent) and Jerneh B (ExxonMobil interest, 100 percent) gas platforms in the South China Sea. These projects are expected to deliver peak production of 270 million cubic feet per day of gas (gross) to Peninsular Malaysia.
Papua New Guinea (PNG)
In 2008 ExxonMobil’s net production averaged 7 thousand barrels of oil per day. The Gas Agreement for the PNG LNG project (ExxonMobil interest, 33 percent) was signed in 2008 by the State of Papua New Guinea and the project’s joint venture participants. After achieving this milestone, the project began front-end engineering and design for the gas processing facilities, pipelines, and LNG plant facilities. The project is planned to develop the Hides, Angore, and Juha fields to supply feed gas for a 6.3-million-tons-per-year LNG facility located 12 miles northwest of Port Moresby.
Philippines
Evaluation of the SC-56 block (ExxonMobil interest, 50 percent) continued with acquisition of a geochemical survey in 2008. Exploration drilling is planned in 2009.
New Zealand
ExxonMobil was awarded the 4-million-acre PEP50117 license (ExxonMobil interest, 90 percent) in the Great South Basin in 2007. In 2008, seismic data were acquired in preparation for a potential exploratory drilling program.
Hong Kong Power
Through a partnership with CLP Holdings, ExxonMobil has a 60-percent interest in the Castle Peak Power Company in Hong Kong with 6900 megawatts of power generation capacity, and a 51-percent interest in 600 megawatts of pumped storage capacity in southern China. The related electricity Scheme of Control Agreement with the Hong Kong government has been renewed for 10 years. An emissions reduction project is under way at the Castle Peak power station.

60	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Qatar
Through the Qatar joint ventures, ExxonMobil and Qatar Petroleum continue to develop the North Field, the largest non-associated gas field in the world. Resources exceeding 25 billion oil-equivalent barrels (gross) will be developed through existing and planned projects with ExxonMobil interest. The North Field is cost-competitive for supplying liquefied natural gas (LNG) to the major markets in Asia, Europe, and North America. By the end of 2009, the world’s four largest LNG trains are expected to be online to further meet the world’s growing energy demand.
LNG production from ExxonMobil-interest trains in Qatar was nearly 31 million tons in 2008 (gross). ExxonMobil participates in all of the existing Qatargas and RasGas trains (ExxonMobil interest ranges from 10 to 34 percent). The Al Khaleej domestic gas operation (ExxonMobil interest, 100 percent) produced about 720 million cubic feet per day in 2008.

Qatar Existing and Planned LNG Trains

Joint		Capacity	Working	Scheduled
Venture	Train	(MTA)(1)	Interest (%)	Completion

Qatargas	1,2,3	9.7	10	Complete
Qatargas II	4	7.8	30	2009
	5	7.8	18	2009
RasGas	1,2	6.6	25	Complete
	3	4.7	30	Complete
	4	4.7	34	Complete
	5	4.7	30	Complete
	6	7.8	30	2009
	7	7.8	30	2009

Total		61.6

(1)	Million tons per year.
RasGas Trains 6 and 7 • RasGas is constructing two 7.8-million-tons-per-year LNG trains owned by Ras Laffan Liquefied Natural Gas Company (3), a joint venture between Qatar Petroleum and ExxonMobil. The scope of the project entails the design, construction, and operation of two mega LNG trains and associated facilities to produce approximately 15.6 million tons per year of LNG. Construction of all facilities is progressing with start-up of both Train 6 and Train 7 planned in 2009. Train 6 is planned to supply the U.S. market via the Golden Pass LNG regasification terminal and Train 7 is expected to supply Asia and other markets worldwide.
Qatargas II Trains 4 and 5 • Qatargas II Train 4 is expected to start up in early 2009 and will be the first mega LNG train in the world with an annual capacity of 7.8 million tons. Train 5, which also will have an annual capacity of 7.8 million tons, is expected to start up later in 2009. Deliveries from Qatargas II will use a fleet of Q-Flex and Q-Max vessels, the world’s largest LNG carriers. Shipments are planned primarily to the U.K. gas market through the South Hook LNG regasification terminal.

Construction and commissioning activities are continuing to progress at the Qatargas II Train 4 and 5 projects. Qatargas II Train 4 is expected to start up in early 2009 and Train 5 will follow later in the year.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	61

Al Khaleej Gas • The second phase of the Al Khaleej Gas project is expected to start up in 2009, supplying 1.25 billion cubic feet per day of natural gas (gross) to meet Qatar’s growing domestic demand and exporting 70 thousand barrels per day of liquids (gross). This is an expansion of Phase 1, which has operated since 2005.
Barzan • The initial phase of the Barzan project will supply domestic gas to meet Qatar’s rapidly growing infrastructure and industry requirements. In 2007 ExxonMobil and Qatar Petroleum signed a Heads of Agreement to develop all future phases of the Barzan project. Front-end engineering and design are under way. The initial phase of the Barzan project is expected to produce about 1.5 billion cubic feet per day of gas (gross).
Qatar Common Facilities • RasGas and Qatargas are constructing common facilities on behalf of the Ras Laffan Industrial City joint venture companies for the storage and loading of LNG, condensates, LPG, and sulfur. The utilization of shared facilities enables each participant to benefit from significant economies of scale, resulting in billions of dollars of savings over stand-alone construction. Construction of all facilities is progressing as planned.
United Arab Emirates
ExxonMobil participates in two oil concessions in the United Arab Emirates, one onshore and one offshore. In 2008 the daily net production from the onshore concession was 130 thousand barrels of oil. Daily net production from the Upper Zakum offshore concession was 154 thousand barrels of oil.
Upper Zakum (ExxonMobil interest, 28 percent) is one of the world’s largest oil fields, with approximately 50 billion barrels originally in place, and less than 10 percent of the resource produced to date. ExxonMobil’s capability to improve oil recovery, build production capacity, transfer technology, and develop staff was key to gaining entry to the field in 2006. The ExxonMobil Technology Center in Abu Dhabi is now fully operational to allow staff working on Upper Zakum access to the industry’s most advanced technology in the areas of reservoir management, well management, and production operations.

Left: The Q-Max ship (left) and the Q-Flex ship (right) are 80% and 45% larger than conventional-size LNG ships, respectively.
Below: Upper Zakum is one of the world’s largest oil fields. The central facilities, located offshore Abu Dhabi, process crude from 42 wellhead platforms.

62	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Russia/Caspian
ExxonMobil’s operations in the Russia/Caspian region accounted for about 4 percent of the company’s 2008 net oil and gas production and about 9 percent of Upstream earnings, with these percentages expected to increase as new projects come onstream. In the Caspian, ExxonMobil holds the unique position of participating in the development of three of the largest fields in the world: Kashagan and Tengiz in Kazakhstan, and Azeri-Chirag-Gunashli in Azerbaijan.

Russia
ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 area, which comprises three offshore fields – Chayvo, Odoptu, and Arkutun-Dagi. The Sakhalin-1 project is one of the largest single foreign investment projects in Russia and is being developed in phases. Production from Chayvo started in 2005.
Exploration activities on the Sakhalin-III blocks are pending resolution of award of exploration and production licenses by the Russian government. ExxonMobil continues to pursue new opportunities to participate jointly with Russian companies in Russia’s energy industry.
Sakhalin-1 Chayvo • In 2005 first oil production and gas sales to far east Russia commenced from the initial development phase of Sakhalin-1 Chayvo. The permanent onshore processing facilities and export system were commissioned in 2006. In 2008 gross production averaged 200 thousand barrels of oil per day and 145 million cubic feet of sales gas per day. Future phases will be implemented to maintain capacity utilization of the processing facility and export system and sustain field production for the long term.
In 2006 a Heads of Agreement was signed with China National Petroleum Corporation (CNPC) for gas pipeline sales from Sakhalin-1 to China. Other regional gas sales options also continue to be evaluated.
The Yastreb drilling rig, specially built for the harsh arctic conditions in Sakhalin, provides the capacity needed to drill world-class extended-reach wells.

Sakhalin-1 Future Phases • The next phases of the Sakhalin-1 project include the development of the Odoptu and Arkutun-Dagi fields. Odoptu detailed engineering was completed in 2008 while regulatory approvals and construction activities continued to progress. Arkutun-Dagi’s early engineering activities continued to advance in 2008. Both projects will benefit from the infrastructure and learnings from Chayvo.

Russia/Caspian Highlights

	2008	2007	2006

Earnings (billions of dollars)	3.1	2.4	1.2
Proved Reserves(1) (BOEB)	1.9	2.0	2.1
Acreage (gross acres, million)	2.5	2.5	2.7
Net Liquids Production (MBD)	0.2	0.2	0.1
Net Gas Available for Sale (BCFD)	0.1	0.1	0.1

(1)	See Frequently Used Terms on pages 96 through 99.

Russia/Caspian Production
(millions of oil-equivalent barrels per day)

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	63

Azerbaijan
Phase 1 and 2 developments of the Azeri portion of the Azeri-Chirag-Gunashli (ACG) field (ExxonMobil interest, 8 percent) started up in 2005 and 2006, respectively. The Phase 3 development of the Deep Water Gunashli field started up in 2008. Total estimated recovery from the field is 5.4 billion oil-equivalent barrels (gross). In 2008 the ACG field achieved oil production rates in excess of 900 thousand barrels of oil per day (gross) and is expected to reach 1 million barrels per day (gross) by 2010.
Kazakhstan
ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area encompassing the Tengiz field, an associated processing plant complex, and the nearby Korolev field. Including an exploration license adjacent to the production area, TCO holds a total of 608,000 acres (gross).
ExxonMobil also participates in the North Caspian Production Sharing Agreement, which includes the giant Kashagan field located offshore in the Caspian Sea. In 2008 final agreements were signed that reduced ExxonMobil’s interest from 19 percent to 17 percent. Development activities for the Kashagan Phase 1 project are progressing.
Tengiz • The giant Tengiz field in Kazakhstan has produced over 1 billion barrels of oil from a resource of nearly 6 billion barrels (gross). TCO completed a major expansion that included sour gas injection and a second-generation gas-handling project at the Tengiz field in 2008, which increased the daily crude production capacity of the field to 540 thousand barrels of oil per day (gross). A planned future expansion could develop an additional 1 billion barrels of oil and provide a further 370 thousand barrels per day (gross) of incremental capacity.
Kashagan • The Kashagan field will be developed in phases. Phase 1, which is currently under construction, includes an offshore production and separation hub on an artificial island, several drilling islands, three onshore oil-stabilization trains, two onshore gas treatment plants, and an onshore sulfur treatment plant. This phase is anticipated to produce 3.6 billion barrels of oil at a production rate of 360 thousand barrels per day (gross). Future phases are expected to increase recovery to 12 billion barrels of oil at a production rate of approximately 1.5 million barrels of oil per day (gross).
Production from the Tengiz field increased to 540 thousand barrels of oil per day (gross) following completion of a major expansion project in 2008.
Artificial islands in the Caspian Sea support the offshore drilling and production activities for the Kashagan Phase 1 development.

64	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Upstream Operating Statistics
NET LIQUIDS PRODUCTION(1) – Including Oil Sands and Non-Consolidated Operations

(thousands of barrels per day)	2008	2007	2006	2005	2004

United States
Alaska	130	132	127	159	174
Lower 48	237	260	287	317	383
Total United States	367	392	414	477	557
Canada/South America	292	324	354	395	408
Total Americas	659	716	768	872	965

Europe
United Kingdom	123	150	186	202	235
Norway	295	319	320	327	328
Other	10	11	14	17	20
Total Europe	428	480	520	546	583

Africa
Nigeria	364	415	427	299	276
Angola	181	173	193	181	95
Equatorial Guinea	60	76	103	122	136
Other	47	53	58	64	65
Total Africa	652	717	781	666	572

Asia Pacific/Middle East
Australia	59	66	69	73	91
Malaysia	56	67	64	82	94
Middle East	381	374	340	163	158
Other	10	11	12	14	17
Total Asia Pacific/Middle East	506	518	485	332	360

Russia/Caspian	160	185	127	107	91

Total worldwide	2,405	2,616	2,681	2,523	2,571

Gas Plant Liquids Included Above
United States	49	57	61	68	86
Non-U.S.	164	166	175	172	168

Total worldwide	213	223	236	240	254

Oil Sands and Non-Consolidated Volumes Included Above
United States	78	82	87	93	101
Canada/South America	62	65	58	53	59
Europe	5	6	6	7	9
Asia Pacific/Middle East	193	190	172	146	140
Russia/Caspian	87	75	71	72	74

Total worldwide	425	418	394	371	383

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from oil sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

Proved Reserves per Share Growth	Production per Share Growth	Upstream Earnings per Share Growth

(1)	Royal Dutch Shell, BP, and Chevron values are calculated on a consistent basis with ExxonMobil, based on public information.

(2)	2008 competitor data not available.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	65
NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE(1) – Including Non-Consolidated Operations

(millions of cubic feet per day)	2008	2007	2006	2005	2004

United States	1,246	1,468	1,625	1,739	1,947
Canada/South America	640	808	935	1,006	1,069
Total Americas	1,886	2,276	2,560	2,745	3,016

Europe
The Netherlands	1,748	1,551	1,536	1,595	1,725
United Kingdom	750	779	990	1,126	1,196
Norway	764	705	686	709	645
Germany	687	775	874	885	1,048
Total Europe	3,949	3,810	4,086	4,315	4,614

Africa	32	26	—	—	—

Asia Pacific/Middle East
Australia	358	389	330	338	397
Malaysia	582	583	519	488	511
Middle East	1,911	1,875	1,353	846	642
Indonesia	239	286	365	410	578
Other	24	29	29	32	33
Total Asia Pacific/Middle East	3,114	3,162	2,596	2,114	2,161

Russia/Caspian	114	110	92	77	73

Total worldwide	9,095	9,384	9,334	9,251	9,864

Non-Consolidated Natural Gas Volumes Included Above
United States	1	1	1	2	2
Europe	1,696	1,503	1,500	1,548	1,667
Asia Pacific/Middle East	1,356	1,272	1,000	807	642
Russia/Caspian	77	79	75	73	74

Total worldwide	3,130	2,855	2,576	2,430	2,385

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.
NATURAL GAS SALES(1)

(millions of cubic feet per day)	2008	2007	2006	2005	2004

United States	1,292	1,560	1,686	1,833	2,277
Canada/South America	845	968	1,120	1,186	1,353
Europe	5,665	5,396	5,728	6,015	6,262
Africa	32	26	—	—	—
Asia Pacific/Middle East	2,841	2,900	2,379	1,901	1,973
Russia/Caspian	137	129	112	86	77

Total worldwide	10,812	10,979	11,025	11,021	11,942

(1)	Natural gas sales include 100 percent of the sales of ExxonMobil- and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

66	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
NUMBER OF NET WELLS DRILLED ANNUALLY(1)

	Productive					Dry					Total

(net wells drilled)	2008	2007	2006	2005	2004	2008	2007	2006	2005	2004	2008	2007	2006	2005	2004

Exploratory(2)	19	19	21	24	21	9	16	12	13	15	28	35	33	37	36
Development	731	917	1,041	946	1,164	4	19	11	14	18	735	936	1,052	960	1,182
Total	750	936	1,062	970	1,185	13	35	23	27	33	763	971	1,085	997	1,218

NET ACREAGE AT YEAR END(3)

	Undeveloped					Developed
(thousands of net acres)	2008	2007	2006	2005	2004	2008	2007	2006	2005	2004

United States	5,691	5,539	6,062	6,413	7,055	5,148	5,174	5,178	5,260	5,480
Canada/South America(4)	19,953	22,563	22,224	24,484	25,832	2,488	2,366	2,360	2,498	2,915
Europe	7,913	6,002	2,727	2,778	2,245	4,026	4,194	4,418	4,687	4,715
Africa	26,439	24,835	24,075	29,048	21,797	756	729	717	545	475
Asia Pacific/Middle East	12,190	13,167	7,462	3,797	4,180	1,651	1,649	1,655	1,570	2,436
Russia/Caspian	372	392	449	569	561	116	116	116	116	103
Total worldwide	72,558	72,498	62,999	67,089	61,670	14,185	14,228	14,444	14,676	16,124

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)						2008	2007	2006	2005	2004

United States						18,542	16,948	16,530	16,097	16,217
Canada/South America(4)						9,967	11,338	10,076	10,306	10,144
Europe						11,477	15,426	15,182	13,556	16,169
Africa						17,797	15,149	14,280	12,744	10,706
Asia Pacific/Middle East						11,379	10,674	8,813	6,718	6,675
Russia/Caspian						10,219	9,142	8,246	7,158	5,336
Total worldwide						79,381	78,677	73,127	66,579	65,247

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(3)

		Canada/			Asia Pacific/	Russia/
(millions of dollars)	United States	South America(4)	Europe	Africa	Middle East	Caspian	Worldwide

During 2008
Property acquisition costs	281	126	25	82	86	63	663
Exploration costs	453	325	401	686	346	61	2,272
Development costs	2,739	1,421	1,863	4,783	2,063	1,764	14,633
Total	3,473	1,872	2,289	5,551	2,495	1,888	17,568

During 2007
Property acquisition costs	63	93	—	13	15	10	194
Exploration costs	377	231	229	584	261	80	1,762
Development costs	1,859	902	2,016	2,847	2,405	1,541	11,570
Total	2,299	1,226	2,245	3,444	2,681	1,631	13,526

During 2006
Property acquisition costs	54	100	11	16	405	11	597
Exploration costs	382	225	202	518	219	139	1,685
Development costs	1,838	1,002	2,660	3,433	1,718	1,452	12,103
Total	2,274	1,327	2,873	3,967	2,342	1,602	14,385

During 2005
Property acquisition costs	11	18	—	53	41	330	453
Exploration costs	286	134	152	507	181	160	1,420
Development costs	1,695	1,177	1,493	3,189	850	2,157	10,561
Total	1,992	1,329	1,645	3,749	1,072	2,647	12,434

(1)	A regional breakout of this data is included on page 15 of ExxonMobil’s 2008 Form 10-K.

(2)	These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)	Includes non-consolidated interests and Canadian oil sands mining operations and is not directly comparable to data in Appendix A of ExxonMobil’s 2009 Proxy Statement, or pages 8 and 9 of ExxonMobil’s 2008 Form 10-K, which due to financial reporting requirements treat Canadian oil sands as a mining operation.

(4)	Canadian oil sands data included above: net acreage of 29,000 developed acres and 212,000 undeveloped acres at year-end 2008, net capitalized cost of about $3.3 billion at year-end 2008, exploration costs of $19 million, and development costs of $514 million incurred during 2008.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	67
 PROVED OIL AND GAS RESERVES(1)

	2008	2007	2006	2005	2004

Liquids, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	2,076	2,212	2,177	2,424	2,894
Canada/South America(2)	2,717	1,564	1,985	2,152	2,326
Europe	566	696	750	886	1,029
Africa	2,004	2,180	2,266	2,527	2,654
Asia Pacific/Middle East	2,967	2,976	2,765	1,908	1,688
Russia/Caspian	1,502	1,632	1,766	1,798	1,922
Total worldwide excluding year-end price/cost effects	11,832	11,260	11,709	11,695	12,513

Year-end price/cost effects	174	(186)	(141)	(466)	(862)

Total worldwide	12,006	11,074	11,568	11,229	11,651

Proportional interest in oil sands and non-consolidated reserves included above, excluding year-end price/cost effects
United States	368	374	369	391	402
Canada (oil sands)(2)	1,871	694	718	738	757
Europe	27	25	12	11	17
Asia Pacific/Middle East	1,350	1,420	1,399	1,353	1,161
Russia/Caspian	806	850	909	923	981
Net proved developed reserves included above
United States	1,521	1,626	1,777	2,006	2,551
Canada/South America	1,315	1,376	1,620	1,344	1,218
Europe	419	526	568	665	778
Africa	1,284	1,202	1,279	1,218	1,117
Asia Pacific/Middle East	1,964	1,797	1,720	1,189	1,045
Russia/Caspian	715	602	652	629	634

Total worldwide	7,218	7,129	7,616	7,051	7,343

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	12,847	13,255	10,231	11,362	10,578
Canada/South America	1,376	1,547	1,952	2,354	2,748
Europe	17,097	18,539	18,847	20,575	21,916
Africa	918	1,006	986	841	771
Asia Pacific/Middle East	31,149	32,143	31,878	26,662	19,938
Russia/Caspian	2,233	2,282	2,103	2,173	1,989
Total worldwide excluding year-end price/cost effects	65,620	68,772	65,997	63,967	57,940

Year-end price/cost effects	259	(510)	1,563	2,940	2,422

Total worldwide	65,879	68,262	67,560	66,907	60,362

Proportional interest in non-consolidated reserves included above, excluding year-end price/cost effects
United States	118	125	131	136	140
Europe	11,644	12,189	11,867	12,340	12,873
Asia Pacific/Middle East	21,199	21,596	20,800	18,697	13,339
Russia/Caspian	1,446	1,504	1,290	1,326	1,473
Net proved developed reserves included above
United States	7,931	8,477	9,389	10,499	9,254
Canada/South America	1,148	1,303	1,628	1,840	1,926
Europe	13,710	14,743	15,331	16,558	16,881
Africa	738	773	823	376	279
Asia Pacific/Middle East	17,996	14,272	13,788	13,343	9,018
Russia/Caspian	1,226	1,152	1,258	1,062	841

Total worldwide	42,749	40,720	42,217	43,678	38,199

(1)	See Frequently Used Terms on pages 96 through 99.
(2)	Includes proven reserves from Canadian oil sands operations in Canada and, therefore, is not directly comparable to data shown in Appendix A of ExxonMobil’s 2009 Proxy Statement, which due to financial reporting requirements treat Canadian oil sands as a mining operation.

68	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2008	2007	2006	2005	2004	2004-2008

Liquids (millions of barrels)
Revisions	232	708	57	(333)	97	152
Improved recovery	8	35	27	30	22	24
Extensions/discoveries	1,297	197	246	516	595	570
Purchases	—	—	746	113	10	174
Sales	(86)	(436)	(86)	(227)	(132)	(193)

Total additions before year-end price/cost effects	1,451	504	990	99	592	727
Remove prior year-end price/cost effects	186	141	466	862	—	331
Current year-end price/cost effects	174	(186)	(141)	(466)	(862)	(296)
Total additions	1,811	459	1,315	495	(270)	762
Production	879	953	976	917	935	932

Reserves replacement ratio, excluding sales (percent)	175	99	110	36	77	99
Reserves replacement ratio, including sales (percent)	165	53	101	11	63	78
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	206	48	135	54	—	82

Natural Gas (billions of cubic feet)
Revisions	(127)	6,509	1,993	4,261	256	2,578
Improved recovery	1	4	12	9	37	13
Extensions/discoveries	693	323	3,808	5,667	7,282	3,555
Purchases	—	9	57	53	9	25
Sales	(82)	(320)	(104)	(229)	(477)	(242)

Total additions before year-end price/cost effects	485	6,525	5,766	9,761	7,107	5,929
Remove prior year-end price/cost effects	510	(1,563)	(2,940)	(2,422)	—	(1,283)
Current year-end price/cost effects	259	(510)	1,563	2,940	2,422	1,335
Total additions	1,254	4,452	4,389	10,279	9,529	5,981
Production	3,637	3,750	3,736	3,734	3,936	3,759

Reserves replacement ratio, excluding sales (percent)	16	183	157	268	193	164
Reserves replacement ratio, including sales (percent)	13	174	154	261	181	158
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	34	119	117	275	242	159

Oil-Equivalent (millions of barrels)
Revisions	211	1,793	390	377	140	582
Improved recovery	8	35	29	31	28	26
Extensions/discoveries	1,413	251	881	1,461	1,809	1,163
Purchases	—	2	755	122	11	178
Sales	(100)	(490)	(104)	(265)	(211)	(234)

Total additions before year-end price/cost effects	1,532	1,591	1,951	1,726	1,777	1,715
Remove prior year-end price/cost effects	271	(119)	(24)	458	—	118
Current year-end price/cost effects	217	(271)	119	24	(459)	(74)
Total additions	2,020	1,201	2,046	2,208	1,318	1,759
Production	1,485	1,578	1,598	1,539	1,591	1,558

Reserves replacement ratio, excluding sales (percent)	110	132	129	129	125	125
Reserves replacement ratio, including sales (percent)	103	101	122	112	112	110
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	136	76	128	143	83	113

2008 Reserves Changes by Region

	Crude Oil and Natural Gas Liquids (millions of barrels)							Natural Gas (billions of cubic feet)
					Asia							Asia
		Canada/			Pacific/				Canada/			Pacific/
	United	South			Middle	Russia/		United	South			Middle	Russia/
	States	America	Europe	Africa	East	Caspian	Total	States	America	Europe	Africa	East	Caspian	Total

Revisions	(13)	94	51	(1)	121	(20)	232	(63)	93	71	(55)	(204)	31	(127)
Improved recovery	8	—	—	—	—	—	8	1	—	—	—	—	—	1
Extensions/discoveries	5	1,168	4	64	56	—	1,297	229	17	16	12	419	—	693
Purchases	—	—	—	—	—	—	—	—	—	—	—	—	—	-
Sales	(4)	(2)	(28)	—	—	(52)	(86)	(12)	(17)	(29)	—	—	(24)	(82)

Total additions before year-end price/cost effects	(4)	1,260	27	63	177	(72)	1,451	155	93	58	(43)	215	7	485
Remove 2007 year-end price/cost effects	(13)	(69)	(3)	122	38	111	186	(43)	(13)	(313)	—	776	103	510
2008 year-end price/cost effects	(105)	(34)	(6)	133	105	81	174	(957)	7	187	—	993	29	259
Total additions	(122)	1,157	18	318	320	120	1,811	(845)	87	(68)	(43)	1,984	139	1,254
Production	132	107	157	239	186	58	879	562	263	1,501	45	1,209	57	3,637
Net change	(254)	1,050	(139)	79	134	62	932	(1,407)	(176)	(1,569)	(88)	775	82	(2,383)

Reserves replacement ratio, excluding sales (percent)	—	1,179	35	26	95	—	175	30	42	6	—	18	54	16
Reserves replacement ratio, including sales (percent)	—	1,178	17	26	95	—	165	28	35	4	—	18	12	13
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	—	1,081	11	133	172	207	206	—	33	—	—	164	244	34

See footnotes on page 69.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	69
PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2008	2007	2006	2005	2004	2004-2008

Non-U.S.
E&P costs (millions of dollars)	14,095	11,227	12,111	10,442	8,683	11,312

Oil reserves additions	1,933	368	1,417	794	(246)	853
Oil production	747	812	827	747	737	774

Gas reserves additions	2,099	2,685	5,319	8,145	7,626	5,175
Gas production	3,075	3,101	3,018	2,959	3,077	3,046

Oil-equivalent reserves additions, excluding sales	1,604	1,281	2,172	1,918	1,974	1,790
Oil-equivalent reserves additions, including sales	1,510	803	2,118	1,766	1,900	1,619
Oil-equivalent reserves additions, including sales and price/cost effects	2,283	815	2,303	2,151	1,025	1,716
Oil-equivalent production	1,259	1,329	1,330	1,240	1,250	1,282

Reserves replacement ratio, excluding sales (percent)	127	96	163	155	158	140
Reserves replacement ratio, including sales (percent)	120	60	159	142	152	126
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	181	61	173	173	82	134
Reserves replacement costs(4) (dollars per barrel)	8.79	8.76	5.58	5.44	4.40	6.32

United States
E&P costs (millions of dollars)	3,473	2,299	2,274	1,992	1,828	2,373

Oil reserves additions	(122)	91	(102)	(299)	(24)	(91)
Oil production	132	141	149	170	198	158

Gas reserves additions	(845)	1,767	(930)	2,134	1,903	806
Gas production	562	649	718	775	859	713

Oil-equivalent reserves additions, excluding sales	28	800	(117)	73	14	159
Oil-equivalent reserves additions, including sales	22	788	(167)	(40)	(123)	96
Oil-equivalent reserves additions, including sales and year-end price/cost effects	(263)	386	(257)	57	293	43
Oil-equivalent production	226	249	268	299	341	276

Reserves replacement ratio, excluding sales (percent)	12	321	—	24	4	58
Reserves replacement ratio, including sales (percent)	10	316	—	—	—	35
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	—	155	—	19	86	16
Reserves replacement costs(4) (dollars per barrel)	124.04	2.87	—	27.29	130.57	14.92

Worldwide
E&P costs (millions of dollars)	17,568	13,526	14,385	12,434	10,511	13,685

Oil reserves additions	1,811	459	1,315	495	(270)	762
Oil production	879	953	976	917	935	932

Gas reserves additions	1,254	4,452	4,389	10,279	9,529	5,981
Gas production	3,637	3,750	3,736	3,734	3,936	3,759

Oil-equivalent reserves additions, excluding sales	1,632	2,081	2,055	1,991	1,988	1,949
Oil-equivalent reserves additions, including sales	1,532	1,591	1,951	1,726	1,777	1,715
Oil-equivalent reserves additions, including sales and price/cost effects	2,020	1,201	2,046	2,208	1,318	1,759
Oil-equivalent production	1,485	1,578	1,598	1,539	1,591	1,558

Reserves replacement ratio, excluding sales (percent)	110	132	129	129	125	125
Reserves replacement ratio, including sales (percent)	103	101	122	112	112	110
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	136	76	128	143	83	113
Reserves replacement costs(4) (dollars per barrel)	10.76	6.50	7.00	6.25	5.29	7.02

(1)	The data shown above and on the preceding page include reserves, production, and costs from non-consolidated interests and Canadian oil sands operations. This is a more complete summary of ExxonMobil’s exploration and production operations than the data in Appendix A of ExxonMobil’s 2009 Proxy Statement, which due to financial reporting requirements, treat Canadian oil sands as a mining operation.

(2)	See Frequently Used Terms on pages 96 through 99.

(3)	The term “sales” includes the impact of expropriation of proved reserves in Venezuela (462 million oil-equivalent barrels) in 2007.

(4)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received; and price/cost related effects associated with using December 31 prices and costs.

70	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS
The revenue, cost, and earnings data are shown both on a total dollar and a unit basis, and are inclusive of non-consolidated and Canadian oil sands operations. They are not directly comparable to the data in Appendix A of ExxonMobil’s 2009 Proxy Statement, which due to financial reporting requirements, treat Canadian oil sands as a mining operation. The data displayed here provide a more complete summary of ExxonMobil’s exploration and production operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada/			Pacific/				Canada/
	United	South			Middle	Russia/		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2008	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	11,788	8,540	13,910	20,606	17,095	5,304	77,243	87.95	81.43	91.66	89.84
Natural gas	3,296	1,834	15,230	39	7,327	67	27,793	7.23	7.82	8.59	8.35

								(dollars per barrel of net oil-equivalent production)
Total revenue	15,084	10,374	29,140	20,645	24,422	5,371	105,036	71.73	71.23	73.74	73.19
Less costs:
Production costs excluding taxes	2,675	2,625	3,051	1,603	1,267	457	11,678	12.72	18.03	5.91	8.14
Depreciation and depletion	1,427	1,043	2,662	2,471	906	504	9,013	6.79	7.16	6.06	6.28
Exploration expenses	189	251	183	439	341	60	1,463	0.90	1.72	0.95	1.02
Taxes other than income	2,021	81	4,248	1,815	6,017	105	14,287	9.61	0.55	11.29	9.95
Related income tax	3,191	1,813	11,979	8,119	9,926	1,164	36,192	15.17	12.45	28.90	25.22

Results of producing activities	5,581	4,561	7,017	6,198	5,965	3,081	32,403	26.54	31.32	20.63	22.58
Other earnings(2)	687	(997)	2,860	212	(4)	(12)	2,746	3.27	(6.85)	2.83	1.91

Total earnings, excluding power and coal	6,268	3,564	9,877	6,410	5,961	3,069	35,149	29.81	24.47	23.46	24.49
Power and coal	(25)	—	—	—	278	—	253

Total earnings	6,243	3,564	9,877	6,410	6,239	3,069	35,402

2007	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	8,997	6,569	11,986	17,834	13,153	4,477	63,016	62.86	55.27	69.32	66.58
Natural gas	3,176	1,704	9,911	21	5,117	46	19,975	5.93	5.77	5.82	5.83

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,173	8,273	21,897	17,855	18,270	4,523	82,991	52.42	49.40	55.55	54.40
Less costs:
Production costs excluding taxes	2,275	2,206	3,243	1,180	1,046	383	10,333	9.80	13.17	5.20	6.77
Depreciation and depletion	1,493	1,256	2,657	2,101	861	540	8,908	6.43	7.50	5.47	5.85
Exploration expenses	282	273	170	470	226	81	1,502	1.21	1.63	0.84	0.98
Taxes other than income	1,347	126	2,528	1,599	4,045	86	9,731	5.80	0.75	7.33	6.38
Related income tax	2,429	1,190	8,190	7,263	7,437	1,034	27,543	10.46	7.11	21.25	18.05

Results of producing activities	4,347	3,222	5,109	5,242	4,655	2,399	24,974	18.72	19.24	15.46	16.37
Other earnings(2)	609	(504)	944	277	(48)	34	1,312	2.62	(3.01)	1.07	0.86

Total earnings, excluding power and coal	4,956	2,718	6,053	5,519	4,607	2,433	26,286	21.34	16.23	16.53	17.23
Power and coal	(86)	—	—	—	297	—	211

Total earnings	4,870	2,718	6,053	5,519	4,904	2,433	26,497

(1)	The per unit data is divided into two sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids (NGL) are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 64 and 65. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)	Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for minority interests.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	71
Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada/			Pacific/				Canada/
	United	South			Middle	Russia/		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2006	(millions of dollars)							(dollars per unit of sales)
Revenue Crude oil and NGL	8,417	6,405	11,069	17,253	11,027	2,569	56,740	55.63	50.42	60.90	58.70
Natural gas	3,689	1,984	11,333	—	4,225	38	21,269	6.22	5.81	6.31	6.24

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,106	8,389	22,402	17,253	15,252	2,607	78,009	48.41	45.07	51.80	50.44
Less costs:
Production costs excluding taxes	2,367	2,075	2,669	965	892	233	9,201	9.46	11.15	4.29	5.95
Depreciation and depletion	1,264	1,123	2,354	2,096	747	373	7,957	5.06	6.03	5.02	5.14
Exploration expenses	247	172	169	330	157	116	1,191	0.99	0.92	0.70	0.77
Taxes other than income	833	146	2,885	1,612	5,048	66	10,590	3.33	0.79	8.66	6.85
Related income tax	2,711	1,258	8,667	6,878	4,687	596	24,797	10.84	6.76	18.76	16.03

Results of producing activities	4,684	3,615	5,658	5,372	3,721	1,223	24,273	18.73	19.42	14.39	15.70
Other earnings(2)	503	112	891	122	39	3	1,670	2.01	0.60	0.95	1.08

Total earnings, excluding power and coal	5,187	3,727	6,549	5,494	3,760	1,226	25,943	20.74	20.02	15.34	16.78
Power and coal	(19)	—	—	—	306	—	287

Total earnings	5,168	3,727	6,549	5,494	4,066	1,226	26,230

2005	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	8,081	5,907	9,841	12,333	6,396	1,819	44,377	46.29	41.34	51.00	48.59
Natural gas	4,633	2,530	9,095	—	3,165	21	19,444	7.30	6.90	5.17	5.76

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,714	8,437	18,936	12,333	9,561	1,840	63,821	45.41	41.08	42.74	43.02
Less costs:
Production costs excluding taxes	1,786	1,887	2,461	840	624	209	7,807	6.38	9.19	4.14	5.26
Depreciation and depletion	1,291	1,095	2,362	1,319	716	199	6,982	4.61	5.33	4.60	4.71
Exploration expenses	158	150	77	310	122	164	981	0.56	0.73	0.67	0.66
Taxes other than income	761	64	2,113	1,158	2,501	57	6,654	2.72	0.31	5.84	4.49
Related income tax	3,138	1,815	7,130	5,143	2,596	411	20,233	11.21	8.84	15.31	13.64

Results of producing activities	5,580	3,426	4,793	3,563	3,002	800	21,164	19.93	16.68	12.18	14.26
Other earnings(2)	633	(131)	2,101	166	6	109	2,884	2.26	(0.64)	2.39	1.95

Total earnings, excluding power and coal	6,213	3,295	6,894	3,729	3,008	909	24,048	22.19	16.04	14.57	16.21
Power and coal	(13)	—	—	—	314	—	301

Total earnings	6,200	3,295	6,894	3,729	3,322	909	24,349

2004	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	7,119	4,610	7,647	7,301	5,071	1,061	32,809	34.92	31.33	35.76	34.88
Natural gas	3,943	1,900	7,642	—	2,629	18	16,132	5.53	4.86	4.10	4.47

								(dollars per barrel of net oil-equivalent production)
Total revenue	11,062	6,510	15,289	7,301	7,700	1,079	48,941	34.28	30.33	31.20	31.72
Less costs:
Production costs excluding taxes	1,787	1,526	2,209	719	695	180	7,116	5.54	7.11	3.78	4.61
Depreciation and depletion	1,454	1,080	2,296	839	740	98	6,507	4.50	5.03	3.95	4.22
Exploration expenses	202	180	137	321	104	189	1,133	0.63	0.84	0.75	0.73
Taxes other than income	571	55	1,747	722	1,702	42	4,839	1.77	0.25	4.19	3.14
Related income tax	2,546	1,244	4,971	2,789	1,949	201	13,700	7.89	5.80	9.86	8.88

Results of producing activities	4,502	2,425	3,929	1,911	2,510	369	15,646	13.95	11.30	8.67	10.14
Other earnings(2)	458	(320)	459	201	(85)	13	726	1.42	(1.49)	0.58	0.47

Total earnings, excluding power and coal	4,960	2,105	4,388	2,112	2,425	382	16,372	15.37	9.81	9.26	10.61
Power and coal	(12)	—	—	—	315	—	303

Total earnings	4,948	2,105	4,388	2,112	2,740	382	16,675

See footnotes on page 70.

72
Downstream
Refining & Supply, Fuels Marketing, and Lubricants & Specialties
DOWNSTREAM STRATEGIES
ExxonMobil’s Downstream encompasses a global portfolio of businesses including refining, supply, fuels marketing, and lubricants and specialties operations. Our consistent business strategies are key to achieving sustained, outstanding performance:

•	Maintain best-in-class operations, in all respects
•	Provide quality, valued products and services to our customers
•	Lead industry in efficiency and effectiveness
•	Capitalize on integration with other ExxonMobil businesses
•	Selectively invest for resilient, advantaged returns
•	Maximize value from leading-edge technologies

Our focus on execution of these strategies drives operational excellence, continuous margin improvement, increased cost efficiency, and disciplined capital management. As a result, the Downstream is well-positioned to deliver long-term growth in shareholder value.

The Torrance refinery, located near Los Angeles, California, began operating in 1929 with a processing capacity of 30 thousand barrels per day. Over the past 80 years, we have grown Torrance’s refining capacity to 150 thousand barrels per day and continually invested to increase its production of high-quality transportation fuels, reduce environmental impacts, and increase energy efficiency.

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2008 Results and Highlights

Best-ever lost-time injury rate for combined employee and contractor workforce.
Strong earnings of $8.2 billion, generating a return on average capital employed of 32 percent.
Refinery throughput of 5.4 million barrels per day,
comparable to 2007 excluding the impact of the Gulf Coast hurricanes and portfolio changes.
Petroleum product sales of 6.8 million barrels per day.
Increased raw material flexibility through the use of proprietary technology. Since 2004 we have run on average 125 crudes new to individual refineries every year.
Started up four new projects to produce lower-sulfur diesel and announced plans to invest more than $1 billion in three refineries – Baytown, Texas; Baton Rouge, Louisiana; and Antwerp, Belgium – to further increase production of lower-sulfur diesel.
Downstream Return on Average Capital Employed
(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

Began commissioning a new 125-megawatt cogeneration unit in our Antwerp, Belgium, refinery, with sufficient capacity to meet the refinery’s power requirements as well as the majority of the power needs of the other ExxonMobil manufacturing sites in Belgium.
Launched Mobil 1 Advanced Fuel Economy synthetic motor oil, designed to improve fuel economy, benefitting the environment.

DOWNSTREAM COMPETITIVE ADVANTAGES

Portfolio Quality • We are the world’s largest global refiner, manufacturer of lube basestocks, and supplier/marketer of petroleum products. Our large, world-class facilities are located in major markets around the world.
Global Integration • Over 75 percent of our refining capacity is integrated with our lubes and/or chemical businesses. Our global functional organization facilitates efficient development and deployment of global best practices and new technologies.
Discipline and Consistency • Systematic processes and corresponding efficient execution have established us as an industry leader in operational excellence and cost effectiveness.
Value Maximization • Proprietary Molecule Management technology enables us to optimize raw material selection and processing, and maximize yields of higher-value products.
Long-Term Perspective • We maintain a disciplined capital approach focused on profitable and resilient investments that build our competitive advantage over time.

DOWNSTREAM STATISTICAL RECAP	2008	2007	2006	2005	2004
Earnings (millions of dollars)	8,151	9,573	8,454	7,992	5,706
Refinery throughput (thousands of barrels per day)	5,416	5,571	5,603	5,723	5,713
Petroleum product sales(1) (thousands of barrels per day)	6,761	7,099	7,247	7,519	7,511
Average capital employed(2) (millions of dollars)	25,627	25,314	23,628	24,680	27,173
Return on average capital employed(2) (percent)	31.8	37.8	35.8	32.4	21.0
Capital expenditures (millions of dollars)	3,529	3,303	2,729	2,495	2,405

(1)	Petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.

(2)	See Frequently Used Terms on pages 96 through 99.

74	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Refining & Supply
ExxonMobil Refining & Supply integrates a global network of reliable and efficient manufacturing plants, transportation systems, and distribution centers to provide fuels, lubricants, feedstocks, and other high-value products to our customers around the world.
Our global supply organization optimizes our network, including selection and placement of raw materials to our refineries, efficient supply of products to our customers, and placement of ExxonMobil’s equity crude. Our proven business model is founded on continuous operations improvement, leveraging our global scale and integration across businesses to improve margins and deliver efficiencies. We are meeting the growing demand for high-quality products through selective investments that yield a competitive advantage.

Largest Global Refiner

Refinery Interests	37
Distillation Capacity (barrels per day)	6.2 million
Lube Basestock Capacity (barrels per day)	140 thousand
Crude Oil and Product Tanker Interests (>1kDWT)	11
Major Petroleum Products Terminals	194
Pursuing Operational Excellence
We strive for excellence in all aspects of our operations. Personnel and operations safety remain our top priorities. Our Operations Integrity Management System (OIMS) framework delivers common worldwide expectations that help ensure safe and reliable operations. We continue to enhance personnel safety through focus on human factors. Our activities in this area include emphasis on personal
Operational excellence requires close monitoring of facilities and processes to ensure stable and safe operations and optimized performance.

awareness and accountability, ensuring compliance with proven procedures and standards, and increasing field observations and contractor training. We are also focused on improving operations safety by identifying and reducing risks inherent in our businesses, strengthening our systems and worker competencies, and upgrading our facilities. An example is our Plant Automation Venture that provides our operators with the latest technologies for operating procedures, real-time monitoring, and event detection and management.
We are also driving continuous improvement in other areas that impact operations, especially reliability, security, environmental protection, and business controls. These improvements are being made through selective investments, global management systems, best practice sharing, peer networks, and most importantly, through the commitment of our people. These processes and their efficient execution have established us as an industry leader in operational excellence.

Equity Capacity(1)

(1) Royal Dutch Shell and BP values calculated on a consistent basis with ExxonMobil, based on public information.

(2) Conversion capacity includes catalytic cracking, hydrocracking, and coking.

Refinery Integration with Chemicals or Lubes(1)

(1) Royal Dutch Shell, BP, and Industry values calculated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	75

Leveraging Global Scale and Integration
ExxonMobil is the world’s largest refiner, with the world’s largest distillation, conversion, and lube basestock production capacity. We have a strong presence in mature markets around the world as well as a significant presence in the high-growth Asia Pacific region. Our refineries are more than 60 percent larger than the industry average, with more conversion capacity and more integration with chemical and lubes operations. This scale and integration advantage provides us greater flexibility to optimize operations and produce higher-value products with lower feedstock and operating costs. We use an integrated approach when developing new business opportunities, an example of which is our refining, petrochemical, and fuels marketing venture in Fujian Province, China.
Combined with our scale and business integration, our global functional organization, established networks, and extensive research programs ensure rapid and efficient development and deployment of best practices and technologies. We use Integrated Business Teams, which combine refining, logistics, and marketing expertise to optimize specific geographies and businesses and capture maximum shareholder value.
These structural advantages are difficult for competitors to duplicate. Throughout the business cycle, we continue to focus on identifying margin improvements and operating efficiencies that underpin our leading financial performance.

We expanded the capacity of the delayed coking unit at our Baytown, Texas, refinery in 2008. Since 1996 we have added the effective capacity of an industry-average-size conversion unit every two years across our refining circuit.
A new furnace is installed in the vacuum distillation unit of the Dartmouth refinery in Nova Scotia, Canada. This project will increase capacity and reduce energy usage.

Maintaining Capital Discipline
We continue to take a disciplined and long-term approach to investments in order to meet the world’s energy needs while sustaining industry-leading returns. Our capital investments include projects to meet new product quality requirements, reduce environmental impact, further upgrade safety systems, lower operating costs, produce higher-value products and chemical feedstocks, and process lower-cost raw materials. To increase capacity and improve product yields, we focus on expansions at existing sites and low-cost debottleneck projects that generate attractive returns over a range of market conditions, such as our recent coker expansion in Baytown, Texas. Since 1996 we have added the effective capacity of an industry-average-size conversion unit every two years across our refining circuit.
In 2008 we completed construction and successfully started up several projects that produce lower-sulfur diesel fuel in Europe and North America. We also announced plans to invest more than $1 billion in three refineries – Baton Rouge, Louisiana; Baytown, Texas; and, Antwerp, Belgium – which will allow us to increase lower-sulfur diesel fuel production at these sites by approximately 6 million gallons per day. When completed in 2010, this increased production will be equivalent to the diesel produced from about four average-size refineries.
ExxonMobil’s Capital Project System, EMCAPS, continues to provide industry-leading performance in project development and execution. Over the last eight years, our major project costs have averaged 5 to 10 percent below that of the refining industry, as confirmed by external benchmarking. We strive to improve our project execution efficiency by leveraging our global scale and utilizing a rigorous post-project appraisal process to capture lessons learned and continuously improve our project management system.

76	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Increasing Margin
We improve margins by focusing on three key areas: economically growing production, reducing raw material costs, and increasing product realizations.
Production Growth • We strive to increase production by maximizing utilization of our existing refining capacity. We focus on improving reliability, identifying and eliminating operating constraints, optimizing planned maintenance and intervals between planned downtimes, and expanding market outlets. These improvements are driven by the disciplined application of our proprietary Global Reliability System and Molecule Management technology. In addition we continue to increase production capability through capacity expansions and debottlenecks. We are currently installing facilities to triple the size of our joint venture refinery in Fujian Province, China. This project is expected to start up in 2009 and will help meet the growing demand for products in Asia Pacific.
Raw Materials • We continue to find new, innovative methods to reduce raw material costs. For example we have expanded the application of advanced molecular fingerprinting and modeling technologies that improve our understanding of the behavior and characteristics of feedstocks processed in our refineries. This technology enables us to more precisely select and blend crudes with properties that will maximize yields and margins throughout our operating facilities.
ExxonMobil is an industry leader in processing challenged crudes, running about twice as much as industry on a percentage basis. Challenged crudes are typically discounted in the marketplace because they have properties such as acid corrosivity, high nitrogen content, and other
ExxonMobil Raw Material Flexibility
New Crudes to Individual Refineries

impurities that make them difficult to handle or process. Another measure of our raw material flexibility is the number of crudes that are new to each refinery. In 2008 we processed 150 crudes new to individual sites.
Products • In addition to improving raw material selection, our Molecule Management technology ensures the highest-value products are produced. This is especially important at our integrated sites to ensure that value is maximized across our Fuels Marketing, Lubricants & Specialties, and Chemical businesses. Our processing models enable us to optimize, at the molecular level, the entire manufacturing site as well as individual process unit operations on a real-time basis to increase the yields and blending of higher-value products. Placement of these products is optimized by our Integrated Business Teams.

MOLECULE MANAGEMENT
Our goal is to capture the highest value for every molecule across the manufacturing supply chain. This is accomplished by using a suite of proprietary Molecule Management technologies and work practices that enhance our knowledge of each crude’s molecular makeup. When used in conjunction with our process optimization models, we ensure the highest value disposition for each molecule.

Scientists and engineers at our Clinton, New Jersey, research center develop models to determine the molecular composition of different crude oils.
Fingerprinting Crude Oil
Our proprietary technology works by analyzing a light-generated spectrum that is unique to each crude. By using mathematical algorithms, we can determine the molecular composition of each grade of crude, allowing faster and better feedstock purchasing decisions.
Increasing Margin
Along with improved raw material selection, Molecule Management technology optimizes the manufacturing operation in real-time. Throughout the refining process, our online process control applications incorporate the use of detailed proprietary models to drive the refinery operation to an economic optimum. The result is higher yields of products that our customers value.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	77

Improving Operating Efficiency
The cash operating costs at our refineries worldwide are substantially below the industry average, as confirmed by external benchmarking.
We achieve industry-leading cost performance by leveraging our scale and integration as well as our leading-edge technologies to produce numerous efficiencies. We have been successful in developing energy and cost efficiencies that partially offset inflation as well as much of the increased expense associated with operations improvements and new process units.
Energy Initiatives • Improved energy efficiency is a key contributor to our strong cost performance and we have consistently outpaced industry in this area. ExxonMobil’s proprietary Global Energy Management System (GEMS) focuses on opportunities that reduce the energy consumed at our refineries and chemical plants. Savings equal to 15 to 20 percent of the energy consumed at our manufacturing sites have been identified to date using GEMS. Through 2008 we have captured nearly 60 percent of these savings.
Cost Efficiencies • In addition to energy improvement, we capture cost savings through economies of scale. For example we use shared organizations to support operations at integrated refining and chemical sites, and continue to progress our global training initiative to improve overall workforce productivity. We are also implementing new maintenance technologies to improve workforce productivity and reduce costs.

Our global procurement organization contributes to our competitive advantage. By capitalizing on our purchasing scale, market intelligence, global best practices, and a strong partnership with other ExxonMobil business units, our manufacturing sites are supplied with lower-cost materials and services.

ENERGY
Energy accounts for about one-half of the total cash operating costs at our refineries.
Efficiency
We are on track to meet our target of improving energy efficiency across our worldwide refining and chemical operations by at least 10 percent between 2002 and 2012. This target is consistent with the American Petroleum Institute’s Voluntary Climate Challenge Program in the United States.
Cogeneration
Cogeneration is the simultaneous production of electricity and useful heat or steam. With the latest technology, cogeneration is significantly more efficient than traditional methods of producing steam and power separately and also results in lower emissions. In 2008 we started commissioning a cogeneration unit in Antwerp, Belgium, with 125 megawatts of capacity. We are planning to start up a 252-megawatt facility in Fujian Province, China, in 2009 (shown below).

ExxonMobil Refining Cost Efficiency(1)(2)(3)

(1)	Solomon Associates data available for even years only.

(2)	Only even-year data plotted.

(3)	2008 data estimated by ExxonMobil.

(4)	Constant foreign exchange rates and energy price.

78	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Fuels Marketing
ExxonMobil Fuels Marketing creates long-term value by selling high-quality products and services daily to millions of customers across the globe, providing a secure, ratable, and profitable outlet for our refineries. Fuels Marketing continues to be well-positioned to successfully compete in a dynamic and competitive marketplace by focusing on key business fundamentals: superior safety and environmental performance; efficiency improvements from global scale and integration; disciplined portfolio restructuring and capital management; and, customer-focused marketing initiatives.

Diverse Customer Base Provides Global Outlet

Service Stations	29 thousand
Commercial Customers	1 million
ExxonMobil fuel products and services are provided through our four business lines – Retail, Industrial & Wholesale, Aviation, and Marine.
Retail • About 50 percent of our Fuels Marketing volume is sold through our network of nearly 29,000 service stations worldwide. Drawing on our global retailing experience and extensive consumer and market research, Fuels Marketing offers innovative market-specific retail formats and products to meet our customers’ needs and expectations.
Industrial & Wholesale • As the second-largest sales channel in Fuels Marketing, Industrial & Wholesale serves a diverse portfolio of customers worldwide, including transportation fleets, power generation companies, the agriculture sector, manufacturers, and mining operations.
Our respected Exxon, Mobil, and Esso branded retail sites provide fuel to about 7 million vehicles every day.

Aviation • With business at airports around the world, ExxonMobil Aviation plays an important role in the transportation of people and goods for commercial airlines, general aviation, and the military.
Marine • Operating in ports globally, ExxonMobil Marine provides fuel to help meet the needs of the shipping industry fleet, including bulk and container carriers, tankers, ferries, and cruise ships.

ExxonMobil reliably supplies high-quality fuel for 1 million commercial customers worldwide.
ExxonMobil Aviation, one of the world’s leading suppliers of jet fuel, refuels a commercial airliner in Birmingham, United Kingdom.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	79

Operating Cost Efficiency(1)
Operating Expenses
(percent change)

(1)	Operating expenses shown at constant foreign exchange rates and energy price.
Capital Productivity(1)
Sales Volume per Dollar of Average Capital Employed
(percent change)

(1) Sales volume per dollar of average capital employed shown at constant foreign exchange rates.

Operating Strengths and Efficiencies
We continuously look for ways to further improve our Fuels Marketing business. This begins with leveraging the company’s operating strengths in the areas of safety, environmental performance, and business controls. One important area of success is management of credit exposure. Fuels Marketing’s portfolio generates significant revenue, which is managed with disciplined and global credit practices. Through sound receivables management, Fuels Marketing continues to reduce overall working capital employed, improving financial returns and mitigating credit exposure.
Efficiency improvements continue to reduce operating expenses through the global application of innovative technologies and centralization of support activities, along with alignment and automation of work processes. The combined impact of our initiatives and portfolio highgrading activities offsets inflation and further reduces operating expenses.
Disciplined Capital Management
The ExxonMobil capital management strategy combines selective investments and disciplined asset highgrading to optimize the profitability of our business. Retail investments are prioritized through a rigorous, disciplined, and globally consistent market-planning process using sophisticated tools and demographic models.
Our investment decisions are complemented by selective divestments that highgrade our asset base and optimize overall financial returns. In addition, our restructuring activities continue to enhance integration with our refining assets. This disciplined and consistent approach has improved our capital efficiency by 55 percent since 2004.
Integrated Business Teams
Downstream cross-functional teams work together to optimize the value of ExxonMobil’s refined products. We continue to leverage integration with refining across our four Fuels Marketing business lines. Downstream Integrated Business Teams evaluate product placement alternatives in each market around the world, optimizing sales to higher-value channels. Common work processes, tools, and analytical methodologies enable the Integrated Business Teams to achieve these results.

80	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Lubricants & Specialties
ExxonMobil is a leading marketer of finished lubricants, asphalts, and specialty products, as well as the world’s No. 1 supplier of lube basestocks. Our global brands identify ExxonMobil products that are sold around the world.
Mobil 1 and Mobil SHC lubricants are at the forefront of these brands. Major car and industrial equipment manufacturers trust us to deliver technically superior products that protect their customers’ engines and machinery, enabling peak performance while improving energy efficiency. Our dedicated global organization and strong distribution network focus on delivering a reliable supply of high-quality lubricants and providing technical application expertise to customers around the world.

Global Lubricants Leadership Position

Lube Basestock Refineries	12
Average Capacity per Lube Refinery	2 times industry
Blend Plants	31
Lube Basestock Market Share(1)	17 percent
Finished Lubricant Market Share(1)	11 percent

(1)	ExxonMobil estimates based on available industry data and public information.
Technology Leadership
ExxonMobil’s lubricants are valued by our customers because of their quality, reliability, and technical properties developed through close relationships with original equipment manufacturers. Our products have demonstrated the ability to withstand the severest performance tests, including those of motorsports racing such as Formula 1, NASCAR, Porsche SuperCup, and the American Le Mans series. This technology leadership allows ExxonMobil to meet the needs of customers for automotive, industrial, commercial transportation, marine, and aviation applications around the world. Our products are also backed by a variety of technical services designed to provide customers with worry-free operations.

Lewis Hamilton is the 2008 FIA Formula 1 World Drivers’ Champion. ExxonMobil is a technology partner with the
Vodafone McLaren Mercedes team.
Mobil 1 is the world’s leading synthetic motor oil. Our blend plant in Paulsboro, New Jersey, supplies ExxonMobil products to customers in North America.

As the company renowned for technology leadership, ExxonMobil continues to introduce new and innovative products that also improve energy efficiency. In addition to Mobil 1 Advanced Fuel Economy synthetic motor oil, we have developed products such as Mobilgear SHC XMP and Mobil SHC Grease WT, technically advanced products specifically designed for efficient wind turbine applications. Approximately 60 percent of gear-driven wind turbines manufactured around the world are filled with Mobil Industrial Lubricants.
World-Class Brands
In the finished lubricants business, our global brands continue to grow their presence in premium segments.

Mobil 1, our flagship engine oil, is the recommended choice of many of the world’s most prestigious carmakers. No other motor oil holds as many engine specification approvals. Automotive manufacturers that recommend Mobil 1 motor oil for their high-performance vehicles include the makers of Aston Martin, Bentley, Mercedes, Porsche, Saab, Cadillac, Corvette, Acura, and Nissan.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	81

We are also a leader in the industrial lubricants sector, where we market the Mobil SHC brand. Our track record of over 100 years in industrial lubrication has enabled us to deliver solutions to lubrication challenges that help improve our customers’ productivity. Mobil SHC products offer long oil and equipment life, less used oil, and potential energy savings.
Strategic Global Alliances
Globally respected brands and industry-leading technology enable ExxonMobil to build enduring and successful strategic global alliances with automotive and industrial equipment manufacturers. We enjoy strong relationships with global partners such as Caterpillar, General Motors, Mercedes-Benz, Peugeot, Porsche, and Toyota, with which we collaborate on developing innovative new lubricants. This approach leads to long-standing technology partnerships, such as our relationship with Porsche. Every new Porsche engine is filled with Mobil 1 motor oil. Motorsports sponsorships, like those in Formula 1 with the Vodafone McLaren Mercedes team, and NASCAR and IRL with Penske Racing, provide ideal environments for developing and demonstrating our high-performance lubricants. Mobil 1 technology helped Vodafone McLaren Mercedes driver Lewis Hamilton become a world champion in 2008.
Growth in Emerging Markets
As economies around the world develop and industrialize, they bring increased demand for high-quality industrial and automotive lubricants. Our strong global brands, proprietary technology, and low-cost, efficient, and reliable supply chain capability enable us to take advantage of these growth opportunities. For example in China and Singapore, we are progressing investments in blend plant expansions. In Russia we launched a new range of Mobil 1 products and in China, we opened our 750th Mobil 1 service center during 2008. Leveraging our well-recognized brands, strong original equipment manufacturer relationships, and a well-positioned supply network has enabled us to double our business in these growth markets since 2000.
Synthetic Lubricants Growth

(1)	ExxonMobil estimates based on available industry data and public information.
Above: Continued investments in our facilities in the Asia Pacific region support growth of lubricant sales.
Below: Approximately 60 percent of gear-driven wind turbines manufactured are filled with Mobil Industrial Lubricants.

82	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Asia Pacific
Between 2005 and 2030, we expect global demand for liquids products to grow approximately 1 percent per year. In developed economies, such as the United States and Europe, total liquids demand is projected to decline with gains in energy efficiency. In comparison, demand in Asia Pacific is expected to grow about 2 percent per year with product demand projected to increase more than 65 percent from 2005 to 2030. This demand is driven by rapid growth in the car fleet, increasing road and sea freight movements, and strong growth in the demand for chemical feedstocks. About 55 percent of the growth in the region is from China and 20 percent from India.
Scope of Downstream Operations
ExxonMobil is the largest international oil company in Asia Pacific with 1.7 million barrels per day of processing capacity spread over 11 refineries in seven countries. Our Singapore plant, which encompasses refining, lubes, and chemical facilities, is one of the largest integrated manufacturing complexes in the region.
Total product sales of 1.4 million barrels per day include a full range of petroleum products. Our fuel products are sold to numerous market segments, including retail customers; industrial, aviation, and marine businesses; in addition to supply sales.
Within our Lubricants & Specialties business, we market and sell lube basestocks, specialties, and asphalt, as well as finished lubricants through a network of nine lube oil blend plants in the region. We also have over 800 Mobil 1 service centers that supply our world-class flagship product to our customers.
Fujian – An Integrated Approach
In mid-2007 ExxonMobil, along with our partners Saudi Aramco, Sinopec, and Fujian Province, formed the only fully integrated refining, petrochemical, and fuels marketing joint venture with foreign participation in China. We are currently progressing an expansion project that will increase refinery capacity from 80 thousand barrels per day to 240 thousand barrels per day. The project also includes a world-scale integrated chemical plant. The new facilities are projected to start up in 2009. In addition the fuels marketing portion of the venture includes approximately 750 retail sites and a network of distribution terminals.

Construction of the Fujian site expansion project in China is nearing completion and expected to start up in 2009.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	83
Downstream Operating Statistics
 THROUGHPUT, CAPACITY, AND UTILIZATION(1)

	2008	2007	2006	2005	2004
Refinery Throughput(2) (thousands of barrels per day)
United States	1,702	1,746	1,760	1,794	1,850
Canada	446	442	442	466	468
Europe	1,601	1,642	1,672	1,672	1,663
Japan	563	618	649	691	685
Asia Pacific excluding Japan	789	798	785	799	738
Latin America/Other	315	325	295	301	309

Total worldwide	5,416	5,571	5,603	5,723	5,713

Average Refinery Capacity(3) (thousands of barrels per day)
United States	1,967	1,963	1,957	1,949	1,940
Canada	502	502	502	502	502
Europe	1,740	1,759	1,817	1,803	1,786
Japan	702	769	769	769	772
Asia Pacific excluding Japan	992	983	971	997	1,014
Latin America/Other	330	330	329	323	317

Total worldwide	6,233	6,306	6,345	6,343	6,331

Utilization of Refining Capacity (percent)
United States	87	89	90	92	95
Canada	89	88	88	93	93
Europe	92	93	92	93	93
Japan	80	80	84	90	89
Asia Pacific excluding Japan	80	81	81	80	73
Latin America/Other	95	98	90	93	97

Total worldwide	87	88	88	90	90

(1)	Excludes ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.
Low-Sulfur Gasoline and Diesel Facility Start-Ups

2008	Location

Distillate Hydrotreater Upgrade	Nanticoke, Canada
Distillate Hydrotreater Upgrade	Fos-sur-Mer, France
Distillate Hydrotreater Upgrade	Port-Jerome-Gravenchon, France
Distillate Hydrotreater Upgrade	Chalmette, Louisiana

2009 and 2010 (Anticipated)	Location

Import Facilities	Campana, Argentina
Distillate Hydrotreater	Antwerp, Belgium
Distillate Hydrotreater Upgrade	Strathcona, Canada
Gasoil Hydrotreater and Hydrocracker	Fujian, China
Distillate Hydrotreater	Baton Rouge, Louisiana
Distillate Hydrotreater	Baytown, Texas

84	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
   REFINING CAPACITY AT YEAR-END 2008(1)

					ExxonMobil	Capacity at 100%					ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

United States
Torrance	California		●		150	150	96	21	52	0	100
Joliet	Illinois		●	▲	240	240	93	0	56	0	100
Baton Rouge	Louisiana	■	●		503	503	230	27	115	16	100
Chalmette	Louisiana		●	▲	97	193	68	19	38	0	50
Billings	Montana		●		60	60	21	6	10	0	100
Baytown	Texas	■	●		573	573	205	26	88	22	100
Beaumont	Texas	■	●		345	345	113	60	46	10	100
Total United States					1,968	2,064	826	159	405	48

Canada
Strathcona	Alberta				187	187	63	0	0	2	69.6
Dartmouth	Nova Scotia			▲	82	82	31	0	0	0	69.6
Nanticoke	Ontario			▲	112	112	48	0	0	0	69.6
Sarnia	Ontario	■	●		121	121	30	18	25	6	69.6
Total Canada					502	502	172	18	25	8

Europe
Antwerp	Belgium	■	●		305	305	35	0	0	0	100
Dunkirk	France				0	0	0	0	0	6	50
Fos-sur-Mer	France		●	▲	119	119	31	0	0	0	82.9
Port-Jerome-Gravenchon	France	■	●		233	233	38	0	0	13	82.9
Karlsruhe	Germany		●	▲	78	310	86	0	26	0	25
Augusta	Italy		●	▲	198	198	47	0	0	14	100
Trecate	Italy		●	▲	174	174	34	0	0	0	75.4
Rotterdam	The Netherlands	■	●		191	191	0	52	41	0	100
Slagen	Norway				116	116	0	0	32	0	100
Fawley	United Kingdom	■	●		326	326	89	0	37	9	100
Total Europe					1,740	1,972	360	52	136	42

Japan
Chiba	Japan		●		88	175	34	40	0	0	50
Kawasaki(5)	Japan	■	●		296	296	88	23	0	0	50
Sakai(5)	Japan		●	▲	139	139	40	0	0	0	50
Wakayama(5)	Japan		●	▲	155	155	37	0	0	7	50
Total Japan					678	765	199	63	0	7

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.
(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	85
 REFINING CAPACITY AT YEAR-END 2008(1) (continued)

					ExxonMobil	Capacity at 100%					ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

Asia Pacific excluding Japan
Adelaide(6)	Australia				0	0	0	0	0	0	100
Altona	Australia				78	78	29	0	0	0	100
Fujian	China			▲	20	80	28	0	10	0	25
Port Dickson	Malaysia				86	86	0	0	0	0	65
Whangerei	New Zealand				29	107	0	30	0	0	19.2
Jurong/PAC	Singapore	■	●		605	605	0	34	106	38	100
Sriracha	Thailand	■	●		174	174	42	0	0	0	66
Total Asia Pacific excluding Japan					992	1,130	99	64	116	38

Latin America/Other
Campana	Argentina		●	▲	86	86	27	0	24	0	100
Acajutla	El Salvador				22	22	0	0	0	0	65
Martinique	Martinique				2	17	0	0	0	0	14.5
Managua	Nicaragua			▲	20	20	0	0	0	0	100
Yanbu	Saudi Arabia				200	400	91	0	46	0	50
Total Latin America/Other					330	545	118	0	70	0

Total worldwide					6,210	6,978	1,774	356	752	143

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.
(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

Distillation Capacity(1)	Conversion Capacity(1)

(millions of barrels per day)	(millions of barrels per day)

(1) ExxonMobil capacity share, excluding divestments and acquisitions.	(1) ExxonMobil capacity share, excluding divestments and acquisitions. Conversion includes catalytic cracking, hydrocracking, and coking.

86	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
 PETROLEUM PRODUCT SALES (1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2008	2007	2006	2005	2004(2)

United States
Motor gasoline, naphthas	1,449	1,601	1,598	1,646	1,695
Heating oils, kerosene, diesel oils	501	470	520	494	484
Aviation fuels	224	235	236	259	250
Heavy fuels	108	121	81	90	98
Lubricants, specialty, and other petroleum products	258	290	294	333	345
Total United States	2,540	2,717	2,729	2,822	2,872

Canada
Motor gasoline, naphthas	203	207	204	209	250
Heating oils, kerosene, diesel oils	131	139	143	145	186
Aviation fuels	25	25	24	25	33
Heavy fuels	30	33	32	37	37
Lubricants, specialty, and other petroleum products	55	57	70	82	109
Total Canada	444	461	473	498	615

Europe
Motor gasoline, naphthas	409	414	427	424	557
Heating oils, kerosene, diesel oils	730	723	738	734	895
Aviation fuels	149	177	188	182	203
Heavy fuels	183	220	202	204	214
Lubricants, specialty, and other petroleum products	241	239	258	280	270
Total Europe	1,712	1,773	1,813	1,824	2,139

Asia Pacific
Motor gasoline, naphthas	378	403	409	421	513
Heating oils, kerosene, diesel oils	467	477	493	535	594
Aviation fuels	123	111	106	112	113
Heavy fuels	238	276	288	285	222
Lubricants, specialty, and other petroleum products	153	152	165	208	247
Total Asia Pacific	1,359	1,419	1,461	1,561	1,689

Latin America
Motor gasoline, naphthas	139	151	160	166	181
Heating oils, kerosene, diesel oils	161	173	180	188	209
Aviation fuels	45	48	48	47	46
Heavy fuels	47	48	55	48	44
Lubricants, specialty, and other petroleum products	27	27	26	24	24
Total Latin America	419	447	469	473	504

Middle East/Africa
Motor gasoline, naphthas	76	74	68	91	105
Heating oils, kerosene, diesel oils	106	112	117	134	149
Aviation fuels	41	45	49	51	53
Heavy fuels	30	17	24	25	44
Lubricants, specialty, and other petroleum products	34	34	44	40	40
Total Middle East/Africa	287	282	302	341	391

Worldwide
Motor gasoline, naphthas	2,654	2,850	2,866	2,957	3,301
Heating oils, kerosene, diesel oils	2,096	2,094	2,191	2,230	2,517
Aviation fuels	607	641	651	676	698
Heavy fuels	636	715	682	689	659
Lubricants, specialty, and other petroleum products	768	799	857	967	1,035

Total worldwide(3)	6,761	7,099	7,247	7,519	8,210
Purchases/sales with the same counterparty included above	—	—	—	—	(699)

Total, net of purchases/sales with the same counterparty	6,761	7,099	7,247	7,519	7,511

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

(2)	Including purchases/sales with the same counterparty.

(3)	2008, 2007, 2006, and 2005 petroleum product sales data reported net of purchases/sales contracts with the same counterparty.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	87
  PETROLEUM PRODUCT SALES (1)

(thousands of barrels per day)	2008	2007	2006	2005	2004	(2)

Market and Supply Sales(1)

Market sales

Motor gasoline, naphthas	1,926	2,077	2,133	2,186	2,248

Heating oils, kerosene, diesel oils	1,372	1,448	1,544	1,618	1,625

Aviation fuels	365	408	440	475	503

Heavy fuels	329	383	396	387	382

Lubricants, specialty, and other petroleum products	283	297	323	316	495

Total market sales	4,275	4,613	4,836	4,982	5,253

Total supply sales	2,486	2,486	2,411	2,537	2,957

Total market and supply sales(3)	6,761	7,099	7,247	7,519	8,210

Purchases/sales with the same counterparty included above	—	—	—	—	(699)

Total market and supply sales, net of purchases/sales with the same counterparty	6,761	7,099	7,247	7,519	7,511

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

(2)	Including purchases/sales with the same counterparty.

(3)	2008, 2007, 2006, and 2005 petroleum product sales data reported net of purchases/sales contracts with the same counterparty.
  RETAIL SITES

(number of sites at year end)	2008	2007	2006	2005	2004

United States
Owned/leased	2,155	2,225	2,375	2,544	2,698
Distributors/resellers	8,296	8,679	8,742	8,992	9,421
Total United States	10,451	10,904	11,117	11,536	12,119

Canada
Owned/leased	557	583	613	690	720
Distributors/resellers	1,314	1,327	1,327	1,288	1,258
Total Canada	1,871	1,910	1,940	1,978	1,978

Europe
Owned/leased	4,131	4,249	4,508	4,569	4,727
Distributors/resellers	2,796	2,843	2,886	3,022	3,154
Total Europe	6,927	7,092	7,394	7,591	7,881

Asia Pacific
Owned/leased	2,416	2,568	2,696	2,795	2,912
Distributors/resellers	4,253	4,844	5,368	5,662	5,888
Total Asia Pacific	6,669	7,412	8,064	8,457	8,800

Latin America
Owned/leased	776	1,196	1,246	1,325	1,388
Distributors/resellers	1,372	2,885	3,008	3,155	3,437
Total Latin America	2,148	4,081	4,254	4,480	4,825

Middle East/Africa
Owned/leased	481	625	713	933	1,214
Distributors/resellers	127	362	366	457	557
Total Middle East/Africa	608	987	1,079	1,390	1,771

Worldwide
Owned/leased	10,516	11,446	12,151	12,856	13,659
Distributors/resellers	18,158	20,940	21,697	22,576	23,715

Total worldwide	28,674	32,386	33,848	35,432	37,374

88
Chemical
CHEMICAL STRATEGIES
ExxonMobil Chemical has delivered industry-leading performance through superior implementation of fundamental strategies that have been proven over numerous business cycles. We remain committed to these strategies through changing business environments:
•	Focus on businesses that capitalize on core competencies

•	Consistently deliver best-in-class performance

•	Build proprietary technology positions

•	Capture full benefits of integration across ExxonMobil operations

•	Selectively invest in advantaged projects
These strategies reflect ExxonMobil’s ongoing commitment to the petrochemical business. Together with our core business practices and focus on operations integrity, they remain the foundation for our business, and ultimately, our performance.

ExxonMobil Chemical’s operations are highly integrated with refining complexes. The Baton Rouge Chemical Plant benefits from feedstock optimization and operational synergies with the Baton Rouge Refinery.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	89

2008 Results and Highlights
Industry-leading workforce safety was achieved through continued focus on operational excellence.
Earnings were $3.0 billion, down 35 percent from the 2007 record. ExxonMobil continued to benefit from our global business portfolio, high degree of integration, and feedstock advantages. Earnings from our less-cyclical specialty businesses exceeded $1 billion for the second consecutive year.
Return on average capital employed was 20 percent, down from 34 percent in 2007. ExxonMobil Chemical returns continued to exceed the average of our major chemical competitors. Over the last 10 years we achieved an average return of 18 percent while our competitors averaged 8 percent. It also marked the fifth consecutive year above a 20-percent return.
Prime product sales of 25 million tons were 9 percent lower than 2007, as lower global demand and broad supply chain inventory de-stocking in the second half of the year challenged sales.
Chemical Outperformed Competition
Across the Business Cycle
Return on Average Capital Employed
(1) Includes the chemical segments of Royal Dutch Shell, BP (through 2004), and Chevron, as well as Dow Chemical, the sole publicly traded chemical-only competitor with a significant portfolio overlap. Competitor values are estimated on a consistent basis with ExxonMobil, based on public information.

Revenue was $55 billion.
Chemical capital expenditures were $2.8 billion, as construction progressed on world-scale growth projects in Fijian, China, and Singapore. We continued selective investment in specialty business growth and for high-return efficiency projects.

CHEMICAL COMPETITIVE ADVANTAGES
Portfolio Quality • Our unique mix of Chemical businesses delivers superior performance relative to competition throughout the business cycle.
Global Integration • We continue to identify and capture synergies with the Upstream and Downstream. Benefits are derived from the physical integration of sites, feedstock integration, coordinated planning, global networks, shared services, and best-practice sharing.
Discipline and Consistency • Our consistent and relentless focus on all aspects of operational excellence has produced industry-leading practices and systems.

Value Maximization • Our proprietary technology has led to the successful implementation of lower-cost processes, faster sales growth of higher-value premium products, and increased sources of advantaged feedstocks.
Long-Term Perspective • We use a highly structured capital management approach to ensure that we invest in projects with feedstock, technology, and marketing advantages that can compete in the toughest market environments.

CHEMICAL STATISTICAL RECAP	2008	2007	2006	2005	2004
Earnings (millions of dollars)	2,957	4,563	4,382	3,943	3,428
Prime product sales(1) (thousands of metric tons)	24,982	27,480	27,350	26,777	27,788
Average capital employed(2) (millions of dollars)	14,525	13,430	13,183	14,064	14,608
Return on average capital employed(2) (percent)	20.4	34.0	33.2	28.0	23.5
Capital expenditures (millions of dollars)	2,819	1,782	756	654	690

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream. Carbon-black oil volumes are excluded.

(2)	See Frequently Used Terms on pages 96 through 99.

90	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Chemical Strategies
Disciplined and consistent execution of our long-term strategies has translated into superior returns across the business cycle. These strategies have been tested and proven to be successful over decades, and effective implementation has strengthened ExxonMobil’s position as one of the world’s premier petrochemical companies.
Focus on Businesses that Capitalize
on Core Competencies
ExxonMobil has developed a unique portfolio of commodity and specialty businesses over many years, built on proprietary technology and a high degree of raw material integration.
We hold leadership positions in some of the largest-volume and highest-growth commodity petrochemical products in the world. Specifically we are:
•	One of the largest worldwide producers of olefins, including ethylene and propylene, the basic petrochemical building blocks for a wide variety of everyday products.

•	One of the largest worldwide producers of polyolefins, including polyethylene and polypropylene. These high-volume plastics are extremely versatile and are used in a broad range of applications ranging from food packaging to automobile parts to surgical gowns.

•	The largest global manufacturer of aromatics, including paraxylene and benzene. Paraxylene is the primary

Premier Petrochemical Company
Return on Capital Employed (10-year average)	18 percent
Businesses Ranked 1 or 2 by Market Position	>90 percent
Capital Employed (at year end)	$15 billion
Prime Product Sales (metric tons)	25.0 million
Percent Integrated Capacity	>90 percent

Businesses	Worldwide Rank Based on Market Position
■Commodities
Paraxylene	#1
Olefins	#2
Polyethylene	#2
Polypropylene	#5
■Specialties
Butyl Polymers	#1
Fluids	#1
Plasticizers/Oxo Alcohols	#1
Synthetics	#1
Oriented Polypropylene Films	#1
Adhesive Polymers	#1
Specialty Elastomers	#2
Petroleum Additives	#2

The Singapore Chemical Plant is fully integrated with ExxonMobil’s largest refinery. The addition of a second world-scale petrochemical facility in Singapore will help meet increasing demand in Asia and reinforces ExxonMobil’s commitment to the petrochemical business.

raw material for the manufacture of polyester fibers and polyethylene terephthalate (PET) bottles. Benzene is a fundamental building block for a wide variety of products ranging from nylon carpeting to automobile headlamps to CDs/DVDs.
We have also built leadership positions in a diverse set of less-cyclical specialty business lines, all of which rank first or second globally by market position. These products deliver advanced performance in a broad array of applications, translating to higher value for our customers.
Our specialty business portfolio includes butyl polymers, specialty elastomers, synthetic lubricant basestocks, oriented polypropylene films, plasticizers and oxo alcohols, hydrocarbon and oxygenated fluids, adhesive polymers, and petroleum additives. Competitive advantage has been developed and sustained through proprietary technology, advantaged feedstocks, operational excellence, and synergies across business lines.

Differentiated Business Mix
Segment Earnings

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	91

Consistently Deliver Best-in-Class Performance
We maintain a consistent and relentless focus on operational excellence in every aspect of our business. Business practices and systems have been developed and continuously improved over many years to ensure uncompromising integrity of our operations and delivery of industry-leading performance.
Our disciplined approach to improve safety, reliability, productivity, and quality continues to increase the contribution of existing assets. Structured programs enable identification and capture of process efficiencies, improved operability, and the addition of increased capacity at significantly less than grassroots cost.
We have also systematically identified and captured energy efficiencies through the extensive use of our Global Energy Management System. We have leveraged best practices from operations around the world to identify key energy variables and optimized operating conditions. As a result, our energy consumed per unit of output has decreased, and our improvement rate in steam cracking energy efficiency has outpaced that of industry.
Applying a disciplined approach to improve our supply chain and marketing activities has yielded similar benefits. By focusing on areas such as supply chain network optimization, transactional excellence, and growth of premium product sales, we have improved our offering to customers while reducing costs.
Build Proprietary Technology Positions
Discovery, development, and deployment of industry-leading process and product technology is a source of competitive advantage for ExxonMobil. We focus significant research on the identification, development, and commercialization of lower-cost advantaged feedstocks, more efficient operating processes, and higher-value premium products.
Steam Cracking Energy Efficiency(1)(2)(3)

(1)	Solomon Associates data available for odd years only.

(2)	Only odd-year data plotted for 2003-2007.

(3)	2008 data estimated.

Capture Full Benefits of Integration
Across ExxonMobil Operations
ExxonMobil supplies the global chemical industry from a network of manufacturing sites located around the world. More than 90 percent of the chemical capacity that we own and operate is integrated with our large refineries or natural gas processing plants.
The benefits derived from integration are a key differentiating factor that allows ExxonMobil to consistently outperform competition. Physical integration of our manufacturing sites allows us to maximize operating flexibility and capture associated cost savings. Use of sophisticated computer models allows us to optimize feedstock and production plans on a real-time basis, a capability not easily duplicated without common ownership and co-location of refinery and chemical facilities. At our joint sites we also achieve synergies through shared maintenance, laboratory, engineering, and support services. More broadly, best practices in areas such as safety, reliability, and project execution are transferred across all organizations.

Steam cracking remains the foundation of the petrochemical industry. The Fife Ethylene Plant in the United Kingdom is one of Europe’s largest and most modern steam crackers, producing ethylene from North Sea natural gas liquids.

92	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Selectively Invest in Advantaged Projects
In 2008 we increased construction activity on projects in China and Singapore. These two projects, along with proposed investments in Saudi Arabia and Qatar, will build on our existing world-scale asset base of strategically located and advantaged facilities to meet demand growth in Asia.
Well-Positioned for Asia Growth • Through 2015 we expect about 60 percent of global petrochemical demand growth will occur in Asia, with over one-third in China alone. To meet this growth, we are investing in projects in Asia and the Middle East with long-term competitive advantages, including integration with other operations, advantaged feedstocks, proprietary technology, and market access.
•	Construction continued on the integrated refining and petrochemical facility located in Quanzhou, Fujian Province, China. This project includes an 800-thousand-tons-per-year ethylene steam cracker and integrated polyethylene, polypropylene, and paraxylene units. Start-up is scheduled for 2009.

•	Construction activity ramped up on a new world-scale petrochemical complex at our existing integrated refining and chemical facility in Singapore. This project includes a 1-million-tons-per-year ethylene steam cracker; polyethylene, polypropylene, specialty elastomer, and benzene units; and expansions to the existing oxo alcohol and paraxylene units. Project start-up is expected in 2011.

The new petrochemical facilities in the Fujian, China, joint venture, will be fully integrated with refining. Start-up is scheduled for 2009.
•	Saudi Basic Industries Corporation (SABIC) and ExxonMobil signed a Heads of Agreement and are progressing detailed studies at our petrochemical joint ventures in Saudi Arabia, Kemya and Yanpet, to supply synthetic rubber, thermoplastic specialty polymers, and carbon black.

•	We continue to progress studies in cooperation with Qatar Petroleum for a world-scale petrochemical complex in Ras Laffan Industrial City, Qatar. The ethylene steam cracker would utilize feedstock from gas development projects in Qatar’s North Field, and the project would employ ExxonMobil’s proprietary technology.
Specialty Business Growth • We also continued to invest for growth in our specialty businesses, which remain an important contributor to the Chemical company’s performance.
•	Tonen Chemical, our affiliate in Japan, has begun construction on a new battery separator film manufacturing facility in Gumi, South Korea, to meet rapidly growing demand in the lithium-ion battery market.

•	A new facility to produce Exxcore dynamically vulcanized alloy (DVA) for tire inner liners has started up in Pensacola, Florida. The revolutionary new tire material allows for improved tire durability and better air retention.

•	A major halobutyl rubber expansion has started up in Baytown, Texas. The project increased production capacity of bromobutyl rubber at the site by 60 percent, allowing us to meet growing global demand for higher performance tires.
 APPROVED MAJOR PROJECTS

			Capacity(1)
			(metric tons
Commodities		Product	per year)

2009	Fujian, China	Ethylene	200,000
		Paraxylene	175,000
		Polyethylene	200,000
		Polypropylene	100,000
	Rotterdam, the Netherlands	Benzene Paraxylene	20% increase 25% increase

2011	Singapore	Ethylene	1,000,000
		Polyethylene	1,300,000
		Polypropylene	500,000
		Benzene	340,000
		Paraxylene	80,000

Specialties

2008	Baytown, Texas	Bromobutyl Rubber	60% increase
	Notre-Dame-de- Gravenchon,	Adhesive Polymers	18,000
	France
	Pensacola, Florida	Compounded Polymers	1 line
	Singapore	Hydrocarbon Fluids	130,000

2009	Gumi, South Korea	Specialty Films	2 lines

2011	Singapore	Oxo Alcohols	125,000
		Specialty Elastomers	300,000

(1)	ExxonMobil equity share of capacity addition.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	93
Overview of Key Products
ExxonMobil Chemical is a premier supplier of commodity and specialty chemicals found in a wide variety of end uses. New and enhanced products and applications are continually being developed to meet evolving customer needs.

Polyethylene
   Automotive • fuel tanks, storage tanks
Consumer • milk bottles, storage containers, toys
   Packaging • flexible food packaging, bags
Polypropylene
Appliance • clothes washer parts, dishwasher liners
Automotive • interior and exterior trim parts
Consumer • packaging, diapers, health care
Specialty Elastomers
Automotive • hoses, belts, door and window seals
Consumer • appliance parts, household goods
Industrial • roof sheeting, electrical cable insulation

BATTERY SEPARATOR FILM
New film technologies developed by ExxonMobil open up new opportunities in hybrid and electric vehicles.
Separator film is an integral part of a lithium-ion battery (LIB) system and critical to performance. The separator contributes to battery efficiency, safety, and longevity.
Our separator films were used to develop the world’s first rechargeable LIB in 1991, and these batteries are now common in small devices such as cell phones, laptop computers, and cordless power tools.
Our latest innovation yields a new family of separator films that can improve the safety, power, and reliability of much larger lithium-ion batteries needed for next-generation automobiles.
ExxonMobil’s new battery separator film technology for lithium-ion battery systems could, with continued cost reductions, help put more hybrid and electric vehicles on the road.

Butyl Polymers
Automotive • hoses, tubing,
engine mounts
Tires • inner liners, sidewalls,
inner tubes
Oriented Polypropylene Film
Consumer • flexible packaging,
labels
Industrial • tapes, protective
laminates
Adhesive Polymers
Consumer • tapes, labels,
diaper assembly
Industrial • glues, packaging,
road marking, tires
Petroleum Additives
Transportation • motor and gear
lubricants, transportation fuels
Synthetic Base Fluids
Automotive • synthetic engine,
gear, and transmission oils
Industrial • synthetic lubricants,
fiber-optic cable gel
Oxygenated Fluids
Consumer • paints, cleaning
fluids, de-icing fluids, rubbing alcohol
Industrial • paints, adhesives,
magnetic tapes
Hydrocarbon Fluids
Consumer • aerosol products,
paints, lighter fluids
Industrial • degreasers, agricultural
chemicals, adhesives, inks
Oxo Alcohols and Acids
Consumer • tapes, shampoo
Industrial • cleaners, coatings
Plasticizers
Automotive • dashboards, side moldings
Construction • flooring, wall covering,
carpet backing
Consumer • garden hoses,
sports equipment, shoes
Aromatics
Automotive • polyurethane foams,
headlights
Consumer • PET bottles and
packaging, polyester and
nylon fabrics, CDs/DVDs
Industrial • paints, coatings

Butyl polymers from
ExxonMobil enhance
performance in critical tire
components.

ExxonMobil Chemical is a
major supplier of adhesive
polymers for tapes, labels,
and glues.

ExxonMobil fluids are key
components for paints,
coatings, and inks.

Our plasticizers soften
plastics used in many
everyday products.

94	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Chemical Operating Statistics
  LARGE / INTEGRATED PRODUCTION COMPLEX CAPACITY(1)(2)

(millions of metric tons per year)	Ethylene	Polyethylene	Polypropylene	Paraxylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	1.3	0.4	—	P	B	E	A	F	O
Baytown, Texas	2.2	—	0.8	0.6	P	B			F
Beaumont, Texas	0.9	1.0	—	0.3	P						S
Mont Belvieu, Texas	—	1.0	—	—
Sarnia, Ontario	0.3	0.5	—	—	P				F	O

Europe
Antwerp, Belgium	0.5	0.4	—	—	P				F	O
Fawley, United Kingdom	0.1	—	—	—	P	B			F	O
Fife, United Kingdom	0.4	—	—	—
Meerhout, Belgium	—	0.5	—	—
Notre-Dame-de-Gravenchon, France	0.4	0.4	0.4	—	P	B	E	A		O	S
Rotterdam, the Netherlands	—	—	—	0.6						O

Middle East
Al Jubail, Saudi Arabia	0.6	0.6	—	—
Yanbu, Saudi Arabia	1.0	0.7	0.2	—	P

Asia Pacific
Kawasaki, Japan	0.5	0.1	—	—	P	B		A	F
Singapore	0.9	0.6	0.4	0.9	P				F	O
Sriracha, Thailand	—	—	—	0.5					F
All other	—	—	—	0.6

Total worldwide	8.8	7.1	2.2	3.5

P Propylene       B Butyl      E Specialty Elastomers       A Adhesive Polymers       F Fluids       O Oxo Alcohols       S Synthetics

(1)	Based on size or breadth of product slate.

(2)	Capacity reflects 100 percent for operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, capacity is ExxonMobil’s interest.
  OTHER MANUFACTURING LOCATIONS(1)

Location	Product

North America
Bayway, New Jersey		▲
Belleville, Ontario				◆
Chalmette, Louisiana	■
Dartmouth, Nova Scotia			●
Edison, New Jersey			●
Joliet, Illinois	■
LaGrange, Georgia				◆
Pensacola, Florida		▲
Plaquemine, Louisiana		▲
Shawnee, Oklahoma				◆

Latin America
Campana, Argentina	■		●
Managua, Nicaragua			●
Paulinia, Brazil			●

Location	Product

Europe
Amsterdam, the Netherlands			●
Augusta, Italy	■
Brindisi, Italy				◆
Cologne, Germany		▲
Fos-sur-Mer, France	■
Geleen, the Netherlands		▲
Karlsruhe, Germany	■
Kerkrade, the Netherlands				◆
Newport, United Kingdom		▲
Trecate, Italy			●
Virton, Belgium				◆

Location	Product

Asia Pacific
Adelaide, Australia(2)			●
Fujian, China		▲
Jinshan, China		▲
Kashima, Japan		▲
Nasu, Japan				◆
Panyu, China			●
Sakai, Japan	■		●
Wakayama, Japan	■

(1)	Includes joint-venture plants, with the exception of the Infineum additives joint ventures.

(2)	Facility mothballed.

■ Olefins/Aromatics      ▲ Polymers      ● Other Chemicals      ◆ Films

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	95
 VOLUMES

Includes ExxonMobil’s share of equity companies	2008	2007	2006	2005	2004
Worldwide Production Volumes (thousands of metric tons)
Ethylene	7,540	8,155	7,878	7,930	8,271
Polyethylene	6,088	6,693	6,275	6,213	6,248
Polypropylene	1,897	1,897	1,815	1,680	1,885
Paraxylene	2,472	2,995	3,038	2,785	2,826

Prime Product Sales Volumes(1) by Region (thousands of metric tons)
Americas(2)	10,628	12,034	11,907	11,523	12,842
Europe/Middle East/Africa	6,635	7,463	7,497	7,310	7,334
Asia Pacific	7,719	7,983	7,946	7,944	7,612

Total worldwide	24,982	27,480	27,350	26,777	27,788

Prime Product Sales Volumes(1) by Business (thousands of metric tons)
Less-cyclical specialty businesses	5,618	6,237	6,228	6,083	6,324
Olefins/polyolefins/aromatics/other	19,364	21,243	21,122	20,694	21,464

Total	24,982	27,480	27,350	26,777	27,788

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream. Carbon-black oil volumes are excluded.

(2)	Includes North America and Latin America.

2008 Prime Product Sales Volumes
Premium Product Sales Volumes

96	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
Frequently Used Terms
Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.
EARNINGS EXCLUDING SPECIAL ITEMS
In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes earnings from special items quantified and described in our quarterly and annual earnings press releases. Earnings excluding special items is a non-GAAP financial measure, and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income is shown on page 10. We also refer to earnings excluding special items as normalized earnings. Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share – assuming dilution.
OPERATING COSTS
Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale – including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas, and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, and interest expense. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is therefore useful for investors and ExxonMobil management in evaluating management’s performance.

(millions of dollars)	2008	2007	2006	2005	2004

Reconciliation of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	395,609	334,078	310,233	311,248	256,794
Less:
Crude oil and product purchases	249,454	199,498	182,546	185,219	139,224
Interest expense	673	400	654	496	638
Sales-based taxes	34,508	31,728	30,381	30,742	27,263
Other taxes and duties	41,719	40,953	39,203	41,554	40,954
Income applicable to minority interests	1,647	1,005	1,051	799	776

Subtotal	67,608	60,494	56,398	52,438	47,939
ExxonMobil’s share of equity-company expenses	7,204	5,619	4,947	4,520	4,209

Total operating costs	74,812	66,113	61,345	56,958	52,148

(millions of dollars)	2008	2007	2006	2005	2004

Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	37,905	31,885	29,528	26,819	23,225
Selling, general, and administrative expenses	15,873	14,890	14,273	14,402	13,849
Depreciation and depletion	12,379	12,250	11,416	10,253	9,767
Exploration expenses, including dry holes	1,451	1,469	1,181	964	1,098

Subtotal	67,608	60,494	56,398	52,438	47,939
ExxonMobil’s share of equity-company expenses	7,204	5,619	4,947	4,520	4,209

Total operating costs	74,812	66,113	61,345	56,958	52,148

TOTAL SHAREHOLDER RETURN
Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	97
and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.
CAPITAL AND EXPLORATION EXPENDITURES (Capex)
Capital and exploration expenditures are the combined total of additions at cost to property, plant, and equipment and exploration expenses on a before-tax basis from the Summary Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant, and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.
CAPITAL EMPLOYED
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant, and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

(millions of dollars)	2008	2007	2006	2005	2004

Business Uses: Asset and Liability Perspective
Total assets	228,052	242,082	219,015	208,335	195,256
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(46,700)	(55,929)	(47,115)	(44,536)	(39,701)
Total long-term liabilities excluding long-term debt and
equity of minority interests	(54,404)	(50,543)	(45,905)	(41,095)	(41,554)
Minority share of assets and liabilities	(6,044)	(5,332)	(4,948)	(4,863)	(5,285)
Add ExxonMobil share of debt-financed equity-company net assets	4,798	3,386	2,808	3,450	3,914

Total capital employed	125,702	133,664	123,855	121,291	112,630

Total Corporate Sources: Debt and Equity Perspective
Notes and loans payable	2,400	2,383	1,702	1,771	3,280
Long-term debt	7,025	7,183	6,645	6,220	5,013
Shareholders’ equity	112,965	121,762	113,844	111,186	101,756
Less minority share of total debt	(1,486)	(1,050)	(1,144)	(1,336)	(1,333)
Add ExxonMobil share of equity-company debt	4,798	3,386	2,808	3,450	3,914

Total capital employed	125,702	133,664	123,855	121,291	112,630

RETURN ON AVERAGE CAPITAL EMPLOYED (ROCE)
Return on average capital employed is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning- and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash-flow based, are used to make investment decisions.

(millions of dollars)	2008	2007	2006	2005	2004

Return on Average Capital Employed
Net income	45,220	40,610	39,500	36,130	25,330
Financing costs (after tax)
Gross third-party debt	(343)	(339)	(264)	(261)	(461)
ExxonMobil share of equity companies	(325)	(204)	(156)	(144)	(185)
All other financing costs – net	1,485	268	499	(35)	378

Total financing costs	817	(275)	79	(440)	(268)

Earnings excluding financing costs	44,403	40,885	39,421	36,570	25,598

Average capital employed	129,683	128,760	122,573	116,961	107,339
Return on average capital employed – corporate total	34.2%	31.8%	32.2%	31.3%	23.8%

98	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW
ENTITLEMENT VOLUME EFFECTS
Production Sharing Contract Net Interest Reductions • Production Sharing Contract (PSC) net interest reductions are contractual reductions in ExxonMobil’s share of production volumes covered by PSCs. These reductions typically occur when cumulative investment returns or production volumes achieve thresholds as specified in the PSCs. Once a net interest reduction has occurred, it typically will not be reversed by subsequent events, such as lower crude oil prices.
Price and Spend Impacts on Volumes • Price and spend impacts on volumes are fluctuations in ExxonMobil’s share of production volumes caused by changes in oil and gas prices or spending levels from one period to another. For example, at higher prices fewer barrels are required for ExxonMobil to recover its costs. According to the terms of contractual arrangements or government royalty regimes, price or spending variability can increase or decrease royalty burdens and/or volumes attributable to ExxonMobil. These effects generally vary from period to period with field spending patterns or market prices for crude oil or natural gas.
FINDING AND RESOURCE-ACQUISITION COSTS
Finding and resource-acquisition costs per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures and proved property acquisition costs divided by resource additions (in oil-equivalent barrels). ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. In addition to proved reserves, resource additions include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.

	2008	2007	2006	2005	2004

Exploration portion of Upstream capital and exploration expenditures (millions of dollars)	2,871	1,909	2,044	1,693	1,283
Proved property acquisition costs (millions of dollars)	61	37	234	174	93
Total exploration and proved property
acquisition costs (millions of dollars)	2,932	1,946	2,278	1,867	1,376
Resource additions (millions of oil-equivalent barrels)	2,230	2,010	4,270	4,365	2,940
Finding and resource-acquisition costs per oil-equivalent barrel (dollars)	1.32	0.97	0.53	0.43	0.47
LIQUIDS AND NATURAL GAS PROVED RESERVES
In this report, we use the term “proved reserves” to mean quantities of oil and gas that ExxonMobil has determined to be reasonably certain of recovery under existing economic and operating conditions on the basis of our long-standing, rigorous management review process. We book proved reserves when we have made significant funding commitments for the related projects. In this report, we aggregate proved reserves of consolidated and equity companies, excluding royalties and quantities due others, since ExxonMobil does not view these reserves differently from a management perspective. To reflect management’s view of ExxonMobil’s total liquids reserves, proved reserves in this report also include oil sands reserves from the Canadian Syncrude and Kearl operations, which are reported separately as mining reserves in our Form 10-K and proxy statement. Oil sands reserves included in this report totaled 1,871 million barrels at year-end 2008, 694 million barrels at year-end 2007, 718 million barrels at year-end 2006, 738 million barrels at year-end 2005, and 757 million barrels at year-end 2004. For our own management purposes and as discussed in this report, we determine proved reserves based on price and cost assumptions that are consistent with those used to make investment decisions. Therefore, the proved reserves in this report are not directly comparable to the data reported in our Form 10-K and proxy statement. Based on regulatory guidance, ExxonMobil began in 2004 to state our results in the Form 10-K and proxy statement to reflect the impacts on proved reserves of utilizing December 31 liquids and natural gas prices (“year-end price/cost effects”). On this basis, year-end proved reserves, including year-end price/cost effects totaled 23.0 billion oil-equivalent barrels in 2008, 22.5 billion oil-equivalent barrels in 2007, 22.8 billion oil-equivalent barrels in 2006, 22.4 billion oil-equivalent barrels in 2005, and 21.7 billion oil-equivalent barrels in 2004. Excluding year-end price/cost effects, 2008 proved reserves totaled 22.8 billion oil-equivalent barrels, 2007 proved reserves totaled 22.7 billion oil-equivalent barrels, 2006 proved reserves totaled 22.7 billion oil-equivalent barrels, 2005 proved reserves totaled 22.4 billion oil-equivalent barrels, while 2004 proved reserves totaled 22.2 billion oil-equivalent barrels.
RESOURCES, RESOURCE BASE, AND RECOVERABLE RESOURCES
Resources, resource base, recoverable oil, recoverable hydrocarbons, recoverable resources, and similar terms used in this report are the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. In addition to proved reserves, the resource base includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.
PROVED RESERVES REPLACEMENT RATIO
Proved reserves replacement ratio is a performance measure that is calculated using proved oil-equivalent reserves additions divided by oil-equivalent production. Both proved reserves additions and production include amounts applicable to equity companies. The ratio usually reported by ExxonMobil excludes year-end price/cost effects, and includes Canadian oil sands mining operations in both additions and production volumes. See the definition of “liquids and natural gas proved reserves” above and the listing of inclusions and exclusions on pages 68 and 69.

EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW	99
PROVED RESERVES REPLACEMENT COSTS
Proved reserves replacement costs per oil-equivalent barrel is a performance measure ratio. Proved reserves replacement costs per barrel are costs incurred in property acquisition and exploration, plus costs incurred in development activities, divided by proved oil-equivalent reserves additions, excluding sales. Both the costs incurred and the proved reserves additions include amounts applicable to equity companies as well as Canadian oil sands operations and exclude year-end price/cost effects. See the definition of “liquids and natural gas proved reserves” on the preceding page.

(millions of dollars)	2008	2007	2006	2005	2004

Costs incurred
Property acquisition costs	663	194	597	453	134
Exploration costs	2,272	1,762	1,685	1,420	1,255
Development costs	14,633	11,570	12,103	10,561	9,122

Total costs incurred	17,568	13,526	14,385	12,434	10,511

(millions of barrels)	2008	2007	2006	2005	2004

Proved oil-equivalent reserves additions
Revisions	211	1,793	390	377	140
Improved recovery	8	35	29	31	28
Extensions/discoveries	1,413	251	881	1,461	1,809
Purchases	—	2	755	122	11

Total oil-equivalent reserves additions	1,632	2,081	2,055	1,991	1,988
Proved reserves replacement costs (dollars per barrel)	10.76	6.50	7.00	6.25	5.29

HEAVY OIL
Heavy oil, for the purpose of this report, includes heavy oil, extra heavy oil, and bitumen, as defined by the World Petroleum Congress in 1987 based on API gravity and viscosity at reservoir conditions. Heavy oil has an API gravity between 10 and 22.3 degrees. The API gravity of extra heavy oil and bitumen is less than 10 degrees. Extra heavy oil has a viscosity less than 10 thousand centipoise, whereas the viscosity of bitumen is greater than 10 thousand centipoise. The term “oil sands” is used to indicate heavy oil (generally bitumen) that is recovered in a mining operation.
CASH FLOW FROM OPERATIONS AND ASSET SALES
Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant, and equipment from the Summary Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

(millions of dollars)	2008	2007	2006	2005	2004

Net cash provided by operating activities	59,725	52,002	49,286	48,138	40,551
Sales of subsidiaries, investments and property, plant, and equipment	5,985	4,204	3,080	6,036	2,754

Cash flow from operations and asset sales	65,710	56,206	52,366	54,174	43,305

DISTRIBUTIONS TO SHAREHOLDERS
The Corporation distributes cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding.

(millions of dollars)	2008	2007	2006	2005	2004

Dividends paid to ExxonMobil shareholders	8,058	7,621	7,628	7,185	6,896
Cost of shares purchased to reduce shares outstanding	32,000	28,000	25,000	16,000	8,000

Distributions to ExxonMobil shareholders	40,058	35,621	32,628	23,185	14,896

Memo: Gross cost of shares purchased to offset shares issued under benefit plans and programs	3,734	3,822	4,558	2,221	1,951

100	EXXON MOBIL CORPORATION • 2008 FINANCIAL & OPERATING REVIEW

Index

Acreage	32, 33, 44, 50, 54, 58, 62, 66
Africa	33, 37, 38, 39, 40, 41, 42, 43, 54-57
Americas gas market	36-37
Asia Pacific	18, 19, 20, 33, 42, 43, 58-59, 75, 76, 81, 82, 92
Asian gas market	36, 37

Balance sheet	15
Business strategies	3, 4-5, 30, 72, 88

Canada	9, 33, 36, 44, 47-48, 75
Capital and exploration expenditures	2, 5, 12-13, 31, 73, 75, 89, 98
Capital employed	2, 11, 31, 73, 79, 89, 90, 97
Cash flow	2, 3, 5, 17, 99
Cash flow statement	17, 99
Chemical capacity	94
Chemical products	93
Chemical projects	82, 92
Chemical results	88-89
Chemical volumes	5, 95

Depreciation and depletion	16, 17, 70-71
Dividend and shareholder distributions	6
Downstream results	72-73

Earnings	2, 3, 5, 6, 10, 31, 44, 50,
54, 58, 62, 70-71, 73, 89, 90, 96, 97
Earnings, oil and gas	70-71
Earnings per barrel	31, 35
Energy management	8, 9, 36, 77, 91
Energy outlook	18-21
Entitlement volume effects	42, 43, 98
Europe	33, 39, 40, 42, 43, 50-53, 75, 91
European gas market	36-37
Exploration captures	33

Financial highlights	2
Finding and resource-acquisition costs	31, 42, 98
Frequently used terms	96-99
Fuels marketing	78-79, 82
Fujian Venture	29, 82, 92

Heavy oil	9, 32, 34, 35, 42, 47, 48, 49, 99

Income statement	16
Integration	5, 29, 31, 32, 73, 74, 75, 79, 89, 91

Key financial ratios	2
LNG	20, 34, 36-37, 45, 51, 53, 54, 58, 59, 60-61
Lubricants & Specialties	80-81

Middle East	23, 24, 36, 37, 38, 42, 43, 58, 60-61, 92
Molecule management	29, 73, 76

National Content	38

Operating costs	14, 70-71, 77, 79, 96

Petroleum product sales	5, 72, 73, 86-87
Price and spend impacts	98
Production Sharing Contract	59, 63, 96
Production volumes	5, 30, 31, 41, 43, 64-65
Property, plant and equipment	14

Refinery utilization	73, 83
Refining & Supply	74-77, 82
Refining capacity	74, 76, 83-85
Reserves and resources	31, 32, 34, 42-43,
44, 50, 54, 58, 62, 67-69, 98, 99
Reserves replacement costs	69, 99
Reserves replacement ratio	31, 43, 68-69, 98

Retail sites	78, 87
Return on average capital employed	2, 3, 4, 11, 31, 73, 89, 97
Russia/Caspian	36, 38, 40, 42, 43, 62-63, 81

Safety, security, health and environment	7-9
Share purchases	6, 99
South America	49

Technology	22-28
Tight gas	23, 32, 36
Total shareholder return	3, 6, 98

Unconventional gas	32, 34, 36, 42, 44, 52
United States	33, 44-46
Upstream development project summary	39-40
Upstream production profile	41, 43
Upstream results	30-31

Wells, net drilled	66

Data Tables
Corporate Financial Tables
Capital and Exploration Expenditures	12-13
Capital Employed/ROCE	11
Financial Statements	14-17
Functional Earnings	10

Business Tables
Upstream	64-71
Downstream	83-87
Chemical	94-95

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, and Esso. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations, and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.
The following are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or one of its affiliates: Esso, Exxon, Mobil, R3M, Stellar, Fluid Coking, Vistamaxx, Controlled Freeze Zone, Mobil SHC Grease WT, Exxcore, Mobil 1, Mobilgear SHC XMP, Enable, Mobil 1 Advanced Fuel Economy, and Taking on the World’s Toughest Energy Challenges. The following third-party trademarks or service marks, referenced in the text of the report are owned by the entities indicated: NASCAR (National Association for Stock Car Racing, Inc.), Formula 1 (Formula One Licensing BV), IRL (Indianapolis Motor Speedway Corporation), Porsche and Porsche SuperCup (Dr. Ing. H.c.F. Porsche AG), Aston Martin (Aston Martin Lagonda Limited), Bentley (Bentley Motors Limited), Cadillac and Corvette (General Motors Corporation), Mercedes (Daimler AG), Saab (Saab Automobile Ab), Acura (Honda Motor Co., Ltd.) American Le Mans (Automobile Club de l’Ouest, A.C.O.), Nissan (Nissan Motor Co., Ltd.), McLaren (McLaren Racing Limited), Vodafone (Vodafone Group Plc), and FIA (Federation Internationale; De L’automobile).

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Market Information
The New York Stock Exchange is the principal exchange on which ExxonMobil Corporation common stock (symbol XOM) is traded.
Annual Meeting
The 2009 Annual Meeting of Shareholders will be held at 9:00 a.m. Central Time on Wednesday, May 27, 2009, at:
The Morton H. Meyerson Symphony Center
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The meeting will be audiocast live on the Internet.
Instructions for listening to this audiocast will be
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